Exhibit 4.8

Execution Version

LOAN AGREEMENT

Dated as of July 28, 2021

Between

NOVONIX 1029, LLC,

as Borrower

and

DBR INVESTMENTS CO. LIMITED,

as Lender

Property:	1029 West 19th Street Chattanooga, Tennessee 37408

i

v

Schedules and Exhibits

Schedules:

Schedule I	Rent Roll

Schedule II	Required Repairs

Schedule III	Organization of Borrower

Schedule IV	Exceptions to Representations and Warranties

Schedule V	Definition of Special Purpose Bankruptcy Remote Entity

Schedule VI	Intellectual Property/Websites

Schedule VII	REA

Schedule VIII	Description of Ground Lease

Schedule IX	Intentionally Omitted

Schedule X	Scheduled Capital Expenditures

Schedule XI	Plans and Specifications for Scheduled Capital Expenditures Work

Schedule XII	Specified Equipment

Schedule XIII	Additional Operations Agreements

Exhibits:

Exhibit A	Legal Description

Exhibit B	Secondary Market Transaction Information

Exhibit C	Form of Additional Access Easement Agreement

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of July 28, 2021 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between DBR INVESTMENTS CO. LIMITED, a Cayman Islands corporation, having an address at 60 Wall Street, 10th Floor, New York, New York 10005 (together with its successors and assigns, collectively, “Lender”), and NOVONIX 1029, LLC, a Delaware limited liability company, having an address at 353 Corporate Place, Chattanooga, Tennessee 37419 (together with its permitted successors and assigns, collectively, “Borrower”).

All capitalized terms used herein shall have the respective meanings set forth in Article 1 hereof.

W I T N E S S E T H :

WHEREAS, Borrower desires to obtain the Loan from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms and conditions of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1     Specific Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“Acceptable Accounting Method” shall mean either (a) GAAP, (b) tax basis accounting (c) cash basis accounting, (d) IFRS, or (e) such other method of accounting as shall be expressly approved by Lender in writing, in each case so long as the same is and remains in general use by significant segments of the United States accounting profession and is consistently applied throughout the Term (both as to the application of the rules governing such accounting method and the choice of which accounting method to apply) and provided further than in each case such accounting method is consistently applied with respect to the applicable financial statements and reporting required under the Loan Documents. As of the date hereof, Borrower has elected IFRS in accordance with the foregoing.

“Acceptable Additional Guarantor” means an additional guarantor who satisfies the conditions of an Approved Replacement Guarantor, when considered together with Guarantor. For the avoidance of doubt, the addition of such additional guarantor pursuant to the terms and conditions hereof shall be deemed to be the “applicable Transfer” for purposes of clause (v) of the definition of Approved Replacement Guarantor.

“Acceptable Additional Guarantor Information” shall mean, with respect to the applicable proposed Acceptable Additional Guarantor, (i) the legal name, contact information and state of formation/incorporation of such proposed Acceptable Additional Guarantor, as applicable, (ii) unaudited financial statements, balance sheets and statement of profits and loss of such proposed Acceptable Additional Guarantor (or such other comparable financial statements as reasonably acceptable to Lender) certified as true and correct in all material respects as of the date thereof by an officer of such proposed Acceptable Additional Guarantor and (iii) such other information and/or materials as Lender may request in its reasonable discretion.

“Affiliate” shall mean, as to any Person, any other Person that (i) owns directly or indirectly ten percent (10%) or more of all equity interests in such Person, and/or (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person, and/or (iii) is a director or officer of such Person or of an Affiliate of such Person, and/or (iv) is the spouse, issue or parent of such Person or of an Affiliate of such Person.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean three percent (3.0%) of the Outstanding Principal Balance.

“Annual Budget” shall mean the operating and capital budget for the Property setting forth, on a month-by-month basis, in reasonable detail, each line item of Borrower’s good faith estimate of anticipated operating income, operating expenses and Capital Expenditures for the applicable Fiscal Year.

“Anti-Money Laundering Laws” shall mean any laws relating to money laundering or terrorist financing, including, without limitation, (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, and (E) the Patriot Act.

“Approved Capital Expenditures” shall mean actual out-of-pocket Capital Expenditures to unaffiliated third-parties (except with respect to expenses to Affiliates of Borrower or Guarantor to the extent such expenses have been expressly approved by Lender) incurred by Borrower and either (i) included in the Approved Annual Budget or (ii) approved by Lender, which approval shall not be unreasonably withheld or delayed.

“Approved Leasing Expenses” shall mean actual out-of-pocket expenses to unaffiliated third-parties (except with respect to expenses to Affiliates of Borrower or Guarantor to the extent such expenses have been expressly approved by Lender) incurred by Borrower in leasing space at the Property pursuant to Leases entered into in accordance with the Loan Documents, including brokerage commissions and tenant improvements, which expenses (i) are (A) specifically approved by Lender in connection with approving the applicable Lease, (B) incurred in the ordinary course of business and on market terms and conditions in connection with Leases which do not require Lender’s approval under the Loan Documents, and Lender shall have received a budget for such tenant improvement costs and a schedule of leasing commission payments payable in connection therewith, or (C) otherwise approved by Lender, which approval shall not be unreasonably withheld or delayed, and (ii) are substantiated by executed Lease documents and brokerage agreements.

“Approved Lease Sweep Space Leasing Expenses” shall mean actual out-of-pocket expenses to unaffiliated third-parties (except with respect to expenses to Affiliates of Borrower or Guarantor to the extent such expenses have been expressly approved by Lender) incurred by Borrower in leasing Lease Sweep Space at the Property pursuant to Qualified Leases, including brokerage commissions and tenant improvements, which expenses (i) are (A) specifically approved by Lender in connection with approving the applicable Lease, or (B) otherwise approved by Lender, which approval shall not be unreasonably withheld or delayed, and (ii) are substantiated by executed Lease documents and brokerage agreements.

“Approved Replacement Guarantor” shall mean a Person (i) that satisfies the conditions set forth in clauses (x) and (y) of the definition of “Qualified Transferee”, (ii) is formed in (or, if such Person is an individual, is a citizen of), maintains its principal place of business in (or, if such Person is an individual, maintains a primary residence in), and is subject to service in the United States or Canada, (iii) has all or substantially all of its assets in the United States or Canada, (iv) whose identity, experience, financial condition and creditworthiness, including net worth and liquidity (provided, however, that a net worth equal to $30,100,000 and liquid assets equal to $3,100,000 shall be deemed to be acceptable), is acceptable to Lender in Lender’s sole discretion, for which Lender has received a Rating Agency Confirmation from each applicable Rating Agency, (v) that satisfies the Guarantor Financial Covenants and (vi) who Controls Borrower (or Transferee Borrower, as applicable) and owns a direct or indirect interest in Borrower (or Transferee Borrower, as applicable). If two or more Approved Replacement Guarantors are delivering replacement guaranties and replacement environmental indemnities to Lender, then (1) only one such Approved Replacement Guarantor must Control Borrower (or Transferee Borrower, as applicable), directly or indirectly (provided that each such Approved Replacement Guarantor must own a direct or indirect interest in Borrower (or Transferee Borrower, as applicable)) and (2) the obligations of all Approved Replacement Guarantors shall be joint and several.

“Approved LC Bank” shall mean a bank or other financial institution, the long-term unsecured debt rating of which are at least “A+” by S&P, Fitch and DBRS Morningstar and “A1” by Moody’s and the short-term unsecured debt ratings of which are at least “A-1” by S&P, “F1” by Fitch, “R-1” by DBRS Morningstar and “P-1” by Moody’s.

“Assignment of Agreements” shall mean that certain Assignment of Agreements, Licenses, Permits and Contracts, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee.

“Assignment of Management Agreement” shall mean, if applicable, an assignment of management agreement and subordination of management fees among Borrower, Manager and Lender.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect to all or any part of the Property.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Borrower Affiliated Lease” shall mean, individually and/or collectively, as the context may require, (i) the PUREgraphite Lease and/or (ii) any Lease, now or hereafter existing, in which the Tenant is a Borrower Affiliated Tenant and/or the guarantor of such Tenant’s obligations under such Lease is an Affiliate of Borrower, Guarantor and/or Key Principal.

“Borrower Affiliated Lease Default Event” shall mean the occurrence of any monetary default or material non-monetary default by a Borrower Affiliated Tenant under its respective Borrower Affiliated Lease, in each case which default remains uncured following any applicable cure period expressly set forth in the applicable Borrower Affiliated Lease, but without taking into account any requirement to deliver any applicable notice of such default.

“Borrower Affiliated Lease Guarantor” shall mean, individually and/or collectively, as the context may require, (i) the PUREgraphite Guarantor and/or (ii) any other guarantor of the obligations of any Tenant under a Borrower Affiliated Lease.

“Borrower Affiliated Lease Guaranty” shall mean, individually and/or collectively, as the context may require, (i) the PUREgraphite Lease Guaranty and/or (ii) any other guaranty (or other similar instrument) pursuant to which a Borrower Affiliated Lease Guarantor guarantees the obligations of any Tenant under a Borrower Affiliated Lease.

“Borrower Affiliated Tenant” shall mean any Tenant under a Lease who is an Affiliate of Borrower, Guarantor and/or Key Principal.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the Servicer are located.

“Calculation Date” shall mean the last day of each calendar quarter during the Term.

“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to the Property (excluding tenant improvements) and required to be capitalized according to GAAP.

“Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith among Lender and Borrower.

“Clearing Account Agreement” shall mean that certain Deposit Account Control Agreement dated the date hereof by and among Borrower, Lender and Clearing Bank.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise, and the terms Controlled, Controlling and Common Control shall have correlative meanings.

“Crowd Funded Person” shall mean a Person that is capitalized through the practice of syndication, advertising or general or broad solicitation, which capitalization is achieved primarily (i) in reliance upon Regulation Crowdfunding promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and/or (ii) through internet-mediated registries, platforms or similar portals, mail-order subscriptions, benefit events and/or other similar methods.

“DBRS Morningstar” shall mean DBRS, Inc. and its successor-in-interest.

“Debt” shall mean the Outstanding Principal Balance together with all interest accrued and unpaid thereon and all other sums (including any applicable Prepayment Fee and/or Liquidated Damages Amount, if applicable) due to Lender from time to time in respect of the Loan under the Note, this Agreement, the Mortgage, the Environmental Indemnity or any other Loan Document.

“Debt-Like Preferred Equity” shall mean preferred equity that (i) has a “hard coupon”, minimum return or the equivalent, such as a preferred return or similar required payments that must be paid on dates certain, (ii) a “hard maturity” such as mandatory redemption date or similar required date of repayment or redemption, (iii) provides for a change in control, required redemption, increase in preferred return, right to change control or management, buy-sell mechanism or similar remedies in the event of a failure to repay or redeem on date certain or satisfy preferred return or similar payment thresholds, (iv) is secured by a pledge of ownership interests, or (v) is treated as debt under GAAP.

“Debt Service” shall mean, with respect to any particular period, the scheduled principal and interest payments due under the Note and, if applicable, the note(s) evidencing any New Mezzanine Loan in such period.

“Debt Service Coverage Ratio” shall mean, as of any date of determination, a ratio calculated by Lender, in which (a) the numerator is the Underwritten Net Cash Flow, and (b)the denominator is the annual Debt Service. Each determination by Lender of the Debt Service Coverage Ratio shall be conclusive and binding for all purposes, absent manifest error.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate or (ii) five percent (5%) above the Interest Rate specified in clause (a) of the definition of “Interest Rate” below.

“Deposit Account” shall mean an Eligible Account at the Deposit Bank.

“Deposit Bank” shall mean the bank or banks selected by Lender to maintain the Deposit Account. Lender may in its sole but reasonable discretion change the Deposit Bank from time to time.

“Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the lesser of (i) the Treasury Rate and (ii) the Swap Rate, each when compounded semiannually.

“Disqualified Person” shall mean any Person (i) that is a Crowd Funded Person, a DST or that is Controlled by a Crowd Funded Person or a DST, or in which a Crowd Funded Person or a DST owns any direct or indirect ownership interest, or (ii) that owns (or, in connection with a proposed assumption of the Loan or a proposed Transfer, proposes to own) any direct or indirect interest in Borrower, any prospective Approved Replacement Guarantor, or any prospective transferee or the Property through a tenancy-in-common or other similar form of ownership.

“DST” means a trust formed under Chapter 38 of Title 12 of the Delaware Code, 12 Del. Code §§ 3801 et seq., or any successor statute thereto, in each case, as amended from time to time, or any similar statutory trust formed under the law of any other state.

“Earnout Reserve Release Conditions” shall mean each of the following requirements is satisfied: (a) Borrower provides Lender with evidence (in a form reasonably acceptable to Lender) that (i) all of the Scheduled Capital Expenditures Work has been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements and the plans and specifications attached hereto as Schedule XI, (ii) each Person that supplied materials or labor in connection with the Scheduled Capital Expenditures has been paid in full, (iii) all trade payable in connection with the Scheduled Capital Expenditures have been paid in full, and (iv) without limitation of the foregoing, Borrower has satisfied all of the requirements set forth in Section 6.7.2 for the release of Scheduled Capital Expenditure Funds with respect to all of the Scheduled Capital Expenditures; (b) Borrower provides Lender with evidence (in a form reasonably acceptable to Lender) that all Licenses required for the use of the Property in the ordinary course as contemplated by the PUREgraphite Lease have been issued and are in full force and effect, and such use of the Property in the ordinary course as contemplated by the PUREgraphite Lease is in conformity with the final certificate of occupancy issued for the Property and all other restrictions, covenants and conditions affecting the Property, including, without limitation, all applicable Legal Requirements; (c) Borrower shall have delivered to Lender an Officer’s Certificate certifying that all equipment set forth on the attached Schedule XII (or similar equipment of similar value and purpose, as determined by Lender in its sole discretion) (as applicable, the “Specified Equipment”), has been purchased and installed and is being utilized by PUREgraphite Tenant in the ordinary course, in each case, in compliance with all Legal Requirements; (d) Borrower shall have delivered an Officer’s Certificate to Lender certifying that PUREgraphite Tenant is operating in the applicable Lease Sweep Space in the ordinary course; (e) no Trigger Period (other than a Trigger Period continuing solely because of the continuance of a Mezzanine Trigger Period) has occurred and be continuing (including, without limitation, any Event of Default and/or any Lease Sweep Period); (f) there are no Emergency Laws, and/or any other limitations on business operations and/or openings relating to the COVID-19 pandemic, which, in each case, would be reasonably likely to have a material adverse effect on PUREgraphite Tenant’s operation of its business at the Property as contemplated by the PUREgraphite Lease; and (g) Borrower shall have delivered to Lender a duly executed estoppel certificate from PUREgraphite Tenant attesting to such facts regarding the PUREgraphite Lease as Lender may reasonably require, including, without limitation, attestations that (i) PUREgraphite Tenant has accepted delivery of, and taken possession of the entire Lease Sweep Space, (ii) all contingencies under the PUREgraphite Lease to the effectiveness thereof have been satisfied, (iii) all of the Specified Equipment has been purchased and installed and is being utilized by PUREgraphite Tenant in the ordinary course, in each case, in compliance with all Legal Requirements, and (iv) PUREgraphite Tenant is operating in the applicable Lease Sweep Space in the ordinary course.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts (or subaccounts thereof) maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), having in either case corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal and state authorities and having a long-term unsecured debt rating of “BBB-” or higher by S&P and “A2” or higher by Moody’s and a short-term unsecured debt rating of “A-1” or higher by S&P and “P-1” or higher by Moody’s. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s and “F1” by Fitch (and the long term unsecured debt obligations of such depository institution are rated at least “A” by Fitch) in the case of accounts in which funds are held for thirty (30) days or less or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least (i) “A” by S&P, (ii) “A” by Fitch (and the short term deposits or short term unsecured debt obligations or commercial paper of such depository institution are rated no less than “F1” by Fitch), and (iii) “A2” by Moody’s; provided, however, for purposes of the Deposit Bank, the definition of Eligible Institution shall have the meaning set forth in the Cash Management Agreement.

“Emergency Law” shall mean any Legal Requirement related to, in connection with, or in response to any pandemic, including, without limitation, the COVID-19 pandemic.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date hereof executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is a member of the same controlled group of corporations or group of trades or businesses under common control with Borrower or the Guarantor, or is treated as a single employer together with Borrower or the Guarantor under Section 414 of the Code or Title IV of ERISA.

“Fiscal Year” shall mean each twelve (12) month period commencing on July 1 and ending on June 30 during each year of the Term.

“Fitch” shall mean Fitch, Inc. and its successor-in-interest.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“Governmental Authority” shall mean any court, board, agency, department, committee, commission, central bank, office or authority of any nature whatsoever (including any political subdivision or instrumentality thereof) for any governmental or quasi-governmental unit (whether federal, state, commonwealth, county, district, municipal, city, parish, provincial or otherwise) (whether of the government of the United States or any other nation) now or hereafter in existence (including any supra-national bodies such as the European Union or the European Central Bank and any intergovernmental organizations such as the United Nations).

“Gross Revenue” shall mean all revenue derived from the ownership and operation of the Property from whatever source, including, without limitation, Rents and any Insurance Proceeds (whether or not Lender elects to treat any such Insurance Proceeds as business or rental interruption Insurance Proceeds pursuant to Section 5.4(f) hereof), Lease Termination Payments, any revenue received in connection with any tax certiorari proceeding and any amounts received by Borrower as a result of any litigation or other legal, administrative or other proceeding.

“Ground Lease” shall mean that certain ground lease more particularly described on Schedule VIII attached hereto and made a part hereof as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Ground Rent” shall mean any rent, additional rent or other charge payable by the tenant under the Ground Lease.

“Guarantor” shall mean Novonix Limited, an Australian public company, or any other Person that now or hereafter guarantees any of Borrower’s obligations under any Loan Document.

“Guarantor Financial Covenants” shall mean those covenants set forth in Section 5.2 of the Guaranty.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations of even date herewith from Guarantor for the benefit of Lender.

“IFRS” shall mean international financial reportion standards, consistently applied.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property or services for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, (vii) all obligations under any PACE Loans and (viii) any other contractual obligation for the payment of money which are not settled within thirty (30) days.

“Independent” shall mean, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in Borrower or in any Affiliate of Borrower, (ii) is not connected with Borrower or any Affiliate of Borrower as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions and (iii) is not a member of the immediate family of a Person defined in (i) or (ii) above.

“Independent Accountant” shall mean (i) PricewaterhouseCoopers (for so long as there has been no material adverse change in PricewaterhouseCoopers’ general business standing or reputation from the respective levels thereof as of the Closing Date) or (ii) a firm of nationally recognized, certified public accountants which is Independent and which is selected by Borrower and reasonably acceptable to Lender.

“Insolvency Opinion” shall mean, individually and/or collectively, as the context may require, (i) that certain bankruptcy non-consolidation opinion letter dated the date hereof delivered by Miller & Martin PLLC in connection with the Loan, and (ii) that certain bankruptcy non-consolidation opinion letter dated the date hereof delivered by Allens, Australia in connection with the Loan.

“Interest Rate” shall mean, with respect to each Interest Period: (a) a rate of four and nine hundredths percent (4.09%) per annum or (b) when applicable pursuant to this Agreement or any other Loan Document, the Default Rate.

“Investment Grade Rating” shall mean, with respect to an entity, a long-term unsecured debt rating of at least “BBB-” from S&P and an equivalent rating from each of the other national statistical rating agencies which rate such entity.

“Key Principal(s)” shall mean Novonix Limited, an Australian public company.

“Kroll” means Kroll Bond Ratings and its successor-in-interest.

“Lease” shall mean any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any space in the Property, and every modification, amendment or other agreement (whether written or oral and whether now or hereafter in effect) relating to such lease, sublease, sub-sublease or other agreement entered into in connection with such lease, sublease, sub-sublease or other agreement, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto, whether before or after the filing by or against Borrower of any petition for relief under the Bankruptcy Code.

“Lease Sweep Lease” shall mean (i) the PUREgraphite Lease, or (ii) any replacement Lease that, either individually, or when taken together with any other Lease with the same Tenant or its Affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such Lease, covers the majority of the applicable Lease Sweep Space.

“Lease Sweep Lease Investment Grade Rating Achievement Date” shall mean the first date during the Term of the Loan on which the Tenant under a Lease Sweep Lease (or any parent entity guaranteeing such Tenant’s obligations under the applicable Lease Sweep Lease, including, for the avoidance of doubt, PUREgraphite Lease Guarantor with respect to PUREgraphite Tenant) achieves an Investment Grade Rating.

“Lease Sweep Lease Termination Payments” shall mean, collectively, all sums paid with respect to any rejection, termination, surrender or cancellation of any Lease Sweep Lease (including in any Lease Sweep Tenant Party Insolvency Proceeding) or any lease buy-out or surrender payment from any Tenant under a Lease Sweep Lease (including any payment relating to unamortized tenant improvements and/or leasing commissions and/or application of any security deposit).

“Lease Sweep Period”

(i)           shall commence on the first Monthly Payment Date following (or in the case of clause (a)(1) below, the Monthly Payment Date preceding) the occurrence of any of the following:

(a)	with respect to each Lease Sweep Lease, the earlier to occur of:

1.	twelve (12) months prior to the earliest stated expiration (including the stated expiration of any renewal term) of a Lease Sweep Lease; and

2.	upon the date required under a Lease Sweep Lease by which the tenant thereunder is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised);

(b)	intentionally omitted;

(c)          the date that a Lease Sweep Lease (or any material portion thereof) is surrendered, cancelled or terminated or the receipt by Borrower or Manager of notice from any Tenant under a Lease Sweep Lease of its intent to surrender, cancel or terminate the Lease Sweep Lease (or any material portion thereof);

(d)          the date that any Tenant under a Lease Sweep Lease shall discontinue its business (i.e., “goes dark”) at its Lease Sweep Space at the Property (or more than fifty percent (50%) thereof) or give notice that it intends to discontinue its business at its Lease Sweep Space at the Property (or more than fifty percent (50%) thereof);

(e)          upon a default under a Lease Sweep Lease by the Tenant thereunder that continues beyond any applicable notice and cure period;

(f)           the occurrence of a Lease Sweep Tenant Party Insolvency Proceeding; or

(g)          following the Lease Sweep Lease Investment Grade Rating Achievement Date, upon a decline in the credit rating of the Tenant under a Lease Sweep Lease (or any parent entity guaranteeing such Tenant’s obligations under the applicable Lease Sweep Lease, including, for the avoidance of doubt, PUREgraphite Lease Guarantor with respect to PUREgraphite Tenant) below the Investment Grade Rating by any rating agency; and

(ii)          shall end with respect to the applicable event giving rise to the Lease Sweep Period upon the first to occur of the following with respect to such event (identified by sub-clause reference below):

(A)        in the case of clauses (i)(a), (i)(c), (i)(d) and (i)(e) above, the entirety of the Lease Sweep Space (or applicable portion thereof) is leased pursuant to one or more Qualified Leases and, in Lender’s reasonable judgment, sufficient funds have been accumulated in the Lease Sweep Account (during the continuance of the subject Lease Sweep Period) to cover all anticipated Approved Lease Sweep Space Leasing Expenses, free rent periods, and/or rent abatement periods set forth in all such Qualified Leases and any shortfalls in required payments hereunder or Operating Expenses as a result of any anticipated down time prior to the commencement of payments under such Qualified Leases;

(B)        in the case of clause (i)(a) above, the date on which the subject Tenant under the Lease Sweep Lease irrevocably exercises its renewal or extension option with respect to all of its Lease Sweep Space, and in Lender’s judgment, sufficient funds have been accumulated in the Lease Sweep Account (during the continuance of the subject Lease Sweep Period) to cover all anticipated Approved Lease Sweep Space Leasing Expenses, free rent periods and/or rent abatement periods in connection with such renewal or extension;

(C)         in the case of clause (i)(e) above, the date on which the subject default has been cured, and no other default under such Lease Sweep Lease occurs for a period of six (6) consecutive months following such cure;

(D)         in the case of clause (i)(f) above, (a) the applicable Lease Sweep Tenant Party Insolvency Proceeding has terminated and the applicable Lease Sweep Lease, and each guaranty of the Lease Sweep Lease (if any), has been affirmed or assumed, without modification of such Lease Sweep Lease or any guaranty thereof, by the Tenant under the Lease Sweep Lease and each guarantor (if any) of the Lease Sweep Lease in a manner reasonably satisfactory to Lender pursuant to a final, non-appealable order of the bankruptcy court, and in connection therewith all defaults under the Lease Sweep Lease are cured and the Tenant under the Lease Sweep Lease is in occupancy of its premises and paying full, unabated rent under the applicable Lease Sweep Lease and (b) adequate assurance of future performance under the Lease Sweep Lease and, if applicable, each guaranty of the Lease Sweep Lease as reasonably determined by Lender is provided;

(E)         in the case of clause (i)(g) above, the date on which either (x) the credit rating of the Tenant under a Lease Sweep Lease (or any parent entity guaranteeing such Tenant’s obligations under the applicable Lease Sweep Lease, including, for the avoidance of doubt, PUREgraphite Lease Guarantor with respect to PUREgraphite Tenant) has been restored to the Investment Grade Rating by the relevant rating agencies, or (y) the Lease Sweep Funds in the Lease Sweep Account collected with respect to the PUREgraphite Lease are equal to or greater than $1,361,480.

“Lease Sweep Space” shall mean the space demised under the applicable Lease Sweep Lease.

“Lease Sweep Tenant Party” shall mean a Tenant under a Lease Sweep Lease or its direct or indirect parent company (if any) and/or any guarantor of such Tenant’s obligations under a Lease Sweep Lease.

“Lease Sweep Tenant Party Insolvency Proceeding” shall mean (A) the admission in writing by any Lease Sweep Tenant Party of its inability to pay its debts generally, or the making of a general assignment for the benefit of creditors, or the instituting by any Lease Sweep Tenant Party of any proceeding seeking to adjudicate it insolvent or seeking a liquidation or dissolution, or the taking advantage by any Lease Sweep Tenant Party of any Insolvency Law (as hereinafter defined), or the commencement by any Lease Sweep Tenant Party of a case or other proceeding naming it as debtor under any Insolvency Law or the instituting of a case or other proceeding against or with respect to any Lease Sweep Tenant Party under any Insolvency Law or (B) the instituting of any proceeding against or with respect to any Lease Sweep Tenant Party seeking liquidation of its assets or the appointment of (or if any Lease Sweep Tenant Party shall consent to or acquiesce in the appointment of) a receiver, liquidator, conservator, trustee or similar official in respect of it or the whole or any substantial part of its properties or assets or the taking of any corporate, partnership or limited liability company action in furtherance of any of the foregoing. As used herein, the term “Insolvency Law” shall mean Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.) as the same has been or may be amended or superseded from time to time, or any other applicable domestic or foreign liquidation, conservatorship, bankruptcy, receivership, insolvency, reorganization, or any similar debtor relief laws affecting the rights, remedies, powers, privileges and benefits of creditors generally.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Loan, any Secondary Market Transaction with respect to the Loan, Borrower, Manager or the Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Securities Act, the Exchange Act, Regulation AB, the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, zoning and land use laws, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable (without payment of any transfer fee), clean sight draft letter of credit acceptable to Lender (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Stated Maturity Date) in favor of Lender and entitling Lender to draw thereon, in whole or in part, in New York, New York, issued by a domestic Approved LC Bank or the U.S. agency or branch of a foreign Approved LC Bank, the applicant/obligor under which shall not be Borrower. Any Letter of Credit delivered to Lender in connection with the Loan shall, in addition to any other requirements set forth herein, be subject to the terms and conditions set forth in Section 4.34 hereof.

“Lien” shall mean any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, PACE Loan or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any portion of the Property or any interest therein, or any direct or indirect interest in Borrower, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the creation or issuance of any Debt-Like Preferred Equity, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan in the original principal amount of Thirty Million One Hundred Thousand and No/100 Dollars ($30,100,000.00) made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Cash Management Agreement, the Clearing Account Agreement, the Assignment of Agreements, the Environmental Indemnity, the Assignment of Management Agreement (if any) and the Guaranty and any other documents, agreements and instruments now or hereafter evidencing, securing or delivered to Lender in connection with the Loan, as the same may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan to Value Ratio” shall mean the ratio, as of a particular date, in which the numerator is equal to the Outstanding Principal Balance and the denominator is equal to the appraised value of the Property, as determined by Lender in its sole discretion.

“Low DSCR Period” shall (I) commence if the Debt Service Coverage Ratio is less than 1.20:1.00 as of any Calculation Date, provided, however, if any Tenant (pursuant to a Major Lease and/or a Lease Sweep Lease) shall become subject to a Tenant Adjustment Event, then the Underwritten Net Cash Flow as of the most recent Calculation Date may be immediately adjusted downward by Lender and to the extent said adjustment results in a Debt Service Coverage Ratio that is below 1.20:1.00, a Low DSCR Period shall immediately commence and (II) end if the Property has achieved a Debt Service Coverage Ratio of at least 1.25:1.00 for two consecutive Calculation Dates, as determined by Lender (provided that if the financial reports required under Sections 4.9.2 and 4.9.3 are not delivered to Lender as and when required hereunder, a Low DSCR Period shall be deemed to have commenced and be ongoing, unless and until such reports are delivered and they indicate that, in fact, no Low DSCR Period is ongoing).

“Major Contract” shall mean (i) any management, brokerage or leasing agreement, (ii) any cleaning, maintenance, service or other contract or agreement of any kind (other than Leases) of a material nature (materiality for these purposes to include, without limitation, contracts which extend beyond one year (unless cancelable on thirty (30) days or less notice without requiring the payment of termination fees or payments of any kind)), or (iii) any contract or agreement with an Affiliate of Borrower, in any case relating to the ownership, leasing, management, use, operation, maintenance, repair or restoration of the Property, whether written or oral.

“Major Lease” shall mean any Lease which, either individually, or when taken together with any other Lease with the same Tenant or its Affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such Lease, (i) covers more than 40,000 rentable square feet, (ii) contains an option or other preferential right to purchase all or any portion of the Property, (iii) is a Borrower Affiliated Lease, (iv) is entered into during the continuance of a Trigger Period (other than a Trigger Period continuing solely because of the continuance of a Mezzanine Trigger Period), or (v) is a Lease Sweep Lease.

“Management Agreement” shall mean, if applicable, any management agreement entered into by and between Borrower and a Manager in accordance with the terms of the Loan Documents, in each case, pursuant to which the Manager is to provide management and other services with respect to the Property.

“Manager” shall mean any manager engaged in accordance with the terms and conditions of the Loan Documents.

“Material Alteration” shall mean any alteration affecting structural elements of the Improvements, utility or HVAC system contained in any Improvements or the exterior of the Property, the cost of which exceeds the Alteration Threshold; provided, however, that in no event shall (i) any Required Repairs, (ii) any tenant improvement work performed pursuant to any Lease existing on the date hereof or entered into hereafter in accordance with the provisions of this Agreement, or (iii) alterations performed as part of a Restoration, constitute a Material Alteration.

“Maturity Date” shall mean the date on which the final payment of principal of the Note becomes due and payable as herein and therein provided, whether at the Stated Maturity Date, by declaration of acceleration, extension or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such Governmental Authority whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Trigger Period” shall commence and continue for so long as any New Mezzanine Loan is outstanding.

“Monthly Debt Service Payment Amount” shall mean a constant monthly payment of $160,378.49.

“Monthly Operating Expense Budgeted Amount” shall mean the monthly amount set forth in the Approved Annual Budget for operating expenses for the calendar month in which such Monthly Payment Date occurs; provided that management fees payable to Manager as part of the Monthly Operating Expense Budgeted Amount shall not exceed three percent (3%) of Rents (“Management Fee Cap”).

“Monthly Payment Date” shall mean the sixth (6th) day of every calendar month occurring during the Term. The first Monthly Payment Date shall be September 6, 2021.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successor-in-interest.

“Mortgage” shall mean that certain first priority Fee and Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated the date hereof, executed and delivered by Borrower and the Industrial Development Board of the City of Chattanooga as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“NRSRO” shall mean any credit rating agency that has elected to be treated as a nationally recognized statistical rating organization for purposes of Section 15E of the Exchange Act, without regard to whether or not such credit rating agency has been engaged by Lender or its designees in connection with, or in anticipation of, a Securitization.

“Obligations” shall mean, collectively, Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations.

“Occupancy Conditions” shall mean the delivery by Borrower to Lender of evidence reasonably satisfactory to Lender (including an estoppel certificate executed by the relevant Tenant(s)) that (A) the entire subject Lease Sweep Space is tenanted under one or more Qualified Leases, (B) each such Tenant has taken occupancy of the entire space demised to such Tenant, (C)  all contingencies under all such Lease(s) to the effectiveness of the Lease(s) have been satisfied, (D) all leasing commissions payable in connection with any such Lease have been paid and all tenant improvement obligations or other landlord obligations of an inducement nature have either been completed or paid in full or, alternatively, sufficient funds will be retained in the Lease Sweep Account for such purposes (the “Unpaid TILC Obligation Amount”), (E) such Tenant has actually commenced paying full contractual rent under the applicable Lease and any initial free rent period or period of partial rent abatements has expired or, alternatively, sufficient funds will be retained in the Lease Sweep Account to account for all remaining scheduled free rent periods or rent abatements (the “Remaining Rent Abatement Amount”) and (F) the rent commencement date under all such Lease(s) has been set.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of Borrower.

“Open Prepayment Date” shall mean the Monthly Payment Date occurring in May, 2031.

“Operating Expenses” shall mean, for any period, without duplication, all expenses actually paid or payable by Borrower during such period in connection with the operation, management, maintenance, repair and use of the Property, determined on an accrual basis, and, except to the extent otherwise provided in this definition, in accordance with GAAP. Operating Expenses specifically shall include (i) all expenses incurred in the immediately preceding twelve (12) month period based on quarterly financial statements delivered to Lender in accordance with Section 4.9.2 hereof, (ii) all payments required to be made pursuant to any Operations Agreements, (iii) property management fees in an amount equal to the management fees actually paid under the Management Agreement, (iv) administrative, payroll, security and general expenses for the Property, (v) the cost of utilities, inventories and fixed asset supplies consumed in the operation of the Property, (vi) a reasonable reserve for uncollectible accounts, (vii) costs and fees of Independent professionals (including, without limitation, legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder, (viii) cost of attendance by employees at training and manpower development programs, (ix) association dues, (x) computer processing charges, (xi) operational equipment and other lease payments, (xii) Taxes and Other Charges (other than income taxes or Other Charges in the nature of income taxes) and insurance premiums and (xiii) all underwritten reserves required by Lender hereunder (without duplication). Notwithstanding the foregoing, Operating Expenses shall not include (1) depreciation or amortization, (2) income taxes or Other Charges in the nature of income taxes, (3) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the sale, exchange, transfer, financing or refinancing of all or any portion of the Property or in connection with the recovery of Insurance Proceeds or Awards which are applied to prepay the Note, (4) Capital Expenditures, (5) Debt Service, and (6) any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any Tenant.

“Operations Agreements” shall mean each REA, the PILOT Documents, and any other covenants, restrictions, easements, declarations or agreements of record relating to the construction, operation or use of the Property, together with all amendments, modifications or supplements thereto, including, without limitation, those certain documents and/or instruments set forth on Schedule XIII hereto.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Obligations” shall mean (a) the performance of all obligations of Borrower contained herein; (b) the performance of each obligation of Borrower contained in any other Loan Document; and (c) the performance of each obligation of Borrower contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Note or any other Loan Document.

“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.

“PACE Loan” shall mean (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Property.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same was restored and amended by Uniting and Strengthening America by Fulfilling Rights and Ensuring Effective Discipline Over Monitoring Act (USA FREEDOM Act) of 2015 and as the same may be further amended, extended, replaced or otherwise modified from time to time, and any corresponding provisions of future laws.

“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all encumbrances and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Taxes or Other Charges imposed by any Governmental Authority not yet due or delinquent, (iv) any workers’, mechanics’ or other similar Liens on the Property provided that any such Lien is (A) bonded or discharged within thirty (30) days after Borrower first receives written notice of such Lien and/or (B) being contested in good faith pursuant to and in accordance with the requirements of Section 4.3 hereof, and (v) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any country or Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Physical Conditions Report” shall mean that certain Property Condition Report, prepared by Partner ESI, Partner Project Number 21-323567.1 and dated as of June 22, 2021.

“PILOT Agreement” shall mean that certain Agreement For Payments in Lieu of Ad Valorem Taxes, dated as of the date hereof, by and among The Industrial Development Board Of The City Of Chattanooga, PUREgraphite LLC, a Delaware limited liability company, Novonix 1029, LLC, a Delaware limited liability company, the City of Chattanooga, Hamilton County and joined in, for purposes of evidencing their acceptance of the agency relationship established therein, by William F. Hullander and his successors, acting in the capacity of Hamilton County and by Marty Haynes and his successors, acting in the capacity of Hamilton County Assessor of Property, as the same may be amended, supplemented or otherwise modified from time in accordance with this Agreement.

“PILOT Documents” shall mean, individually and/or collectively, as the context may require, (i) the PILOT Agreement and (ii) the Ground Lease.

“PILOT Payments” shall mean all amounts that are required to be paid by or on behalf of Borrower, any Borrower Affiliated Tenant (including, without limitation, PUREgraphite Tenant), and/or their respective successors and/or assigns, as applicable, pursuant to any of the PILOT Documents, including, without limitation, any PILOT Clawback Liabilities.

“Prepayment Fee” shall mean an amount equal to the greater of (i) the Yield Maintenance Amount and (ii) five percent (5%) of the unpaid principal balance of the Note as of the Repayment Date.

“Prepayment Notice” shall mean a prior irrevocable written notice to Lender specifying the proposed Business Day on which a prepayment of the Debt is to be made pursuant to Section 2.4 hereof, which date must be a Monthly Payment Date and shall be no earlier than thirty (30) days after the date of such Prepayment Notice and no later than sixty (60) days after the date of such Prepayment Notice.

“Prohibited Person” shall mean any Person:

(i)	that is listed on any Government List or is otherwise a Proscribed Person;

(ii)	that is listed on the annex to, or is otherwise subject to the provisions of, Executive Order 13224;

(iii)	who commits, threatens, conspires to commit or supports “terrorism” as defined in Executive Order 13224;

(iv)	that is owned or Controlled by, or acting for on behalf of, any Person that is described in the foregoing clauses(i), (ii) or (iii) above or its otherwise subject to the provisions of Executive Order 13224;

(v)	with whom another Person is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Patriot Act, Executive Order 13224 and any Anti-Money Laundering Laws;

(vi)	that is an Embargoed Person;

(vii)	who is an Affiliate of any Person that is described in any of clauses (i) through (vi) above; or

(viii)	is a Disqualified Person.

“Property” shall mean the parcel or parcels of real property described on Exhibit A attached hereto and made a part hereof demised under a Ground Lease, the Improvements now or hereafter erected or installed thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, all as more particularly described in the Granting Clauses of the Mortgage.

“Provided Information” shall mean any and all financial and other information provided at any time prepared by, or on behalf of, Borrower, Manager, Tenants and/or Guarantor.

“PUREgraphite Lease” shall mean that certain Industrial Triple Net Lease, dated as of the date hereof, by and between Borrower, as landlord, and PUREgraphite Tenant, as tenant, as the same may be amended, supplemented or otherwise modified from time in accordance with this Agreement.

“PUREgraphite Tenant” shall mean PUREgraphite LLC, a Delaware limited liability company. For the avoidance of doubt, PUREgraphite Tenant is an Affiliate of Borrower, Guarantor and Key Principal.

“PUREgraphite Tenant Operation Commencement Date” shall mean the earliest date during the Term of the Loan on which PUREgraphite Tenant (i) has accepted delivery of, and taken possession of the entire Lease Sweep Space and (ii) is operating in the applicable Lease Sweep Space in the ordinary course.

“PUREgraphite Tenant Outside Operation Commencement Date” shall mean December 28, 2022.

“PUREgraphite Lease Guarantor” shall mean Novonix Limited, an Australian public company.

“PUREgraphite Lease Guaranty” shall mean that certain Lease Guaranty, dated as of the date hereof, given by PUREgraphite Lease Guarantor for the benefit of Borrower, as landlord under the PUREgraphite Lease, as the same may be amended, supplemented or otherwise modified from time in accordance with this Agreement.

“Qualified Lease” means a replacement lease (i) with a term that extends at least five (5) years beyond the end of the Loan Term, (ii) entered into in accordance with this Agreement and (iii) on market terms with respect to, among other things, base rent, additional rent and recoveries and tenant improvement allowances.

“Qualified Manager” shall mean (i) so long as Borrower is Controlled by Key Principal, a property management company owned and/or Controlled by Key Principal or (ii) an Unaffiliated Qualified Manager.

“Qualified Transferee” shall mean a transferee for whom, prior to the Transfer, Lender shall have received and approved: (x) satisfactory evidence that the proposed transferee (1) has never been indicted or convicted of, or pled guilty or no contest to, a felony, (2) has never been indicted or convicted of, or pled guilty or no contest to, a Patriot Act Offense and is not on any Government List and is not otherwise a Prohibited Person, (3) has never been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding and (4) has no material outstanding judgments against such proposed transferee and (y) Satisfactory Search Results with respect to such proposed transferee and its direct and indirect owners.

“Rating Agencies” shall mean any nationally-recognized statistical rating organization (e.g. S&P, Moody’s, Fitch, DBRS Morningstar, Kroll or any successor thereto) that has been or will be engaged by Lender or its designees in connection with, or in anticipation of, a Securitization.

“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“REA” shall mean, collectively, those certain agreement(s) more particularly described on Schedule VII attached hereto and made a part hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Regulatory Change” shall mean, at any time hereafter, (i) any change in any Legal Requirement (including by repeal, amendment or otherwise) or in the interpretation or application thereof by any central bank or other Governmental Authority or (ii) any new or revised request, guidance or directive issued by any central bank or other Governmental Authority and applicable to Lender.

“Related Loan” shall mean a loan to an Affiliate of Borrower or any Guarantor or secured by a Related Property, that is included in a Securitization with the Loan, and any other loan that is cross-collateralized with the Loan.

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to the Property.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Rents” shall mean all rents, rent equivalents, “additional rent” (i.e. pass-throughs for operating expenses, real estate tax escalations and/or real estate tax pass-throughs, payments by Tenants on account of electrical consumption, porters’ wage escalations, condenser water charges and tap-in fees, freight elevator and HVAC overtime charges, charges for excessive rubbish removal and other sundry charges), moneys payable as damages (including payments by reason of the rejection of a Lease in a bankruptcy proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Manager or any of their respective agents or employees from any and all sources arising from or attributable to the Property and the Improvements, including all receivables, signage income, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by Borrower, Manager or any of their respective agents or employees, and Insurance Proceeds, if any, from business interruption or other loss of income insurance, but only to the extent such Insurance Proceeds are treated as business or rental interruption Insurance Proceeds pursuant to Section 5.4(f) hereof.

“Repayment Date” shall mean the date of a defeasance or prepayment (as applicable) of the Loan pursuant to the provisions of Section 2.4 hereof.

“Reserve Funds” shall mean, collectively, all funds deposited by Borrower with Lender or Deposit Bank pursuant to Article 6 of this Agreement, including, but not limited to, the Capital Expenditure Funds, the Insurance Funds, the Tax Funds, the Casualty and Condemnation Funds, the Cash Collateral Funds, the Scheduled Capital Expenditure Funds, the Earnout Reserve Funds, and the Rollover Funds.

“Restoration” shall mean the repair, restoration and re-tenanting of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restoration DSCR” shall mean, as of any date of determination, the ratio of (a) the Underwritten Net Cash Flow of the Property, based on (x) annualized in place Rents or annualized Rents under Leases that are reasonably expected by Lender to remain in place following the completion of such Restoration and (y) expenses on a pro forma basis, to (b) an amount equal to the annual Debt Service.

“Restoration Threshold” shall mean $500,000.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Satisfactory Search Results” shall mean, with respect to any Person and its direct and indirect owners, (A) satisfactory completion by Lender of its anti-financial crime and “know your customer” procedures (internal or otherwise), including receipt of credit history, litigation, judgment, and other related searches, each of which are satisfactory to Lender in all respects and (B)  confirmation satisfactory to Lender that such Person does not violate any Anti-Money Laundering Laws, is not on any Government List and is not otherwise a Prohibited Person.

“Scheduled Capital Expenditures” shall mean actual out-of-pocket Capital Expenditures to unaffiliated third-parties incurred by Borrower and specified on Schedule X hereto.

“Scheduled Capital Expenditures Work” shall mean the work associated with the Scheduled Capital Expenditures, performed in accordance with the plans and specifications annexed hereto as Schedule XI.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Special Taxes” shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, or any liabilities with respect thereto, including those arising after the Closing Date as a result of the adoption of or any change in law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of Lender, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by Lender’s net income by the United States of America or any Governmental Authority of the jurisdiction under the laws under which Lender is organized or maintains a lending office.

“State” shall mean Tennessee.

“Stated Maturity Date” shall mean August 6, 2031.

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Swap Rate” shall mean the yield calculated by the linear interpolation of mid-market swap yields, as reported on Reuters Capital Markets screen 19901 (SEMI-BOND column) for the week ending prior to the Repayment Date, with maturities (one longer and one shorter) most nearly approximating the Stated Maturity Date (in the event Reuters Capital Markets screen 19901 is no longer available, Lender shall select a comparable publication to determine such yield).

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees or other charges or withholdings (including backup withholding), or any liabilities with respect thereto (including any interest, additions to tax or penalties applicable thereto), including those arising after the Closing Date as a result of the adoption or taking effect of, or any change in law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the administration, interpretation, implementation or application thereof by a Governmental Authority, including without limitation, (i) any and all (x) real estate taxes, assessments, water rates or sewer rents and (y) PILOT Payments, and (ii) any and all personal property taxes, in each case, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon. All taxes referred to in clause (i) above, including all interest and penalties thereon, are hereinafter collectively referred to as “Real Estate Taxes”. In no event shall any PACE Loan be considered a Tax for purposes of this Agreement.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.

“Term” shall mean the entire term of this Agreement, which shall expire upon repayment in full of the Debt and full performance of each and every obligation to be performed by Borrower pursuant to the Loan Documents.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in the form acceptable to Lender issued with respect to the Property and insuring the Lien of the Mortgage.

“Treasury Rate” shall mean the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Repayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Stated Maturity Date. (In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate.)

“TRIPRA” shall mean the Terrorism Risk Insurance Program Reauthorization Act of 2015 or any replacement, reauthorization or extension thereof.

“Trigger Period” shall commence upon the occurrence of (i) an Event of Default, or (ii) the commencement of a Low DSCR Period, or (iii) if Manager is an Affiliate of Borrower or Guarantor and such Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, or (iv) the commencement of a Mezzanine Trigger Period, or (v) the commencement of a Lease Sweep Period; and shall end, in each case provided no other Trigger Period is then continuing, if, (A) with respect to a Trigger Period continuing pursuant to clause (i), the Event of Default commencing the Trigger Period has been waived by Lender, cured in accordance with the terms and conditions hereof, or Borrower has otherwise tendered cure and such cure has been accepted by Lender (and no other Event of Default is then continuing) or (B) with respect to a Trigger Period continuing due to clause (ii), the Low DSCR Period has ended pursuant to the terms hereof, or (C) with respect to clause (iii), if the Manager is replaced with an Unaffiliated Qualified Manager approved by Lender under a replacement management agreement approved by Lender, such replacement Manager and Borrower executed and deliver an assignment and subordination agreement satisfactory to Lender, and all the applicable requirements of Section 4.14 of this Agreement are satisfied with respect thereto, or (D) with respect to a Trigger Period continuing due to clause (iv), the Mezzanine Trigger Period has ended pursuant to the terms hereof or (E) with respect to a Trigger Period continuing due to clause (iv), such Lease Sweep Period has ended pursuant to the terms hereof (and no other Lease Sweep Period is then continuing).

“Trustee” shall mean any trustee holding the Loan in a Securitization.

“U.S. Obligations” shall mean securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, and (ii) not subject to prepayment, call or early redemption.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State (with respect to fixtures), the State of New York or the state in which any of the Cash Management Accounts are located, as the case may be.

“Unaffiliated Qualified Manager” shall mean an unaffiliated property manager of the Property that (A) is a reputable, nationally or regionally recognized management company having at least five (5) years’ experience in the management of properties that are similar to the Property as to quality, location and type, (B) at the time of its engagement as property manager has (x) leasable square footage of the same property type as the Property equal to the lesser of 2,000,000 leasable square feet in the aggregate and five (5) times the leasable square feet of the Property and (y) managed at least ten (10) properties that are similar to the Property as to quality, location and type and used as industrial facilities and (C) is not the subject of a bankruptcy or similar insolvency proceeding.

“Underwritten Net Cash Flow” shall mean, as of the end of any calendar quarter for which Underwritten Net Cash Flow is determined (or such other date for which Underwritten Net Cash Flow is determined) the excess of: (a) the sum of: (i) annualized actual in place base rents received by Borrower under bona fide Leases at the Property with Tenants in occupancy and paying full, unabated rent as of the date of such calculation (provided that (x) for the avoidance of doubt, a Tenant that is not operating in its applicable premises at the Property in the ordinary course shall not be deemed to be “in occupancy” for purposes of this clause (a)(i) and (y) notwithstanding the foregoing, so long as neither the PUREgraphite Tenant Operation Commencement Date nor the PUREgraphite Tenant Outside Operation Commencement Date has occurred, PUREgraphite Tenant shall be deemed to be “in occupancy” for purposes of this clause (a)(i) so long as the UWNCF PUREgraphite Rental Inclusion Conditions are satisfied) and actual percentage rents received by Borrower under such Leases for the twelve (12) months preceding such calculation; plus (ii) for the twelve (12) month period preceding the month in which such Underwritten Net Cash Flow is calculated, (x) monthly recoveries actually received by Borrower under bona fide existing Leases at the Property during such twelve (12) month calculation period and (y) actual rent and revenue received by Borrower from other sources at the Property to the extent such receipts are recurring in nature and derived from ordinary course operations of the Property for such twelve month calculation period; over (b) for the twelve (12) month period preceding the month in which such Underwritten Net Cash Flow is calculated, Operating Expenses over such twelve months, in each case adjusted to reflect Lender’s determination of: (i) a vacancy factor equal to the greatest of (A) the market vacancy rate (as determined by Lender in its reasonable discretion) for similar properties in the commercial business district or market area in which the Property is located, (B) the actual vacancy rate at the Property, and (C) 5% of the rentable area of the Property; (ii) a reduction of above market rents at the Property to market rents as determined by Lender; (iii) subtraction of (A) an imputed capital improvement requirement amount equal to $0.07 per rentable square foot at the Property per annum (regardless of whether a reserve therefor is required hereunder or the amount of such reserve), and (B) an imputed tenant improvement and leasing commission requirement amount equal to $0.21 per rentable square foot at the Property per annum (regardless of whether a reserve therefor is required hereunder or the amount of such reserve); (iv) an adjustment so that property management fees are equal to the greater of three percent (3.0%) of Rents and the property management fees actually paid under the Management Agreement; (v) exclusion of (X) amounts representing non-recurring items and (Y) amounts received from (1) Tenants not currently in occupancy and paying full, unabated rent (provided that (x) for the avoidance of doubt, a Tenant that is not operating in its applicable premises at the Property in the ordinary course shall not be deemed to be “in occupancy” for purposes of this this clause (1), and (y) notwithstanding the foregoing, so long as neither the PUREgraphite Tenant Operation Commencement Date nor the PUREgraphite Tenant Outside Operation Commencement Date has occurred, no exclusion pursuant to this clause (1) shall be made with respect to PUREgraphite Tenant so long as the UWNCF PUREgraphite Rental Inclusion Conditions are satisfied), (2) Tenants affiliated with Borrower or Guarantor (other than PUREgraphite Tenant pursuant to the PUREgraphite Lease), (3) Tenants in default or in bankruptcy, (4) Tenants under month-to-month Leases, (5) Tenants under Leases where the term is set to expire in the next two (2) succeeding calendar quarters or (6) Tenants under Leases where the Tenant thereunder has a renewal option and has failed to exercise such renewal option within the time period set forth in the Lease or has given notice of intent to vacate (the foregoing clauses (1) through (6) shall be referred to herein, individually and/or collectively (as the context shall require), as “Tenant Adjustment Event(s)”); (vi) Taxes and Insurance Premiums payable for the twelve (12) month period succeeding such calculation (or imputed Insurance Premiums to the extent an Acceptable Blanket Policy is in effect with respect to the Policies required hereunder); and (vii) such other adjustments deemed necessary by Lender based upon Lender’s reasonable underwriting criteria and Lender’s reasonable determination of Rating Agency underwriting and evaluation criteria. Lender’s calculation of Underwritten Net Cash Flow shall be final absent manifest error.

“UWNCF PUREgraphite Rental Inclusion Conditions” shall mean that each of the following conditions are satisfied as of the applicable date of determination, as determined by Lender in its sole discretion: (i) neither the PUREgraphite Tenant Operation Commencement Date nor the PUREgraphite Tenant Outside Operation Commencement Date shall have occurred, (ii) each of the PUREgraphite Lease and the PUREgraphite Guaranty shall be in full force and effect without default thereunder by either party thereto, (iii) none of Borrower, Guarantor, PUREgraphite Tenant and/or PUREgraphite Guarantor shall be insolvent or a debtor in any bankruptcy or insolvency proceeding, (iv) PUREgraphite Tenant shall be paying full, unabated rent pursuant to the PUREgraphite Lease, and (v) no Event of Default shall have occurred and be continuing.

“Yield Maintenance Amount” shall mean the present value, as of the Repayment Date, of the remaining scheduled payments of principal and interest from the Repayment Date through the Stated Maturity Date (including any balloon payment) determined by discounting such payments at the Discount Rate, less the amount of principal being prepaid on the Repayment Date.

Section 1.2    Index of Other Definitions. The following terms are defined in the sections or Loan Documents as indicated below:

“Acceptable Blanket Policy” - 5.1.1(c)

“Accounts” - 6.1

“Act” - Schedule V

“Actual OpEx” – 4.9.8

“Affected Underground Utilities” - 3.1.11

“Agreement” - Introductory Paragraph

“Anti-Corruption Obligation” - 4.33

“Approved Annual Budget” - 4.9.5

“Approved Extraordinary Operating Expense” - 4.9.6

“Approved Monthly BI Expenses” - 5.4(f)

“Available Cash” - 6.16.1

“Bail-In Action” - 10.26

“Bail-In Legislation” - 10.26

“Borrower” - Introductory Paragraph

“Borrower’s Recourse Liabilities” - 10.1

“Broker” - 10.19

“Capital Expenditure Account” - 6.5.1

“Capital Expenditure Funds” - 6.5.1

“Cash Collateral Account” - 6.12

“Cash Collateral Funds” - 6.12

“Cash Management Accounts” - 6.17

“Casualty” - 5.2

“Casualty and Condemnation Account” - 6.11

“Casualty and Condemnation Funds” - 6.11

“Casualty Consultant” - 5.4(b)(iii)

“Casualty Retainage” - 5.4(b)(iv)

“Cause” - Schedule V

“Clearing Account” - 6.1

“Clearing Bank” - 6.1

“Committee” - Schedule V

“Condemnation Proceeds” - 5.4(b)

“Covered Disclosure Information” - 9.2(b)

“Debt Service Account” - Cash Management Agreement “Defeasance Collateral” - 2.4.2(a)(iii)

“Defeasance Lockout Expiration Date” - 2.4.2(a)

“Defeasance Security Agreement” - 2.4.2(a)(iii)

“Disclosure Document” - 9.2(a)

“Earnout Reserve Account” - 6.8.1

“Earnout Reserve Funds” - 6.8.1

“Easements” - 3.1.11

“EEA Financial Institution” - 10.26

“EEA Member Country” - 10.26

“EEA Resolution Authority” - 10.26

“Election” - 4.35(f)

“Embargoed Person” - 4.32(c)

“Equipment” - Mortgage

“ERISA” - 4.31

“EU Bail-In Legislation Schedule” - 10.26

“Event of Default” - 8.1

“Exchange Act” - 9.2(a)

“Exchange Act Filing” - 9.1(d)

“Executive Order 13224” - 4.32(b)

“Extraordinary Operating Expense” - 4.9.6

“Flood Insurance Acts” - 5.1.1(a)(i)

“Government Lists” - 4.32(b)

“Improvements” - Mortgage

“Increased Costs” - 10.24.1

“Indemnified Liabilities” - 4.30

“Independent Director” - Schedule V

“Independent Manager” - Schedule V

“Initial Interest Period” - 2.3.1

“Insurance Account” - 6.4.1

“Insurance Deductible Liabilities” - 10.1

“Insurance Funds” - 6.4.1

“Insurance Premiums” - 5.1.1(b)

“Insurance Proceeds” - 5.4(b)

“Intellectual Property” - 3.1.33

“Interest Period” - 2.3.2

“Lease Sweep Account” - 6.13.1

“Lease Sweep Funds” - 6.13.1

“Lease Termination Payments” - 6.6.1(b)(i)

“Lender” - Introductory Paragraph

“Lender Group” - 9.2(b)

“Liabilities” - 9.2(b)

“Licenses” - 3.1.9

“Liquidated Damages Amount” - 2.4.5(b)

“Management Fee Cap” - 1.1 (Definition of “Monthly Operating Expense Budgeted Amount”) “Measuring Period” - 6.7.2

“Monthly OpEx Certification” - 6.7.2

“Nationally Recognized Service Company” - Schedule V “Net Proceeds” - 5.4(b)

“Net Proceeds Deficiency” - 5.4(b)(vi)

“New Mezzanine Loan” - 9.3.2

“New Mezzanine Loan Borrower” - 9.3.2

“Note” - 2.1.3

“Notice” - 10.6

“OFAC” - 4.32(b)

“OpEx Overpayment Amount” – 4.9.8

“Other Taxes” - 10.24.3

“Patriot Act Offense” - 4.32(b)

“Permitted Indebtedness” - 4.21

“Permitted Investments” - Cash Management Agreement “Permitted Transfer” - 7.2

“PILOT Clawback Liabilities” - 10.1

“PML” - 5.1.1(a)

“Policies” - 5.1.1(b)

“Proscribed Person” - 4.32(b)

“Qualified Carrier” - 5.1.1(i)

“Radius” - 5.1.1(c)

“Real Estate Taxes” - 1.1 (Definition of “Taxes”)

“Release Date” - 2.4.2(a)(i)

“Remaining Rent Abatement Amount” - 1.1 (Definition of Occupancy Conditions)

“Required Excess Flood Coverage Policy” - 5.1.1(j)

“Required Records” - 4.9.7

“Required Repairs” - 4.37

“Review Waiver” - 10.3(b)

“Rollover Account” - 6.6.1(a)

“Rollover Funds” - 6.6.1(a)

“Scheduled Capital Expenditure Account” - 6.7.1

“Scheduled Capital Expenditure Funds” - 6.7.1

“Secondary Market Transaction” - 9.1(a)

“Securities” - 9.1(a)

“Securities Act - 9.2(a)

“Securitization” - 9.1(a)

“SEL” - 5.1.1(a)(i)

“Servicer” - 10.21

“Servicing Agreement” - 10.21

“SFHA” - 5.1.1(a)(i)

“Sole Member” - Schedule V

“Special Member” - Schedule V

“Special Purpose Bankruptcy Remote Entity” - Schedule V “Springing Recourse Event” - 10.1 “Successor Borrower” - 2.4.2(b)

“Tax Account” - 6.3.1

“Tax Funds” - 6.3.1

“Tenant Adjustment Event(s)” - 1.1 (Definition of Underwritten Net Cash Flow) “Transfer” - 4.2

“Transfer and Assumption” - 7.1

“Transferee Borrower” - 7.1

“Transferee Guarantor” - 7.1

“Underwriter Group” - 9.2(b)

“Unpaid TILC Obligation Amount” - 1.1 (Definition of Occupancy Conditions)

“Updated Information” - 9.1(b)(i)

“Write-Down and Conversion Powers” - 10.26

Section 1.3   Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision hereof or thereof. When used in this Agreement or any other Loan Document, the word “including” shall mean “including but not limited to”. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2

THE LOAN

Section 2.1     The Loan.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrower shall receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note. The Loan shall be evidenced by that certain Promissory Note of even date herewith, in the stated principal amount of Thirty Million One Hundred Thousand and No/100 Dollars ($30,100,000.00) executed by Borrower and payable to the order of Lender in evidence of the Loan (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, the “Note”) and shall be repaid in accordance with the terms of this Agreement, the Note and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use proceeds of the Loan to (i) acquire the Property and/or pay and discharge any existing loans relating to the Property, (ii) pay all past-due Taxes, Insurance Premiums and Other Charges, if any, in respect of the Property, (iii) make initial deposits of the Reserve Funds, (iv) pay costs and expenses incurred in connection with the closing of the Loan, and (v) to the extent any proceeds remain after satisfying clauses (i) through (iv) above, for such lawful purpose as Borrower shall designate, provided such purpose does not violate the terms of any Loan Documents.

Section 2.2     Interest Rate.

2.2.1 Interest Rate. Interest on the Outstanding Principal Balance shall accrue throughout the Term at the Interest Rate.

2.2.2 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and, to the extent not prohibited by applicable law, all other portions of the Debt, shall accrue interest at the Default Rate, calculated from the date such payment was due or such Default shall have occurred without regard to any grace or cure periods contained herein. Interest at the Default Rate shall accrue and be payable and included as part of the Debt regardless of any demand, and without limiting the foregoing shall be paid immediately upon demand, which demand may be made as frequently as Lender shall elect, to the extent not prohibited by applicable law.

2.2.3 Interest Calculation. Interest on the Outstanding Principal Balance shall be calculated by multiplying (A) the actual number of days elapsed in the period for which the calculation is being made by (B) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate expressed as an annual rate divided by 360) by (C) the Outstanding Principal Balance. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Period immediately prior to such Monthly Payment Date.

2.2.4 Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the Outstanding Principal Balance at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the Outstanding Principal Balance at a rate in excess of the Maximum Legal Rate, the Interest Rate shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3     Loan Payments.

2.3.1 Payments. On the date hereof, Borrower shall pay interest on the unpaid Outstanding Principal Balance from the Closing Date through and including August 5, 2021 (the “Initial Interest Period”). On September 6, 2021 and each Monthly Payment Date thereafter during the Term, Borrower shall make a payment of principal and interest equal to the Monthly Debt Service Payment Amount. The Monthly Debt Service Payment Amount shall be applied first to accrued and unpaid interest and the balance to the Outstanding Principal Balance. Borrower shall also pay to Lender all amounts required in respect of Reserve Funds as set forth in Article 6 hereof.

2.3.2 Payments Generally. After the Initial Interest Period, each interest accrual period thereafter (each, an “Interest Period”) shall commence on the sixth (6th) day of each calendar month during the Term and shall end on and include the fifth (5th) day of the next occurring calendar month. For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. Lender shall have the right from time to time, in its sole discretion, upon not less than ten (10) days prior written notice to Borrower, to change the Monthly Payment Date to a different calendar day and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence such change; provided, however, that if Lender shall have elected to change the Monthly Payment Date as aforesaid, Lender shall have the option, but not the obligation, to adjust the Interest Period accordingly. With respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate, through and including the day immediately preceding such Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

2.3.4 Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents (other than the Outstanding Principal Balance due and payable on the Maturity Date) is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by law.

2.3.5      Method and Place of Payment.

(a)         Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or at such other place as Lender shall from time to time designate, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b)         Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

(c)         All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.4        Prepayments.

2.4.1    Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Stated Maturity Date.

2.4.2    Defeasance.

(a)         Conditions to Defeasance. Provided no Event of Default has occurred and is continuing, at any time after the date (the “Defeasance Lockout Expiration Date”) which is the earlier of: (A) two (2) years after the “startup day,” within the meaning of Section 860G(a)(9) of the Code, of the final “real estate mortgage investment conduit,” established within the meaning of Section 860D of the Code, that holds any note that evidences all or any portion of the Loan or (B) three (3) years after the date hereof, Borrower may cause the release of the Property (in whole but not in part) from the Lien of the Mortgage and the other Loan Documents upon the satisfaction of the following conditions:

(i)        not less than sixty (60) days prior written notice shall be given to Lender specifying a date (the “Release Date”) on which the Defeasance Collateral is to be delivered, such Release Date to occur only on a Monthly Payment Date;

(ii)       all accrued and unpaid interest and all other sums due under the Note and under the other Loan Documents up to the Release Date, including, without limitation, all out-of-pocket costs and expenses incurred by Lender or its agents in connection with such release (including, without limitation, the reasonable fees and expenses incurred by attorneys and accountants in connection with the review of the proposed Defeasance Collateral and the preparation of the Defeasance Security Agreement and related documentation), shall be paid in full on or prior to the Release Date; and

(iii)	Borrower shall deliver to Lender on or prior to the Release Date:

(A)        an amount equal to that which is sufficient to purchase U.S. Obligations that provide for payments (1) on or prior to, but as close as possible to and including, all successive scheduled Monthly Payment Dates after the Release Date through the Stated Maturity Date, and (2) in amounts equal to or greater than the Monthly Debt Service Payment Amount through and including the Stated Maturity Date together with payment in full of the Outstanding Principal Balance as of the Stated Maturity Date (the “Defeasance Collateral”), each of which shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance wholly satisfactory to Lender (including, without limitation, such instruments as may be required by the depository institution holding such securities to effectuate book-entry transfers and pledges through the book-entry facilities of such institution) in order to create a first priority security interest therein in favor of the Lender in conformity with all applicable state and federal laws governing granting of such security interests;

(B)         a pledge and security agreement, in form and substance satisfactory to Lender in its sole discretion, creating a first priority security interest in favor of Lender in the Defeasance Collateral (the “Defeasance Security Agreement”), which shall provide, among other things, that any payments generated by the Defeasance Collateral shall be paid directly to Lender and applied by Lender in satisfaction of all amounts then due and payable hereunder and any excess received by Lender from the Defeasance Collateral over the amounts payable by Borrower hereunder or under the Note shall be refunded to Borrower promptly after each Monthly Payment Date;

(C)         a certificate of Borrower certifying that all of the requirements set forth in this Section 2.4.2 have been satisfied;

(D)        an opinion of counsel for Borrower in form and substance and delivered by counsel satisfactory to Lender in its reasonable discretion stating, among other things, that (1) Lender has a perfected first priority security interest in the Defeasance Collateral and that the Defeasance Security Agreement is enforceable against Borrower in accordance with its terms; and (2) that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such defeasance;

(E)         at Lender’s request, a Rating Agency Confirmation from each applicable Rating Agency or each such Rating Agency as is required by Lender;

(F)         a certificate from a firm of independent public accountants reasonably acceptable to Lender certifying that the Defeasance Collateral is sufficient to satisfy the provisions of Section 2.4.2(a)(iii)(A) above;

(G)         such other certificates, documents or instruments as Lender may reasonably require; and

(H)         in connection with the conditions set forth above in this Section 2.4.2(a)(iii), Borrower hereby appoints Lender as its agent and attorney in fact for the purpose of using the amounts delivered pursuant to Section 2.4.2(a)(iii)(A) above to purchase the Defeasance Collateral.

(b)         Successor Borrower. Upon the defeasance of the Loan under this Section 2.4.2, Borrower may, or at the option of Lender shall, assign all of its Obligations, together with the pledged Defeasance Collateral, to a successor entity designated by Lender in its sole discretion (in each case, the “Successor Borrower”). Lender shall have the right to establish or designate the Successor Borrower and to purchase, or cause to be purchased, the Defeasance Collateral, which rights may be exercised in Lender’s sole discretion and shall be retained by the Lender named herein notwithstanding the transfer or securitization of the Loan. Such successor entity shall execute an assumption agreement in form and substance satisfactory to Lender in its sole discretion pursuant to which it shall assume Borrower’s Obligations and the Defeasance Security Agreement. As conditions to such assignment and assumption, Borrower shall (i) deliver to Lender an opinion of counsel in form and substance and delivered by counsel satisfactory to Lender in its reasonable discretion stating, among other things, that such assumption agreement is enforceable against Borrower and such successor entity in accordance with its terms and that the Note, the Defeasance Security Agreement and the other Loan Documents, as so assumed, are enforceable against such successor entity in accordance with their respective terms, and (ii) pay all costs and expenses incurred by Lender or its agents in connection with such assignment and assumption (including, without limitation, the review of the proposed transferee and the preparation of the assumption agreement and related documentation). Additionally, Borrower shall pay all costs and expenses incurred by Successor Borrower, including attorneys’ fees and expenses, incurred in connection therewith. In connection with a transfer of the Defeasance Collateral to the Successor Borrower, if requested by Lender, Borrower shall, as a condition to such defeasance, deliver or cause to be delivered a non-consolidation opinion in form and substance, and from counsel, satisfactory to the Rating Agencies and reasonably satisfactory to Lender. Upon such assumption, Borrower shall be relieved of its Obligations hereunder, under the other Loan Documents and under the Defeasance Security Agreement other than those Obligations which are specifically intended to survive the termination, satisfaction or assignment of this Agreement or the exercise of Lender’s rights and remedies hereunder.

(c)         Appointment as Attorney in Fact. Upon the defeasance of the Loan in accordance with clauses (a) and (b) of this Section 2.4.2, Borrower shall have no further right to prepay the Note pursuant to the other provisions of this Section 2.4.2 or otherwise, except pursuant to Section 2.4.3 below. In connection with the conditions set forth in this Section 2.4.2, Borrower hereby appoints Lender as its agent and attorney-in-fact for the purpose of purchasing the Defeasance Collateral with funds provided by Borrower. Borrower shall pay any and all expenses incurred in the purchase of the Defeasance Collateral and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or otherwise required to accomplish the agreements of this Section 2.4.2.

2.4.3    Open Prepayment. Notwithstanding anything to the contrary contained herein, and provided that Borrower shall deliver to Lender a Prepayment Notice, Borrower may prepay the entire principal balance of the Note and any other amounts outstanding under the Note, this Agreement, or any of the other Loan Documents, without payment of the Prepayment Fee or any other prepayment premium, penalty or fee, on any Business Day on or after the Open Prepayment Date. If such prepayment is not made on a Monthly Payment Date, Borrower shall also pay interest that would have accrued on the principal balance of the Note to, but not including, the next Monthly Payment Date.

2.4.4    Mandatory Prepayments. If Lender is not obligated to make Net Proceeds available to Borrower for Restoration, on the next occurring Monthly Payment Date following the date on which (a) Lender actually receives any Net Proceeds, and (b) Lender has determined that such Net Proceeds shall be applied against the Debt, Borrower shall prepay, or authorize Lender to apply Net Proceeds as a prepayment of, the Debt in an amount equal to one hundred percent (100%) of such Net Proceeds. Except during an Event of Default, such Net Proceeds shall be applied by Lender as follows in the following order of priority: First, to all amounts (other than principal and interest) then due and payable under the Loan Documents, including any costs and expenses of Lender in connection with such prepayment); Second; accrued and unpaid interest at the Interest Rate; and Third, to principal. Notwithstanding anything herein to the contrary, so long as no Event of Default is continuing, no Prepayment Fee or any other prepayment premium, penalty or fee shall be due in connection with any prepayment made pursuant to this Section 2.4.4. Any partial principal prepayment under this Section 2.4.4 shall be applied to the last payments of principal due under the Loan.

2.4.5     Prepayments After Default.

(a)         If, during the continuance of an Event of Default or from and after an acceleration of the Obligations pursuant to the terms of this Agreement, by operation of law or otherwise, payment of all or any part of the Debt is tendered by or on behalf of Borrower or Guarantor and accepted by Lender or is otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall be deemed to be a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 hereof, and the Debt shall include, all of: (i) all accrued interest at the Default Rate and, if such tender and acceptance is not made on a Monthly Payment Date, interest that would have accrued on the Debt to, but not including, the next Monthly Payment Date, (ii) an amount equal to the Prepayment Fee, and (iii) in the event the payment occurs on or prior to the Defeasance Lockout Expiration Date, the Liquidated Damages Amount.

(b)         IF DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, ALL OR ANY PART OF THE LOAN IS REPAID ON OR PRIOR TO THE DEFEASANCE LOCKOUT EXPIRATION DATE, THEN BORROWER SHALL PAY TO LENDER, AS LIQUIDATED DAMAGES AND NOT AS A PENALTY, AND IN ADDITION TO ANY AND ALL OTHER SUMS AND FEES PAYABLE UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AN AMOUNT EQUAL TO TEN PERCENT (10%) OF THE PRINCIPAL AMOUNT BEING REPAID (THE “LIQUIDATED DAMAGES AMOUNT”).

Section 2.5    Release of Property.

2.5.1 Release Upon Defeasance. If Borrower has elected to defease the Note and the requirements of Section 2.4.2 have been satisfied, the Property shall be released from the Lien of the Mortgage and the other Loan Documents, and the Defeasance Collateral pledged pursuant to the Defeasance Security Agreement shall constitute the only collateral which shall secure the Note and all other Obligations. In connection with the release of the Lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the Release Date (or such shorter time as is acceptable to Lender in its reasonable discretion), a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and contain standard provisions protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrower shall pay all costs, taxes and expenses associated with the release of the Lien of the Mortgage, including Lender’s reasonable attorneys’ fees. Borrower, pursuant to the Defeasance Security Agreement, shall authorize and direct that the payments received from Defeasance Collateral be made directly to Lender and applied to satisfy the Obligations, including payment in full of the Outstanding Principal Balance as of the Stated Maturity Date.

2.5.2 Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of the Debt in accordance with the terms and provisions of the Loan Documents, release the Lien of the Mortgage and cause the trustee under the Mortgage to reconvey the Property to Borrower; provided, that, in no event shall such Lien (or any other security for the Loan) be released, if, at the time of such purported repayment in full of the Debt, there exists any known matter (including, without limitation, any pending Lien or litigation) that is (or would be, absent such purported release or termination) reasonably likely to result in a claim by Lender (as such term is used in Section 4.30 hereof) for reimbursement and/or indemnification pursuant to the provisions of this Agreement and the other Loan Documents, until Lender has determined such reimbursement or indemnification obligation have been satisfied in full. In connection with the release of the Lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the Repayment Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and contain standard provisions protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrower shall pay all costs, taxes and expenses associated with the release of the Lien of the Mortgage, including Lender’s reasonable attorneys’ fees.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

   Section 3.1     Borrower Representations. Borrower represents and warrants that, except to the extent (if any) disclosed on Schedule IV hereto with reference to a specific subsection of this Section 3.1:

3.1.1    Organization; Special Purpose. Borrower is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in the jurisdiction in which the Property is located and in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, and Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby. Borrower is a Special Purpose Bankruptcy Remote Entity.

3.1.2    Proceedings; Enforceability. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and none of Borrower or Guarantor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.3    No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its Obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any Lien on any of Borrower’s assets or property (other than pursuant to the Loan Documents).

3.1.4   Litigation. There is no action, suit, proceeding or investigation pending or, to the best of Borrower’s knowledge, threatened against Borrower, Guarantor, the Manager or the Property in any court or by or before any other Governmental Authority which, if adversely determined, would be reasonably likely to materially and adversely affect the condition (financial or otherwise) or business of Borrower (including the ability of Borrower to carry out the transactions contemplated by this Agreement), Guarantor, Manager or the condition or ownership of the Property.

3.1.5    Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would be reasonably likely to materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default would be reasonably likely to have consequences that would materially and adversely affect the condition (financial or other) or operations of Borrower or its properties or would be reasonably likely to have consequences that would adversely affect its performance hereunder. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound.

3.1.6   Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower.

3.1.7    Property; Title.

(a)        Borrower has good, marketable and insurable leasehold title to the real property comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected Lien on Borrower’s interest in the Property, subject only to Permitted Encumbrances, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances. There are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting the Property which are or may be Liens prior to, or equal or coordinate with, the Lien of the Mortgage. None of the Permitted Encumbrances, individually or in the aggregate, (a) materially interfere with the benefits of the security intended to be provided by the Mortgage and this Agreement, (b) materially and adversely affect the value of the Property, (c) impair the use or operations of the Property (as currently used), or (d) impair Borrower’s ability to pay its Obligations in a timely manner.

(b)        All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Mortgage, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policy.

(c)        The Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Property.

(d)        No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

(e)        To Borrower’s best knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

3.1.8    ERISA; No Plan Assets. As of the date hereof and throughout the Term (i) Borrower, Guarantor and the ERISA Affiliates do not sponsor, are not obligated to contribute to, and are not themselves an “employee benefit plan,” as defined in Section 3(3) of ERISA or Section 4975 of the Code, (ii) none of the assets of Borrower or Guarantor constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 as modified in operation by Section 3(42) of ERISA, (iii) Borrower and Guarantor are not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv)    transactions by or with Borrower or Guarantor are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. As of the date hereof, neither Borrower, nor any ERISA Affiliate maintains, sponsors or contributes to or has any obligations with respect to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA). Borrower has not engaged in any transaction in connection with which it could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code.

3.1.9   Compliance. Borrower and the Property (including, but not limited to the Improvements) and the use thereof comply in all material respects with all applicable Legal Requirements, including parking, building and zoning and land use laws, ordinances, regulations and codes of any Governmental Authority. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which would be reasonably likely to materially adversely affect the condition (financial or otherwise) or business of Borrower. Borrower has not committed any act which may give any Governmental Authority the right to cause Borrower to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s Obligations under any of the Loan Documents. The Property is used exclusively for industrial and other appurtenant and related uses. In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to the knowledge of Borrower, threatened with respect to the zoning of the Property. Neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Borrower for the legal use, occupancy and operation of the Property for its current use (collectively, the “Licenses”), have been obtained and are in full force and effect. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property and all other restrictions, covenants and conditions affecting the Property. Without limitation of the foregoing, the Property currently contains 31 total parking spaces, and there is sufficient unused and/or vacant space at the Property to stripe an additional 136 parking spaces (such that the Property would have 167 total parking spaces).

3.1.10 Financial Information. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property as of the date of such reports, and (iii) have been prepared in accordance with the Acceptable Accounting Method throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in said financial statements.

3.1.11 Easements; Utilities and Public Access. All easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Improvements for the Borrower’s and/or any Tenant’s intended purposes have been obtained, are described in the Title Insurance Policy and are in full force and effect without default thereunder. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for the Borrower’s and/or any Tenant’s intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Property for the Borrower’s and/or any Tenant’s intended uses are located in the public right-of-way abutting the Property or pass through private property and are subject to a valid irrevocable easement to which the Property has uninhibited access rights, and all such utilities are connected so as to serve the Property without passing over other property absent a valid irrevocable easement, except that the Property currently receives services with respect to certain electric, fire water, sewer (sanitary and storm) and internet utility facilities located underneath certain neighboring private property for which there are no recorded written easements (the “Affected Underground Utilities”). To Borrower’s knowledge, (i)   no Person has objected to the location and/or use of the Affected Underground Utilities, (ii) the Affected Underground Utilities with respect to fire water service have been in service for more than sixty (60) years, (iii) the Affected Underground Utilities with respect to electricity service have been in service for more than ten (10) years, (iv) the Affected Underground Utilities with respect to sewer service pipelines have been in service for more than one hundred (100) years, and (v)   if the Affected Underground Utilities were curtailed and/or no longer accessible and/or otherwise available, then (A) alternative access to the relevant public utilities necessary or convenient to the full use and enjoyment of the Property for the Borrower’s and/or any Tenant’s intended uses would be available via one or more public rights-of-way abutting the Property or pass through private property and be subject to a valid irrevocable easement to which the Property has uninhibited access rights and (B) Borrower estimates that implementing such alternative access would reasonably be anticipated to cost approximately $2,000,000.00 and would not reasonably be anticipated to take longer than six (6) months. Affected Underground Utilities All roads necessary for the use of the Property for its current purpose have been completed and either (x)   are private roads to which the Property has uninhibited access via an irrevocable easement or irrevocable right of way, in each case, permitting ingress and egress to and from a public road dedicated to public use and accepted by all Governmental Authorities or (y) have been dedicated to public use and accepted by all Governmental Authorities.

3.1.12 Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Property. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

3.1.13 Insurance. Borrower has obtained and has delivered to Lender original or complete certified copies of all of the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.1.14 Flood Zone. None of the Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or, if so located the flood insurance required pursuant to Section 5.1.1(a) hereof is in full force and effect with respect to the Property.

3.1.15 Physical Condition. Except as may be expressly set forth in the Physical Conditions Report, the Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or any termination or threatened termination of any policy of insurance or bond.

3.1.16 Boundaries. All of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances affecting the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property, except those which are set forth on the Survey and insured against by the Title Insurance Policy.

3.1.17 Leases. The rent roll attached hereto as Schedule I is true, complete and correct and reflects the terms of any lease modifications, waivers or deferrals agreed to by Borrower, and the Property is not subject to any Leases other than the Leases described in Schedule I. Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases. Except as set forth on the rent roll attached hereto as Schedule I: (i)   the Leases are in full force and effect and there are no defaults thereunder by either party beyond any applicable notice or cure period, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder, (ii) the copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto, (iii)     no Rent (excluding security deposits) has been paid more than one (1) month in advance of its due date, (iv) all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant, (v) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant, (vi) the Tenants under the Leases have accepted possession of and are in actual occupancy of all of their respective demised Property and have commenced the payment of full, unabated rent under the Leases, (vii) Borrower has delivered to Lender a true, correct and complete list of all security deposits made by Tenants at the Property which have not been applied (including accrued interest thereon), all of which are held by Borrower in accordance with the terms of the applicable Lease and applicable Legal Requirements, (viii) each Tenant under a Lease and any guarantor of such Tenant’s obligations is free from bankruptcy or reorganization proceedings, (ix) no Tenant under any Lease (or any sublease) is an Affiliate of Borrower, except PUREgraphite Tenant pursuant to the PUREgraphite Lease, (x) the Tenants under the Leases are open for business (other than PUREgraphite Tenant) and paying full, unabated rent and no Tenant has requested to discontinue its business at its premises or has gone dark (or has noticed Borrower of its intent to go dark) in all or a material portion of its leased premises, (xi) there are no brokerage fees or commissions due and payable in connection with the leasing of space at the Property, and no such fees or commissions will become due and payable in the future in connection with the Leases, including by reason of any extension of such Lease or expansion of the space leased thereunder, (xii) no Tenant has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises, (xiii) no Tenant has informed Borrower or otherwise given notice (whether written or oral) that it intends to (or will seek to) “go dark”, vacate, cease to occupy or cease to conduct business in the ordinary course at its leased premises or any portion thereof, pursuant to any force majeure clause contained in its Lease or otherwise as a result of any pandemic, including, without limitation, the COVID-19 pandemic, (xiv) no Tenant has directly or indirectly (A) asserted any defense against the payment of any rent or other amounts under its Lease or the performance of any other obligations under its Lease, (B) sought or given notice (whether written or oral) that it intends to seek any relief or other concessions with respect to the payment of any rent or other amounts under its Lease or the performance of any other obligations under its Lease or (C) made any other request for or otherwise given notice (whether written or oral) that it intends to seek any amendment, deferral, forbearance, waiver or other modification of any term or provision of its Lease, in any case, pursuant to any force majeure clause contained in its Lease or otherwise as a result of any pandemic, including, without limitation, the COVID-19 pandemic and (xv) Borrower is not currently in discussions or negotiations (directly or indirectly) with any Tenant with respect to, and no Tenant has requested in writing, any material amendment or modification of the Lease (including, without limitation, any reduction, deferral or waiver in the rent or the term thereof or in any other amounts due thereunder). No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect. All contingencies under the PUREgraphite Lease to the effectiveness thereof have been satisfied.

3.1.18 Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state, commonwealth, district and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state, commonwealth, district and local taxes, charges and assessments payable by Borrower. Borrower’s tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.19 No Fraudulent Transfer. Borrower (i) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (ii)    received reasonably equivalent value in exchange for its Obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is, and immediately following the making of the Loan, will be, greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of the obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any constituent Person of Borrower, and neither Borrower nor any constituent Person of Borrower has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

3.1.20 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.21 Organizational Chart. The organizational chart attached as Schedule III, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof. No Person, other than those Persons shown on Schedule III, has any ownership interest in, or right of Control, directly or indirectly, in Borrower.

3.1.22 Organizational Status. Borrower’s exact legal name is: Novonix 1029, LLC. Borrower is a single member limited liability company, and the jurisdiction in which Borrower is organized is: Delaware. Borrower’s Tax I.D. number is 87-1441384, and Borrower’s Delaware Organizational I.D. number is 5979961.

3.1.23 Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.24 No Casualty. The Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.

3.1.25 Purchase Options. Neither the Property nor any part thereof are subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of third parties.

3.1.26 FIRPTA. Borrower is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.

3.1.27 Investment Company Act. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other United States federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.28 Fiscal Year. Each fiscal year of Borrower commences on July 1.

3.1.29 Other Debt. There is no indebtedness with respect to the Property or any excess cash flow or any residual interest therein, whether secured or unsecured, other than Permitted Encumbrances and Permitted Indebtedness.

3.1.30 Contracts.

(a)        Borrower has not entered into, and is not bound by, any Major Contract which continues in existence, except those previously disclosed in writing to Lender.

(b)        Each of the Major Contracts is in full force and effect, there are no monetary or other material defaults by Borrower thereunder and, to the best knowledge of Borrower, there are no monetary or other material defaults thereunder by any other party thereto. None of Borrower, Manager or any other Person acting on Borrower’s behalf has given or received any notice of default under any of the Major Contracts that remains uncured or in dispute.

(c)        Borrower has delivered true, correct and complete copies of the Major Contracts (including all amendments and supplements thereto) to Lender.

(d)        Except for the PUREGraphite Tenant under the PUREGraphite Lease, no Major Contract has as a party an Affiliate of Borrower. All fees and other compensation for services previously performed under the Management Agreement have been paid in full.

3.1.31 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which adversely affects, nor as far as Borrower can foresee, would be reasonably likely to adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower or Guarantor, including any Lease Sweep Lease or any Tenant under any Lease Sweep Lease.

3.1.32 Other Obligations and Liabilities. Borrower has no liabilities or other obligations that arose or accrued prior to the date hereof that, either individually or in the aggregate, could have a material adverse effect on Borrower, the Property and/or Borrower’s ability to pay the Debt. Borrower has no known contingent liabilities.

3.1.33 Intellectual Property/Websites. Other than as set forth on Schedule VI, neither Borrower nor any Affiliate (i) has or holds any tradenames, trademarks, servicemarks, logos, copyrights, patents or other intellectual property (collectively, “Intellectual Property”) with respect to Borrower’s ownership or leasehold interest in the Property or (ii) is the registered holder of any website with respect to the Property.

3.1.34 Operations Agreements.

(a)        Each Operations Agreement is in full force and effect and neither Borrower nor, to Borrower’s knowledge, any other party to any Operations Agreement, is in default thereunder, and to the best of Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. Except as described herein, none of the REAs and/or the PILOT Documents has been modified, amended or supplemented.

(b)        (i) The PILOT Agreement requires that, in order to receive the full tax abatement described more particularly therein, inter alia, Borrower and/or PUREGraphite Tenant must satisfy the Minimum Jobs Requirement (as defined in the PILOT Agreement) and the Minimum Investment Requirement (as defined in the PILOT Agreement) by the end of the Five Year Period (as defined in the PILOT Agreement) and throughout the remainder of the 10-year Tax Abatement Period (as defined in the PILOT Agreement) thereunder. (ii) The Minimum Jobs Requirement equals two hundred forty (240) full-time jobs with an average annual wage of note less than $42,000 per year. (iii) The Minimum Investment Requirement equals $120,000,000.00. (iv)    Although the PILOT Agreement permits the Minimum Jobs Requirement and the Minimum Investment Requirement to be satisfied (in whole or in part) with reference to certain jobs and/or capital expenditures made at other facilities owned by PUREGraphite within the City of Chattanooga, Tennessee, Borrower anticipates that the Minimum Jobs Requirement and the Minimum Investment Requirement will be satisfied solely in connection with the Property. (v) If the Minimum Jobs Requirement and/or the Minimum Investment Requirement are not satisfied during the Term (as defined in the PILOT Agreement), including, without limitation, as the result of any cessation of operations at the property, then (A) Borrower would not be liable with respect to any increased taxes as a result of such failure with respect to any personal property and/or equipment owned and/or leased by PUREGraphite Tenant, and (B) Borrower would not be liable for any repayment of previously abated amounts with respect to any personal property and/or equipment owned and/or leased by PUREGraphite Tenant.

3.1.35 Ground Lease. Borrower hereby represents and warrants to Lender the following with respect to the Ground Lease:

(a)        Recording; Modification. The Ground Lease has been duly recorded. The Ground Lease permits the interest of Borrower to be encumbered by a mortgage. There have not been amendments or modifications to the terms of the Ground Lease since its recordation, with the exception of written instruments which have been recorded. The Ground Lease may not be canceled, terminated, surrendered or amended and Borrower’s rights under the Ground Lease may not be waived without the prior written consent of Lender.

(b)        No Liens. Except for the Permitted Encumbrances, Borrower’s interest in the Ground Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the Mortgage other than the ground lessor’s related fee interest. Such Ground Lease is, and shall remain, prior to any mortgage or Lien upon the ground lessor’s related fee interest and ground lessor has not entered into any agreement to subordinate the Ground Lease to any future mortgages or Liens upon the ground lessor’s related fee interest.

(c)        Ground Lease Assignable. Borrower’s interest in the Ground Lease is assignable to Lender upon notice to, but without the consent of, the ground lessor (or, if any such consent is required, it has been obtained prior to the Closing Date). The Ground Lease is further assignable by Lender, its successors and assigns without the consent of the ground lessor.

(d)        Default. As of the date hereof, the Ground Lease is in full force and effect and no default has occurred under the Ground Lease and there is no existing condition which, but for the passage of time and/or the giving of notice, could result in a default under the terms of the Ground Lease. All rents, additional rents and other sums due and payable under the Ground Lease have been paid in full. Neither Borrower nor the ground lessor under the Ground Lease has commenced any action or given or received any notice for the purpose of terminating the Ground Lease.

(e)        No Merger. The Ground Lease requires that fee title to the Property and the leasehold estate created by the Ground Lease shall not merge and shall always be kept separate and distinct, notwithstanding the union of such estates in Borrower, Lender or any other person by purchase, operation of law or otherwise.

(f)         Notice. The Ground Lease requires the ground lessor to give notice of any default by Borrower to Lender. The Ground Lease, or estoppel letters received by Lender from the ground lessor, further provides that notice of termination given under the Ground Lease is not effective against Lender unless a copy of the notice has been delivered to Lender in the manner described in the Ground Lease.

(g)        Cure. Lender is permitted the opportunity (including, where necessary, sufficient time to gain possession of the interest of Borrower under the Ground Lease) to cure any default under the Ground Lease which is curable, after the receipt of notice of the default, before the ground lessor thereunder may terminate the Ground Lease.

(h)        Term. The term of the Ground Lease will expire (unless earlier terminated) on December 31 of the year in which the Tax Abatement Period (as defined in the PILOT Agreement) expires.

(i)         New Lease. The Ground Lease requires the ground lessor to enter into a new lease with Lender on substantially similar terms upon termination of the Ground Lease for any reason or if the Ground Lease is rejected or disaffirmed pursuant to any bankruptcy, insolvency or other law affecting creditors’ rights. Such new lease shall be prior to any existing mortgage upon the ground lessor’s related fee interest.

(j)         Insurance Proceeds. Under the terms of the Ground Lease and the Mortgage, taken together, any related insurance and condemnation proceeds will be applied either to the repair or restoration of all or part of the Property, with Lender having the right to hold and disburse the proceeds as the repair or restoration progresses, or to the payment of the Outstanding Principal Balance together with any accrued interest thereon.

(k)        Subleasing. The Ground Lease does not impose any restrictions on subleasing.

(l)         Ground Rent. No Ground Rent is payable to the ground lessor pursuant to the terms of the Ground Lease.

3.1.36 Tenant Grants and Credits. To Borrower’s knowledge, PUREgraphite Tenant has applied to receive and/or intends to apply to receive the following (collectively, the “Tenant Additional Incentives”): (a) a grant in the amount of approximately $3,000,000 from the State of Tennessee and/or the Tennessee Department of Economic and Community Development in connection with the creation and/or maintenance of certain jobs at the Property, (b) an economic development incentive in the amount of approximately $9,400,000 from the Tennessee Valley Authority (“TVA”) in connection with PUREgraphite Tenant’s operations at, and/or investments in, the Property, which incentive is anticipated to be applied as credits to monthly power bills over a period not to exceed five (5) years, and/or (c) an economic development incentive in the amount of approximately $255,000 from the TVA in the form of a grant that may be used, inter alia, for public or private infrastructure development, the purchase of fixed assets or energy efficiency. Neither Borrower nor the Property will have any liability in connection with the Tenant Additional Incentives, including, without limitation, as the result of any failure by PUREgraphite Tenant to satisfy any obligations in connection with such Tenant Additional Incentives. PUREgraphite Tenant’s obligations pursuant to the PUREgraphite Lease (x) are not contingent upon PUREgraphite Tenant’s receipt of any such Tenant Additional Incentives and (y) will not be materially impaired and/or otherwise affected in any material respect by any failure by PUREgraphite Tenant to receive all or any portion of the Tenant Additional Incentives.

3.1.37 Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity and to the best of Borrower’s knowledge, there are no illegal commercial activities or commercial activities relating to controlled substances at the Property (including, without limitation, any growing, distributing and/or dispensing of marijuana for commercial purposes, medical or otherwise for so long as the foregoing is a violation of a Legal Requirement of any applicable Governmental Authority).

Section 3.2       Survival of Representations. The representations and warranties set forth in Section 3.1 and elsewhere in this Agreement and the other Loan Documents shall (i) survive until the Obligations have been paid and performed in full and (ii) be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE 4

BORROWER COVENANTS

Until the end of the Term, Borrower hereby covenants and agrees with Lender that:

Section 4.1         Payment and Performance of Obligations. Borrower shall pay and otherwise perform the Obligations in accordance with the terms of this Agreement and the other Loan Documents.

Section 4.2       Due on Sale and Encumbrance; Transfers of Interests. Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners and members, as applicable, and principals of Borrower in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Property. Therefore, without the prior written consent of Lender, but, in each instance, subject to the provisions of Article 7, neither Borrower nor any other Person having a direct or indirect ownership or beneficial interest in Borrower shall sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer the Property or any part thereof, or any interest, direct or indirect, in Borrower, whether voluntarily or involuntarily or enter into or subject the Property to a PACE Loan (a “Transfer”). A Transfer within the meaning of this Section 4.2 shall be deemed to include (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower for the leasing of all or a substantial part of the Property for any purpose other than the actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases, Rents or other Gross Revenue; (iii) with respect to any corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock; (iv) with respect to any limited or general partnership, joint venture or limited liability company, or trust or other association, the change, removal, resignation or addition of a general partner, managing member, non-managing member, limited partner, joint venturer or member or beneficial or other interest, the transfer of the partnership interest of any general partner or limited partner, the transfer of the interest of any joint venturer or member or beneficial or other direct or indirect ownership interest or the creation or issuance of new membership or partnership interests or beneficial or other ownership interests; (v)   with respect to any limited liability company, the division (whether pursuant to Section 18-217 of the Act or otherwise) of any assets and liabilities of such entity amongst one or more new or existing entities; (vi) any action or occurrence which results in Key Principal no longer Controlling Borrower, (vii) any surrender, termination, cancellation, change, amendment, supplementation or other modification of the Ground Lease; (viii) any pledge, hypothecation, assignment, transfer or other encumbrance of any direct or indirect ownership interest in Borrower; and (ix) any exercise of any right of first refusal, right of first offer or other similar right to acquire and/or lease any additional real property, in each case, pursuant to the West End Supplemental Agreement (as defined on Schedule XIII hereto).

Section 4.3       Liens. Borrower shall not create, incur, assume or permit to exist any Lien on any direct or indirect interest in Borrower or any portion of the Property, except for the Permitted Encumbrances. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Liens on the Property, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv)    Borrower shall promptly upon final determination thereof pay the amount of any such Liens, together with all costs, interest and penalties which may be payable in connection therewith; (v) to insure the payment of such Liens, Borrower shall deliver to Lender either (A) cash in an amount equal to one hundred twenty-five percent (125%) of the contested amount or (B) a payment bond in an amount equal to one hundred percent (100%) of the contested amount from a surety acceptable to Lender in its reasonable discretion, (vi) failure to pay such Liens will not subject Lender to any civil or criminal liability, (vii) such contest shall not affect the ownership, use or occupancy of the Property, and (viii) Borrower shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (vii) of this Section 4.3. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.

Section 4.4        Special Purpose. Without in any way limiting the provisions of this Article 4, Borrower shall at all times be a Special Purpose Bankruptcy Remote Entity. Borrower shall not directly or indirectly make any change, amendment or modification to its organizational documents, or otherwise take any action which could result in Borrower not being a Special Purpose Bankruptcy Remote Entity.

Section 4.5        Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and all rights, licenses, permits, franchises and all applicable governmental authorizations necessary for the operation of the Property and comply with all Legal Requirements applicable to it and the Property.

Section 4.6        Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied, assessed or imposed as the same become due and payable, and shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower need not pay Taxes directly nor furnish such receipts for payment of Taxes to the extent that funds to pay for such Taxes have been deposited into the Tax Account pursuant to Section 6.3). Borrower shall timely file all federal, state, commonwealth, district and local and other tax returns required to be filed and timely pay all federal, state, commonwealth, district and local and other Taxes, assessments fees and other governmental charges levied or imposed upon Borrower or its properties, income or assets or that are otherwise due and payable by Borrower. Borrower shall not permit or suffer, and shall promptly discharge, any Lien or charge against the Property with respect to Taxes and Other Charges, and shall promptly pay for all utility services provided to the Property. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii)    such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of Taxes or Other Charges from the Property; (vi)    Borrower shall deposit with Lender cash or such other security as may be approved by Lender in an amount equal to one hundred twenty-five percent (125%) of the contested amount, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon, (vii)     failure to pay such Taxes or Other Charges will not subject Lender to any civil or criminal liability, (viii) such contest shall not affect the ownership, use or occupancy of the Property, and (ix)    Borrower shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (viii) of this Section 4.6. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the good faith judgment of Lender, the entitlement of such claimant is established or the Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.

Section 4.7       Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened against the Property, Borrower, Manager, or Guarantor which, if adversely determined against the Property, Borrower, Manager or Guarantor, as applicable, would be reasonably likely to materially adversely affect the Property or Borrower’s, Manager’s, or Guarantor’s condition (financial or otherwise) or business (including Borrower’s ability to perform its Obligations hereunder or under the other Loan Documents).

Section 4.8        Title to the Property. Borrower shall warrant and defend (a) its title to the Property and every part thereof, subject only to Permitted Encumbrances and (b) the validity and priority of the Liens of the Mortgage, the Assignment of Leases and this Agreement on the Property, subject only to Permitted Encumbrances, in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

Section 4.9           Financial Reporting.

4.9.1      Generally. Borrower shall keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with the Acceptable Accounting Method, and, to the extent required under Section 9.1 hereof, the requirements of Regulation AB, reflecting the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time during normal business hours upon reasonable notice (which may be given verbally) to Borrower to examine such books and records at the office of Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Lender shall desire. After an Event of Default, Borrower shall pay any costs incurred by Lender to examine such books, records and accounts, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

4.9.2       Quarterly Reports. Not later than forty-five (45) days following the end of each fiscal quarter (or not later than thirty (30) days following the end of each calendar month prior to a Securitization of the Loan), Borrower shall deliver to Lender:

(i)             unaudited financial statements, internally prepared on an accrual basis including a balance sheet and profit and loss statement as of the end of such quarter (or month) and for the corresponding quarter (or month) of the previous year, a statement of revenues and expenses for such quarter (or month) and the year to date, a statement of aging trade payables for the Property setting forth the payee, amount and date incurred of each unpaid trade payable, and a comparison of the year to date results with (i) the results for the same period of the previous year, (ii) the results that had been projected by Borrower for such period and (iii) the Annual Budget for such period and the Fiscal Year. Such statements for each quarter (or month) shall be accompanied by an Officer’s Certificate certifying (A) that such statements fairly represent the financial condition and results of operations of Borrower, (B) that as of the date of such Officer’s Certificate, no Event of Default exists under this Agreement, the Note or any other Loan Document or, if so, specifying the nature and status of each such Event of Default and the action then being taken by Borrower or proposed to be taken to remedy such Event of Default, (C) that as of the date of each Officer’s Certificate, no litigation exists involving Borrower or the Property in which the amount involved is $1,000,000 (in the aggregate) or more or in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taking in relation thereto and (D) the amount by which actual operating expenses were greater than or less than the operating expenses anticipated in the applicable Annual Budget. Such financial statements shall contain such other information as shall be reasonably requested by Lender for purposes of calculations to be made by Lender pursuant to the terms hereof;

(ii)           a true, correct and complete rent roll for the Property, dated as of the last month of such fiscal quarter (or month), showing the percentage of gross leasable area of the Property, if any, leased as of the last day of the preceding calendar quarter (or month), the current annual rent for the Property, the expiration date of each Lease, whether to Borrower’s knowledge any portion of the Property has been sublet, and if it has, the name of the subtenant, and such rent roll shall be accompanied by an Officer’s Certificate (A)   certifying that such rent roll is true, correct and complete in all material respects as of its date, (B) stating whether Borrower, within the past three (3) months, has issued a notice of default with respect to any Lease which has not been cured and the nature of such default, and (C) stating whether, within the past three (3) months, any Tenant has “gone dark” or Borrower has received a notice from any Tenant of its intention to “go dark”; and

(iii)          an Officer’s Certificate certifying (A) the total number of jobs at the Property that may be utilized to satisfy the Minimum Jobs Requirement (as defined in the PILOT Agreement) pursuant to and in accordance with the PILOT Agreement, including the average annual salary of such jobs, and (B) the aggregate amount of capital expenditures at the Property that may be utilized to satisfy the Minimum Investment Requirement (as defined in the PILOT Agreement) pursuant to and in accordance with the PILOT Agreement.

4.9.3      Annual Reports. Borrower shall deliver to Lender:

(i)            Not later than seventy-five (75) days after the end of each Fiscal Year of Borrower’s operations, unaudited financial statements, internally prepared on an accrual basis, covering the Property, including a balance sheet as of the end of such year, a statement of revenues and expenses for such year and the fourth quarter thereof, and stating in comparative form the figures for the previous Fiscal Year and the Annual Budget for such Fiscal Year, as well as the supplemental schedule of net income or loss presenting the net income or loss for the Property and occupancy statistics for the Property, and copies of all federal income tax returns to be filed. Such annual financial statements shall be accompanied by an Officer’s Certificate in the form required pursuant to Section 4.9.2(i) above;

(ii)           Not later than ninety (90) days after the end of each Fiscal Year of Borrower’s operations, financial statements reviewed by an Independent Accountant in accordance with the Acceptable Accounting Method, and, to the extent required under Section 9.1 hereof, the requirements of Regulation AB, covering the Property, including a balance sheet as of the end of such year, a statement of revenues and expenses for such year and the fourth quarter thereof, and stating in comparative form the figures for the previous Fiscal Year, as well as the supplemental schedule of net income or loss presenting the net income or loss for the Property and occupancy statistics for the Property, and copies of all federal income tax returns to be filed. Such annual financial statements shall be accompanied by an Officer’s Certificate in the form required pursuant to Section 4.9.2(i) above; and

(iii)           Not later than ninety (90) days after the end of each Fiscal Year of Borrower’s operations, an annual summary of any and all Capital Expenditures made at the Property during the prior twelve (12) month period.

4.9.4      Other Reports.

(a)         Borrower shall deliver to Lender, within fifteen (15) Business Days of the receipt thereof by Borrower, a copy of all reports prepared by Manager (if any) pursuant to the Management Agreement (if any), including, without limitation, the Annual Budget and any inspection reports.

(b)        Borrower shall, within fifteen (15) Business Days after request by Lender or, if all or part of the Loan is being or has been included in a Securitization, by the Rating Agencies, furnish or cause to be furnished to Lender and, if applicable, the Rating Agencies, in such manner and in such detail as may be reasonably requested by Lender or the Rating Agencies, such reasonable additional information as may be reasonably requested with respect to the Property.

(c)        Borrower shall submit to Lender the financial data and financial statements required, and within the time periods required, under clauses (f) and (g) of Section 9.1, if and when available.

(d)        Borrower shall furnish or cause to be furnished to Lender, upon request, any financial data or financial statements prepared by or on behalf of a Tenant under any Lease Sweep Lease, to the extent such financial data or statements were actually delivered to Borrower, including, without limitation, with respect to (A) the total number of jobs at the Property that may be utilized to satisfy the Minimum Jobs Requirement (as defined in the PILOT Agreement) pursuant to and in accordance with the PILOT Agreement, including the average annual salary of such jobs, and (B) the aggregate amount of capital expenditures at the Property that may be utilized to satisfy the Minimum Investment Requirement (as defined in the PILOT Agreement) pursuant to and in accordance with the PILOT Agreement.

(e)        Without limitation of the foregoing, Borrower shall furnish or cause to be furnished to Lender, upon request, any financial data or financial statements reasonably requested by Lender with respect to any Borrower Affiliated Lease (including, without limitation, the PUREgraphite Lease), any Borrower Affiliated Tenant (including, without limitation, PUREgraphite Tenant) and/or any Borrower Affiliated Lease Guarantor (including, without limitation, PUREgraphite Guarantor), including, without limitation, with respect to (A) the total number of jobs at the Property that may be utilized to satisfy the Minimum Jobs Requirement (as defined in the PILOT Agreement) pursuant to and in accordance with the PILOT Agreement, including the average annual salary of such jobs, and (B) the aggregate amount of capital expenditures at the Property that may be utilized to satisfy the Minimum Investment Requirement (as defined in the PILOT Agreement) pursuant to and in accordance with the PILOT Agreement.

4.9.5    Annual Budget. Borrower shall submit to Lender by June 1 of each year the Annual Budget for the succeeding Fiscal Year. During the continuance of a Trigger Period, Lender shall have the right to approve each Annual Budget (which approval shall not be unreasonably withheld so long as no Event of Default is continuing). Annual Budgets delivered to Lender (other than during the continuance of a Trigger Period) or approved by Lender during the continuance of a Trigger Period) shall hereinafter be referred to as an “Approved Annual Budget”. During the continuance of a Trigger Period, until such time that any Annual Budget has been approved by Lender, the prior Approved Annual Budget shall apply for all purposes hereunder (with such adjustments as reasonably determined by Lender to reflect actual increases in Taxes, Insurance Premiums and utilities expenses). To the extent Lender has approval rights over an Annual Budget pursuant to this Section 4.9.5, neither Borrower nor Manager shall change or modify the Annual Budget that has been approved by Lender without the prior written consent of Lender. During the continuance of a Trigger Period, Lender may require Borrower, on a quarterly basis, to furnish to Lender for approval (which approval shall not be unreasonably withheld provided no Event of Default exists) an updated Annual Budget.

4.9.6    Extraordinary Operating Expenses: During the continuance of a Trigger Period, in the event that Borrower incurs an extraordinary operating expense not set forth in the Approved Annual Budget (each an “Extraordinary Operating Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Operating Expense for Lender’s approval. Any Extraordinary Operating Expense approved by Lender is referred to herein as an (“Approved Extraordinary Operating Expense”). In no event shall management fees in excess of the Management Fee Cap be paid to Manager as part of the Approved Extraordinary Operating Expense funds distributed to Borrower during a Trigger Period pursuant to Section 6.16.1 unless expressly approved by Lender in advance in its sole discretion. Any Funds distributed to Borrower for the payment of Approved Extraordinary Operating Expenses pursuant to Section 6.16.1 shall be used by Borrower only to pay for such Approved Extraordinary Operating Expenses or reimburse Borrower for such Approved Extraordinary Operating Expenses, as applicable.

4.9.7    Breach. If Borrower fails to provide to Lender or its designee any of the financial statements, certificates, reports or information (the “Required Records”) required by this Section 4.9 within thirty (30) days after the date upon which such Required Record is due, Borrower shall pay to Lender, at Lender’s option and in its discretion, an amount equal to $2,500 for each Required Record that is not delivered; provided Lender has given Borrower at least fifteen (15)   days’ prior notice of such failure. In addition, thirty (30) days after Borrower’s failure to deliver any Required Records, Lender shall have the option, upon fifteen (15) days’ notice to Borrower to gain access to Borrower’s books and records and prepare or have prepared at Borrower’s expense, any Required Records not delivered by Borrower.

4.9.8    Actual Operating Expenses. Borrower shall furnish or cause to be furnished to Lender, within thirty (30) days after the end of each calendar month, a report (accompanied by an Officer’s Certificate stating that such items are true, correct and complete in all material respects) reconciling (a) the actual operating expenses paid in cash or incurred by or on behalf of Borrower with respect to the Property during such calendar month (the “Actual OpEx”) with (b) the operating expenses set forth in the Approved Annual Budget for such calendar month (the “Budgeted OpEx”). If the Budgeted OpEx exceeds the Actual OpEx for any calendar month, the amount of such excess shall be known as the “OpEx Overpayment Amount”.

Section 4.10     Access to Property. Borrower shall permit agents, representatives, consultants and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance written notice (which may be given by email), provided that Lender shall use commercially reasonably efforts to conduct such inspection in a manner that will minimize any interference with the operation, use and occupancy of the Property. Lender or its agents, representatives, consultants and employees as part of any inspection may take soil, air, water, building material and other samples from the Property, subject to the rights of Tenants under Leases.

Section 4.11      Leases.

4.11.1 Generally. Upon request, Borrower shall furnish Lender with executed copies of all Leases then in effect. All renewals of Leases and all proposed leases shall provide for rental rates and terms comparable to existing local market rates and shall be arm’s length transactions with bona fide, independent third-party Tenants. Within ten (10) days after the execution of a Lease or any renewals, amendments or modification of a Lease, Borrower shall deliver to Lender a copy thereof, together with Borrower’s certification that such Lease (or such renewal, amendment or modification) was entered into in accordance with the terms of this Agreement.

4.11.2 Approvals.

(a)        Any Lease and any renewals, amendments or modification of a Lease (provided such Lease or Lease renewal, amendment or modification is not a Major Lease (or a renewal, amendment or modification to a Major Lease)) that meets the following requirements may be entered into by Borrower without Lender’s prior consent: (i) provides for economic terms, including rental rates, comparable to existing local market rates for similar properties and is otherwise on commercially reasonable terms, (ii) has an initial term of not less than three (3) years and a total term (together with all extension and renewal options) of not more than ten (10) years, (iii)     unless a subordination, non-disturbance and attornment agreement is delivered pursuant to this Section 4.11.2, provides that such Lease is subordinate to the Mortgage and the Assignment of Leases and that the Tenant thereunder will attorn to Lender and any purchaser at a foreclosure sale, (iv) is with Tenants that are creditworthy, (v) is written substantially in accordance with the standard form of Lease which shall have been approved by Lender (subject to any commercially reasonable changes made in the course of negotiations with the applicable Tenant), (vi) is not with an Affiliate of Borrower or any Guarantor, and (vii) does not contain any option to purchase, any right of first refusal to purchase, any right to terminate (except if such termination right is triggered by the destruction or condemnation of substantially all of the Property) or any other terms which would materially adversely affect Lender’s rights under the Loan Documents. All other Leases (including Major Leases) and all renewals, amendments and modifications thereof executed after the date hereof shall be subject to Lender’s prior approval.

(b)        Borrower shall not permit or consent to any assignment or sublease of any Major Lease without Lender’s prior written approval. Lender, at Borrower’s sole cost and expense, shall execute and deliver its standard form of subordination, non-disturbance and attornment agreement to Tenants under any future Major Lease (other than a Borrower Affiliated Lease) approved by Lender upon request, with such commercially reasonable changes as may be requested by such Tenants and which are reasonably acceptable to Lender.

(c)        Borrower shall have the right, without the consent or approval of Lender, to terminate or accept a surrender of any Lease that is not a Major Lease so long as such termination or surrender is (i) by reason of a tenant default and (ii) in a commercially reasonable manner to preserve and protect the Property.

(d)          Notwithstanding anything to the contrary contained in this Section 4.11.2, provided no Event of Default is continuing, whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.11.2, Lender’s consent shall be deemed given if:

(i)             the first correspondence from Borrower to Lender requesting such approval or consent is in an envelope marked “PRIORITY” and contains a bold-faced, conspicuous (in a font size that is not less than fourteen (14) point) legend at the top of the first page thereof stating that “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY DBR INVESTMENTS CO. LIMITED TO NOVONIX 1029, LLC. FAILURE TO RESPOND TO THIS REQUEST WITHIN TWENTY (20) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”, and is accompanied by the information and documents required above, and any other information reasonably requested by Lender in writing prior to the expiration of such twenty (20) Business Day period in order to adequately review the same has been delivered; and

(ii)            if Lender fails to respond or to deny such request for approval in writing within the first ten (10) Business Days of such twenty (20) Business Day period, a second notice requesting approval is delivered to Lender from Borrower in an envelope marked “PRIORITY” containing a bold-faced, conspicuous (in a font size that is not less than fourteen (14) point) legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY DBR INVESTMENTS CO. LIMITED TO NOVONIX 1029, LLC. IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G., APPROVAL, DENIAL OR REQUEST FOR CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN TEN (10) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN” and Lender fails to provide a substantive response to such request for approval within such second ten (10) Business Day period.

4.11.3 Covenants. Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the Tenants thereunder to be observed or performed in a commercially reasonable manner, provided, however, Borrower shall not terminate or accept a surrender of a Major Lease without Lender’s prior approval; (iii)     shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); and (v) shall not alter, modify or change any Lease so as to change the amount of or payment date for rent, change the expiration date, grant any option for additional space or term, materially reduce the obligations of the Tenant or increase the obligations of the lessor. Upon request, Borrower shall furnish Lender with executed copies of all Leases. Borrower shall promptly send copies to Lender of all written notices of material default which Borrower shall receive under the Leases.

4.11.4 Security Deposits. All security deposits of Tenants, whether held in cash or any other form, shall be held in compliance with all Legal Requirements, shall not be commingled with any other funds of Borrower. During the continuance of an Event of Default, Borrower shall, upon Lender’s request, if permitted by applicable Legal Requirements, cause all such security deposits (and any interest theretofore earned thereon) to be transferred into the Deposit Account (which shall then be held by Deposit Bank in a separate Account), which shall be held by Deposit Bank subject to the terms of the Leases. Any bond or other instrument which Borrower is permitted to hold in lieu of cash security deposits under any applicable Legal Requirements (i) shall be maintained in full force and effect in the full amount of such deposits unless replaced by cash deposits as herein above described, (ii) shall be issued by an institution reasonably satisfactory to Lender, (iii) shall, if permitted pursuant to any Legal Requirements, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Lender), and (iv) shall in all respects comply with any applicable Legal Requirements and otherwise be satisfactory to Lender. Borrower shall, upon request, provide Lender with evidence satisfactory to Lender of Borrower’s compliance with the foregoing.

4.11.5 Lease Sweep Lease Covenants. Without limitation of the foregoing Sections 4.11.1 through 4.11.4, Borrower shall notify Lender (i) of receipt of any notice from any Tenant under a Lease Sweep Lease of its intention to discontinue its business at its Lease Sweep Space at the Property (or any material portion thereof) within five (5) Business Days after receipt from the applicable Tenant and (ii) of any default under a Lease Sweep Lease that continues beyond any applicable notice and cure periods, within five (5) Business Days after the expiration of such applicable notice and cure periods.

4.11.6 Borrower Affiliated Lease Covenants.

(a)        Without limitation of the foregoing Sections 4.11.1 through 4.11.5, (i)   Borrower shall not, without Lender’s prior written consent in its sole and absolute discretion, consent to or otherwise permit (x) any amendment, modification, assignment, transfer, release, termination, and/or cancellation of any Borrower Affiliated Lease Guaranty, and/or (y) any Borrower Affiliated Tenant to assign, transfer, pledge, mortgage, hypothecate, terminate, cancel, surrender or sublet its interest under any Borrower Affiliated Lease; (ii) upon the written request of Lender to Borrower during the continuance of (x) a Borrower Affiliated Lease Default Event, or (y) an Event of Default under the Loan Documents, Borrower shall diligently exercise Borrower’s rights and remedies under any such Borrower Affiliated Lease to terminate such Borrower Affiliated Lease and evict the Borrower Affiliated Tenant from the Property; (iii)     Borrower shall not do, permit, suffer or refrain from doing anything, as a result of which, there would be a default under any of the terms of any Borrower Affiliated Lease; and (iv) Borrower shall deliver to Lender prompt written notice of any default by any party under any Borrower Affiliated Lease and promptly deliver to Lender copies of any notice of default and/or other material notices, communications, plans, specifications and other similar instruments received or delivered by Borrower in connection therewith.

(b)        Borrower hereby grants the Lender the right (but, for the avoidance of doubt, Lender shall not have any obligation) to, if Borrower shall be in default under any Borrower Affiliated Lease, cause the default or defaults under such Borrower Affiliated Lease to be remedied and otherwise exercise any and all rights of Borrower under such Borrower Affiliated Lease, as may be reasonably necessary to prevent or cure any such default, and Lender shall have the right to enter all or any portion of the Property at such times and in such manner as Lender deems reasonably necessary, to prevent or to cure any such default.

(c)        The actions or payments of Lender to cure any default by Borrower under any Borrower Affiliated Lease shall not remove or waive, as between Borrower and Lender, the default that occurred under this Agreement by virtue of the default by Borrower under such Borrower Affiliated Lease. All sums expended by Lender to cure any such default shall be paid by Borrower to Lender, within five (5) Business Days after written demand, with interest on such sum at the rate set forth in this Agreement from the date such sum is expended to and including the date the reimbursement payment is made to Lender. All such indebtedness shall be deemed to be secured by the Mortgage.

(d)        Borrower shall notify Lender promptly in writing of the occurrence of any default by any Borrower Affiliated Tenant or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a default by any Borrower Affiliated Tenant under any Borrower Affiliated Lease, and the receipt by Borrower of any notice (written or otherwise) from any Borrower Affiliated Tenant under any Borrower Affiliated Lease noting or claiming the occurrence of any default by Borrower under such Borrower Affiliated Lease or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a default by Borrower under such Borrower Affiliated Lease.

(e)        Within five (5) days after receipt of written demand by Lender, Borrower shall obtain from each Borrower Affiliated Tenant and furnish to Lender the estoppel certificate of such Borrower Affiliated Tenant addressed to Lender, its successors and assigns in form and substance reasonably satisfactory to Lender stating, among other items, the date through which rent has been paid and whether or not there are any defaults thereunder and specifying the nature of such claimed defaults, if any.

(f)         Borrower covenants and agrees that each Borrower Affiliated Lease and all of the terms, covenants and provisions thereof, and all estates, options and rights created under each Borrower Affiliated Lease shall at all times be subordinate and subject to the terms and provisions of the Loan Documents and lien of the Mortgage (including, without limitation, all renewals, increases, modifications, spreaders, consolidations, replacements and extensions thereof).

Section 4.12       Repairs; Maintenance and Compliance; Alterations.

4.12.1 Repairs; Maintenance and Compliance. Borrower shall at all times maintain, preserve and protect all franchises and trade names, and Borrower shall cause the Property to be maintained in a good and safe condition and repair and shall not remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with Section 4.12.2 below and normal replacement of Equipment with Equipment of equivalent value and functionality). Borrower shall promptly comply with all Legal Requirements (including municipal, state and federal laws) and immediately cure properly any violation of a Legal Requirement. Borrower also hereby covenants and agrees that it shall not commit, permit or suffer to exist any illegal commercial activities or commercial activities relating to controlled substances at the Property (including, without limitation, any growing, distributing and/or dispensing of marijuana for commercial purposes, medical or otherwise for so long as the foregoing is a violation of a Legal Requirement of any applicable Governmental Authority). Borrower shall notify Lender in writing within one (1) Business Day after Borrower first receives notice of any such non-compliance. Borrower shall promptly repair, replace or rebuild any part of the Property that becomes damaged, worn or dilapidated and shall complete and pay for any Improvements at any time in the process of construction or repair.

4.12.2 Alterations. Borrower may, without Lender’s consent, perform alterations to the Improvements and Equipment which (i) do not constitute a Material Alteration, (ii) do not adversely affect Borrower’s financial condition or the value or net operating income of the Property and (iii) are in the ordinary course of Borrower’s business. Borrower shall not perform any Material Alteration without Lender’s prior written consent, which consent shall not, so long as no Event of Default has occurred and is continuing, be unreasonably withheld, conditioned or delayed. Lender may, as a condition to giving its consent to a Material Alteration, require that Borrower deliver to Lender security for payment of the cost of such Material Alteration and as additional security for Borrower’s Obligations under the Loan Documents, which security may be any of the following: (i) cash, (ii) a Letter of Credit, (iii) U.S. Obligations, or (iv) other securities acceptable to Lender, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold, and Lender may apply such security from time to time at the option of Lender to pay for such alterations. Upon substantial completion of any Material Alteration, Borrower shall provide evidence satisfactory to Lender that (i) the Material Alteration was constructed in accordance with applicable Legal Requirements, (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of liens, and (iii) all material licenses and permits necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued. If Borrower has provided cash security, as provided above, such cash shall be released by Lender to fund such Material Alterations, and if Borrower has provided non-cash security, as provided above, except to the extent applied by Lender to fund such Material Alterations, Lender shall release and return such security upon Borrower’s satisfaction of the requirements of the preceding sentence.

Section 4.13     Approval of Major Contracts. Borrower shall be required to obtain Lender’s prior written approval of any and all Major Contracts affecting the Property, which approval shall not, so long as no Event of Default has occurred and is continuing, be unreasonably withheld, conditioned or delayed.

Section 4.14      Property Management.

4.14.1 Management Agreement. Subject to Section 4.14.4 below, and in the event that Borrower enters into a Management Agreement in accordance with the terms hereof, Borrower shall (i) cause Manager to manage the Property in accordance with the Management Agreement, (ii) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed, (iii) promptly notify Lender of any default under the Management Agreement of which it is aware, (iv) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under the Management Agreement, and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its Obligations hereunder or under the Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed.

4.14.2 Prohibition Against Termination or Modification. In the event that Borrower enters into a Management Agreement in accordance with the terms hereof, Borrower shall not (i) surrender, terminate, cancel, modify, renew or extend the Management Agreement, (ii)    enter into any other agreement relating to the management or operation of the Property with Manager or any other Person, (iii) consent to the assignment by the Manager of its interest under the Management Agreement, or (iv) waive or release any of its rights and remedies under the Management Agreement, in each case without the express consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, with respect to a new property manager such consent may be conditioned upon Borrower delivering a Rating Agency Confirmation from each applicable Rating Agency as to such new property manager and management agreement. Notwithstanding the foregoing, however, provided no Event of Default is continuing, the approval of Lender and the Rating Agencies shall not be required with respect to the appointment of an Unaffiliated Qualified Manager. If at any time Lender consents to the appointment of a new property manager or a Qualified Manager is appointed, such new property manager (including a Qualified Manager) and Borrower shall, as a condition of Lender’s consent, execute (a) a management agreement in form and substance reasonably acceptable to Lender, (b) a subordination of management agreement in a form reasonably acceptable to Lender and (c) deliver an updated non-consolidation opinion in form and substance, and from counsel, reasonably satisfactory to Lender and satisfactory to the Rating Agencies, if such Qualified Manager is an Affiliate of Borrower, Guarantor or Key Principal (the foregoing conditions set forth in clauses (a)-(c), the “New Manager Conditions”).

4.14.3 Replacement of Manager. Lender shall have the right to require Borrower to replace the Manager with (x) an Unaffiliated Qualified Manager selected by Borrower or (y)   another property manager chosen by Borrower and approved by Lender (provided, that such approval may be conditioned upon Borrower delivering a Rating Agency Confirmation from each applicable Rating Agency as to such new property manager and management agreement) upon the occurrence of any one or more of the following events: (i) at any time following the occurrence of an Event of Default, (ii) if Manager shall be in default under the Management Agreement beyond any applicable notice and cure period, (iii) if Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, or (iv) if at any time the Manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds.

4.14.4 Self-Management. Notwithstanding the terms of Section 4.14.1 above, provided (i) no Event of Default has occurred and is continuing, (ii) the entire Property is demised pursuant to the PUREgraphite Lease or a replacement Lease entered into in accordance with terms hereof which is in full force and effect, (iii) the applicable Lease is a “triple net” lease and the Borrower does not have any ongoing management or operations obligations with respect to the applicable Lease or the Property, (iv) the Tenant pursuant to said Lease is not in material default thereunder (beyond any applicable notice and cure period), and (v) Borrower has not engaged any manager nor entered into any management agreement with respect to the Property, Borrower shall not be required to enter into a Management Agreement or engage a Manager to manage the Property, and the terms hereof regarding management of the Property shall be deemed satisfied (the foregoing, collectively, the “Management Waiver Conditions”). At any time that the Management Waiver Conditions are no longer satisfied, Lender shall have the right to require Borrower to (1) engage (x) an Unaffiliated Qualified Manager selected by Borrower or (y) another property manager chosen by Borrower and approved by Lender (provided, that such approval may be conditioned upon Borrower delivering a Rating Agency Confirmation from each applicable Rating Agency as to such new property manager and management agreement) to manage the Property in accordance with the terms hereof and (2) satisfy the New Manager Conditions in connection therewith.

Section 4.15      Performance by Borrower; Compliance with Agreements.

(a)        Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior consent of Lender.

(b)        Borrower shall at all times comply in all material respects with all Operations Agreements. Borrower agrees that without the prior written consent of Lender, Borrower will not amend, modify or terminate any of the Operations Agreements.

(c)        Borrower shall not cause and/or permit any bonds to be issued in connection with any of the PILOT Documents.

(d)        Notwithstanding the foregoing, or anything to the contrary set forth herein, Borrower may execute and deliver an easement agreement in substantially the form annexed hereto as Exhibit C (the “Additional Access Easement Agreement”), provided that (i) no Event of Default has occurred and is continuing, (ii) Borrower promptly causes such Additional Access Easement Agreement to be recorded with the office of the county clerk of Hamilton County, Tennessee, and (iii) Borrower promptly delivers to Lender a copy of the fully executed and recorded Additional Access Easement Agreement. Without limitation of the foregoing, if at any time any Affiliate of Borrower and/or Guarantor acquires the Burdened Parcel (as defined in the form of Additional Access Easement Agreement annexed hereto as Exhibit C), Borrower shall, within ten (10) Business Days of such acquisition, cause an Additional Access Easement Agreement to be executed, delivered and recorded in accordance with immediately preceding sentence. For the avoidance of doubt, upon the execution and delivery of the Additional Access Easement Agreement, the same shall be deemed to be included within the definition of “Property,” “Operations Agreement,” and “REA” for all purposes under the Loan Documents.

Section 4.16      Licenses; Intellectual Property; Website.

4.16.1 Licenses. Borrower shall keep and maintain all Licenses necessary for the operation of the Property as an industrial facility. Borrower shall not transfer any Licenses required for the operation of the Property.

4.16.2 Intellectual Property. Borrower shall keep and maintain all Intellectual Property relating to the Borrower’s ownership or leasehold interest in the Property, and all such Intellectual Property shall be held by and (if applicable) registered in the name of Borrower. Borrower shall not Transfer or let lapse any of its Intellectual Property without Lender’s prior consent.

4.16.3 Website. Any website with respect to the Property (other than Tenant websites) shall be maintained by or on behalf of Borrower and any such website shall be registered in the name of Borrower. Borrower shall not Transfer any such website without Lender’s prior consent.

Section 4.17      Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a)        furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b)        cure any defects in the execution and delivery of the Loan Documents and execute and deliver, or cause to be executed and delivered, to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to correct any omissions in the Loan Documents, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations, as Lender may reasonably require; and

(c)        do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender may reasonably require from time to time, including without limitation, upon Lender’s request, Borrower shall, and shall cause Guarantor to, reasonably cooperate with providing information reasonably requested by Lender to update compliance with Lender’s “Know Your Customer” and other similar policies and procedures during the term of the Loan.

Section 4.18      Estoppel Statement.

(a)        After request by Lender, Borrower shall within five (5) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the Outstanding Principal Balance of the Note, (ii) the Interest Rate, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment and performance of the Obligations, if any, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

(b)        Borrower shall deliver to Lender, upon request, an estoppel certificate from each Tenant under any Lease (provided that Borrower shall only be required to use commercially reasonable efforts to obtain an estoppel certificate from any Tenant not required to provide an estoppel certificate under its Lease) in form and substance reasonably satisfactory to Lender; provided, that Borrower shall not be required to deliver such certificates more frequently than three (3) times in any calendar year.

(c)        Borrower shall deliver to Lender, upon request, estoppel certificates from each party under any Operations Agreement, in form and substance reasonably satisfactory to Lender; provided, that Borrower shall not be required to deliver such certificates more than three (3)   times during the Term and not more frequently than once per calendar year (or twice during any calendar year in which a Securitization occurs).

(d)        Borrower shall deliver to Lender, upon request, estoppel certificates from the ground lessor, in form and substance reasonably satisfactory to Lender; provided, that Borrower shall not be required to deliver such certificates more than three (3) times during the Term and not more frequently than once per calendar year (or twice during any calendar year in which a Securitization occurs).

Section 4.19      Notice of Default. Borrower shall promptly advise Lender of the occurrence of any Default or Event of Default of which Borrower has knowledge.

Section 4.20     Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

Section 4.21      Indebtedness. Borrower shall not directly or indirectly create, incur or assume any Indebtedness other than (i) the Debt and (ii) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Property, which in the case of such unsecured trade payables (A) are not evidenced by a note, (B) do not exceed, at any time, a maximum aggregate amount of two percent (2%) of the Outstanding Principal Balance and (C) are paid within thirty (30) days of the date incurred (collectively, “Permitted Indebtedness”).

Section 4.22      Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property, and Borrower shall not change the use of the Property from the use of the Property existing as of the Closing Date. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.

Section 4.23      Dissolution. Borrower shall not (i) engage in any dissolution, liquidation, consolidation, division (whether pursuant to Section 18-217 of the Act or otherwise), or merger with or into any one or more other business entities, (ii) engage in any business activity not related to the ownership and operation of the Property, (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents, or (iv) cause, permit or suffer Borrower to (A)   dissolve, divide (whether pursuant to Section 18-217 of the Act or otherwise), wind up or liquidate or take any action, or omit to take any action, as a result of which Borrower would be dissolved, divided (whether pursuant to Section 18-217 of the Act or otherwise), wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the certificate of formation or operating agreement of Borrower, in each case without obtaining the prior consent of Lender.

Section 4.24     Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than the termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

Section 4.25     Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the partners, members or shareholders, as applicable, of Borrower except in the ordinary course of business and on terms which are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

Section 4.26     No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

Section 4.27      Principal Place of Business. Borrower shall not change its principal place of business from the address set forth on the first page of this Agreement without first giving Lender thirty (30) days prior written notice.

Section 4.28     Change of Name, Identity or Structure. Borrower shall not change Borrower’s name, identity (including its trade name or names) or convert from a Delaware single member limited liability company structure without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and without first obtaining the prior written consent of Lender; provided, however, that Borrower shall at all times be a Delaware single member limited liability company. Borrower shall deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.

Section 4.29      Costs and Expenses.

(a)        Except as otherwise expressed herein or in any of the other Loan Documents, Borrower shall pay or, if Borrower fails to pay, reimburse Lender (and for purposes of this Section 4.29, Lender shall also include the initial lender, its Affiliates, successors and assigns, and their respective officers and directors) upon receipt of notice from Lender, for all out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements (except to the extent expressly set forth in Section 10.21(a) hereof); (ii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date (except to the extent expressly set forth in Section 10.21(a) hereof); (iii) the negotiation, preparation, execution and delivery of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (iv) filing and recording of any Loan Documents; (v) title insurance, surveys, inspections and appraisals; (vi) the creation, perfection or protection of Lender’s Liens in the Property and the Accounts (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Lender’s Consultant, surveys and engineering reports); (vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, the Loan Documents, the Property, or any other security given for the Loan; (viii) fees charged by Servicer (except to the extent expressly set forth in Section 10.21) or, if a Securitization has occurred, the Rating Agencies in connection with the Loan or any modification thereof; and (ix) enforcing any Obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings (including fees and expenses for title and lien searches, intangible taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Lender’s Consultant, surveys and engineering reports); provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the active gross negligence, illegal acts, fraud or willful misconduct of Lender. All amounts payable to Lender or Servicer in exercising its rights under this Section 4.29 (including, but not limited to, disbursements, advances and reasonable legal expenses incurred in connection therewith), shall be payable upon demand, secured by this Agreement and interest thereon shall accrue at the Default Rate from the date incurred if such amounts are not paid within five (5) Business Days after demand for payment therefor is made by Lender.

(b)        In addition, in connection with any Rating Agency Confirmation, Review Waiver or other Rating Agency consent, approval or review requested or required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all of the costs and expenses of Lender, Servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.

(c)        Any costs and expenses due and payable by Borrower hereunder which are not paid by Borrower within ten (10) days after demand may be paid from any amounts in the Deposit Account, with notice thereof to Borrower. The obligations and liabilities of Borrower under this Section 4.29 shall (i) become part of the Obligations, (ii) be secured by the Loan Documents and (iii) survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.

Section 4.30      Indemnity. Borrower shall indemnify, defend and hold harmless Lender (and for purposes of this Section 4.30, Lender shall also include the initial lender, its Affiliates, successors and assigns, and their respective officers and directors) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its Obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents; (ii) the use or intended use of the proceeds of the Loan; (iii) any information provided by or on behalf of Borrower, or contained in any documentation approved by Borrower; (iv) ownership of the Mortgage, the Property or any interest therein, or receipt of any Rents or other Gross Revenue (including due to any Increased Costs, Special Taxes or Other Taxes); (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi)    any use, nonuse or condition in, on or about the Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of the Property; (viii) any failure of the Property to comply with any Legal Requirement; (ix) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving the Property or any part thereof, or any liability asserted against Lender with respect thereto; and (x) the claims of any lessee of any portion of the Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the active gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

Section 4.31       ERISA.

(a)        Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender or any assignee of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Code.

(b)        Borrower shall not maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of Borrower to, maintain, sponsor, contribute to or become obligated to contribute to, any Plan or any Welfare Plan or permit the assets of Borrower to become “plan assets,” within the meaning of 29 C.F.R. 2510.3-101, as modified in application by Section 3(42) of ERISA.

(c)        Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the Term, as requested by Lender in its sole discretion, that (A) Borrower and Guarantor are not and do not maintain an “employee benefit plan” as defined in Section 3(32) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower and Guarantor are not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) the assets of Borrower and Guarantor do not constitute “plan assets” within the meaning of 29 C.F.R §2510.3-101 as modified in application by Section 3(42) of ERISA of any “benefit plan investor” as defined in Section 3(42) of ERISA.

Section 4.32      Patriot Act Compliance.

(a)        Borrower will comply with the Patriot Act, Anti-Money Laundering Laws and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, including those relating to money laundering and terrorism. Lender shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, including those relating to money laundering and terrorism.

(b)       Neither Borrower nor any owner of a direct or indirect interest in Borrower (i)    is or will be a Person listed on any Government Lists, (ii) is or will be a Person listed in the annex to, or otherwise subject to the prohibitions of, Presidential Executive Order No. 13224 (Sept. 23, 2001) (“Executive Order 13224”), or subject to any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other executive orders in respect thereof, (iii) is a Person that has been previously or will be indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iv) is a Person that is currently or will be under investigation by any Governmental Authority for any Patriot Act Offence or other alleged criminal activity (any Person described in any of the foregoing clauses (i)-(iv), a “Proscribed Person”). For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under any Anti-Money Laundering Laws. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (1) the Specially Designated Nationals and Blocked Persons Lists and any replacement or other lists maintained by the Office of Foreign Assets Control or by any successor thereto (“OFAC”), (2) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC, and (3) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America.

(c)        At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (i) none of the funds or other assets of Borrower, Key Principal or Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§  1701 et seq., as amended, The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), the Patriot Act, Executive Order 13224, and any legislation, executive orders and rules and regulations, enabling or promulgated under any of the foregoing (each, an “Embargoed Person”), with the result that the investment in Borrower, Key Principal or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law, or the Loan made by Lender would be in violation of law, (ii) no Embargoed Person or other Prohibited Person shall have any interest of any nature whatsoever in Borrower, Key Principal or Guarantor, as applicable, with the result that the investment in Borrower, Key Principal or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law, and (iii) none of the funds of Borrower, Key Principal or Guarantor, as applicable, shall be derived from any unlawful activity with the result that the investment in Borrower, Key Principal or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law.

Section 4.33     Anti-Corruption Obligations. Borrower represents and warrants that, in connection with this Agreement, Borrower and, to Borrower’s knowledge, each Person that has an economic interest in Borrower, has complied with and will continue to comply with all applicable anti-bribery and corruption laws and regulations, including the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010 (the “Anti-Corruption Obligation”). Borrower shall, at all times throughout the Term, maintain and enforce appropriate policies, procedures and controls to ensure compliance with the Anti-Corruption Obligation.

Section 4.34      Letters of Credit.

(a)             All Letters of Credit delivered to Lender in connection with this Loan shall be held as collateral and additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on all or any portion of any such Letter of Credit and to apply such amount drawn to payment of the Debt in such order, proportion or priority as Lender may determine. Any such application to the Debt after an Event of Default shall be subject to Prepayment Fee and/or Liquidated Damages Amount, if any, applicable thereto. On the Maturity Date, if the Debt has not otherwise been paid in full, any or all of such Letters of Credit may be applied to reduce the Debt. Neither Borrower nor the applicant/obligor under any Letter of Credit shall be entitled to draw upon any Letter of Credit.

(b)             Notwithstanding anything to the contrary contained herein, Borrower shall only be permitted to deliver a Letter of Credit hereunder to the extent the amount of such Letter of Credit, together with the amounts of all other outstanding Letters of Credit, does not exceed ten percent (10%) of the outstanding principal balance of the Loan. In no event shall Borrower be an account party to, or have or incur any reimbursement obligations in connection with, any Letter of Credit. With respect to any Letter of Credit delivered to Lender in connection with the Loan, such Letter of Credit must be accompanied by an instrument reasonably acceptable to Lender whereby the applicant/obligor under such Letter of Credit shall have waived all rights of subrogation against Borrower thereunder until the Debt has been paid in full. Borrower’s delivery of any Letter of Credit after the date hereof shall, at Lender’s option, be conditioned upon Lender’s receipt of an deliver an updated non-consolidation opinion in form and substance, and from counsel, reasonably satisfactory to Lender and satisfactory to the Rating Agencies.

(c)             Lender shall have the right to transfer and/or assign any Letter of Credit delivered to Lender in connection with the Loan to any assignee or holder of all or any portion of the Loan or any successor to all or any portion of any interest in the Loan or any portion thereof, or to any Servicer, or to any designee of any of the foregoing. Borrower shall assist and cooperate with Lender in any such transfer or assignment of any Letter of Credit and shall reimburse Lender for any and all out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with any such transfer or assignment of a Letter of Credit and Borrower shall pay for any transfer fees and/or other charges which are payable to the bank issuing any such Letter of Credit as a result of any such transfer or assignment of a Letter of Credit.

(d)             In addition to any other right Lender may have to draw upon any Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full any Letter of Credit: (i) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the applicable Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) with respect to any Letter of Credit with a stated expiration date, if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least twenty (20) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided at least ten (10) Business Days prior to such termination); or (iv) if the bank issuing the Letter of Credit shall cease to be an Approved LC Bank and Borrower shall not have replaced such Letter of Credit with a Letter of Credit issued by an Approved LC Bank within ten (10) Business Days after notice thereof. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in clauses (i), (ii), (iii) or (iv) above and shall not be liable for any losses sustained by Borrower or applicant/obligor due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the applicable Letter of Credit.

(e)             Borrower shall Borrower shall pay to Lender all of Lender’s out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any Letter of Credit, including without limitation any review, issuance, transfer or draw of any Letter of Credit.

Section 4.35         Ground Lease.

(a)	Borrower shall:

(i)       pay all rents, additional rents and other sums required to be paid by Borrower (if any), as tenant under and pursuant to the provisions of the Ground Lease, as and when such rent or other charge is payable,

(ii)      diligently perform and observe all of the terms, covenants and conditions of the Ground Lease on the part of Borrower, as tenant thereunder, to be performed and observed, at least three (3) days prior to the expiration of any applicable grace period therein provided; and

(iii)     promptly notify Lender of the giving of any written notice by the lessor under the Ground Lease to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Ground Lease on the part of Borrower, as tenant thereunder, to be performed or observed, and deliver to Lender a true copy of each such notice.

(b)          Borrower shall not, without the prior consent of Lender, (i) surrender the leasehold estate created by the Ground Lease, (ii) terminate or cancel the Ground Lease, (iii) modify, change, supplement, alter or amend in any material respect the Ground Lease, or (iv) waive any rights under the Ground Lease, either orally or in writing. Borrower hereby assigns to Lender, as further security for the payment and performance of the Obligations and for the performance and observance of the terms, covenants and conditions of the Mortgage, this Agreement and the other Loan Documents, all of the rights, privileges and prerogatives of Borrower, as tenant under the Ground Lease, to surrender the leasehold estate created by the Ground Lease or to terminate, cancel, modify, change, supplement, alter, amend or waive any rights under the Ground Lease in any material respect, and any such surrender of the leasehold estate created by the Ground Lease or termination, cancellation, modification, change, supplement, alteration, amendment of or waiver of rights under the Ground Lease in any material respect without the prior consent of Lender shall be void and of no force and effect.

(c)           If Borrower shall default in the performance or observance of any material term, covenant or condition of the Ground Lease on the part of Borrower, as tenant thereunder, to be performed or observed, then, without limiting the generality of the other provisions of the Mortgage, this Agreement and the other Loan Documents, and without waiving or releasing Borrower from any of its Obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the material terms, covenants and conditions of the Ground Lease on the part of Borrower, as tenant thereunder, to be performed or observed or to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Ground Lease shall be kept unimpaired as a result thereof and free from default, even though the existence of such event of default or the nature thereof be questioned or denied by Borrower or by any party on behalf of Borrower. If Lender shall make any payment or perform any act or take action in accordance with the preceding sentence, Lender will notify Borrower of the making of any such payment, the performance of any such act or the taking of any such action. In any such event, subject to the rights of Tenants, subtenants and other occupants under the Leases or of parties to any REA, Lender and any Person designated as Lender’s agent by Lender shall have, and are hereby granted, the right to enter upon the Property at any reasonable time, on reasonable notice (which may be given verbally) and from time to time for the purpose of taking any such action. Lender may pay and expend such sums of money as Lender reasonably deems necessary for any such purpose and upon so doing shall be subrogated to any and all rights of the landlord under the Ground Lease. Borrower hereby agrees to pay to Lender within five (5) days after demand, all such sums so paid and expended by Lender, together with interest thereon from the day of such payment at the Default Rate. All sums so paid and expended by Lender and the interest thereon shall be secured by the legal operation and effect of the Mortgage.

(d)           If the lessor under the Ground Lease shall deliver to Lender a copy of any notice of default sent by said lessor to Borrower, as tenant under the Ground Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. Borrower shall exercise each individual option, if any, to extend or renew the term of the Ground Lease upon demand by Lender made at any time within one (1) year prior to the last day upon which any such option may be exercised, and if Borrower shall fail to do so, Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Borrower will not subordinate or consent to the subordination of the Ground Lease to any mortgage, security deed, lease or other interest on or in the landlord’s interest in all or any part of the Property.

(e)           Unless Lender shall otherwise expressly consent in writing, there shall be no merger of the Ground Lease, nor of the leasehold estate or other estate created thereby, with the fee estate in the land demised thereunder by reason of the fact that the Ground Lease, or the leasehold estate or other estate created thereby, may be held directly or indirectly by or for the account of any person or entity who or which also holds the fee estate in the land demised thereunder.

(f)            Borrower acknowledges that pursuant to Section 365 of the Bankruptcy Code, it is possible that a trustee in bankruptcy of ground lessor, or ground lessor as a debtor-in-possession, could reject the Ground Lease, in which case, Borrower, as tenant, would have the election described in Section 365(h) of the Bankruptcy Code (which election, as the same may be amended from time to time, and together with any comparable right under any other state or federal law relating to bankruptcy, reorganization or other relief for debtors, whether now or hereafter in effect, is herein called the “Election”) to treat the Ground Lease as terminated by such rejection or, in the alternative, to remain in possession for the balance of the term of the Ground Lease and any renewal or extension thereof that is enforceable by the tenant under applicable non-bankruptcy law. Borrower shall not permit the termination of the Ground Lease by exercise of the Election or otherwise without the prior written consent of Lender, which consent may be withheld, conditioned or delayed for any reason in Lender’s sole and absolute discretion. Borrower acknowledges that since the Ground Lease is a primary part of the security for the Obligations, it is not anticipated that Lender would consent to termination of the Ground Lease. In order to secure the covenant made in this paragraph and as security for the Obligations, Borrower assigns the Election and all rights related thereto to Lender. Borrower acknowledges and agrees that the foregoing assignment of the Election and related rights is one of the rights which Lender may use at any time in order to protect and preserve the other rights and interests of Lender under this Agreement and the other Loan Documents, since exercise of the Election in favor of terminating the Ground Lease would constitute waste hereunder. Borrower agrees that exercise of the Election in favor of preserving the right to possession under the Ground Lease shall not be deemed to constitute a taking or sale of the Property by Lender and shall not entitle Borrower to any credit against the Obligations. Borrower acknowledges and agrees that in the event the Election is exercised in favor of Borrower remaining in possession, Borrower’s resulting rights under the Ground Lease, as adjusted by the effect of Section 365 of the Bankruptcy Code, shall then be part of the Property and shall be subject to the Liens created by this Agreement, the Mortgage and the other Loan Documents.

(g)        If there shall be filed by or against Borrower a petition under the Bankruptcy Code, and Borrower, as the tenant under the Ground Lease, shall determine to reject the Ground Lease pursuant to Section 365(a) of the Bankruptcy Code, then Borrower shall give Lender not less than ten (10) days’ prior notice of the date on which Borrower shall apply to the bankruptcy court for authority to reject the Ground Lease. Lender shall have the right, but not the obligation, to serve upon Borrower within such ten (10) day period a notice stating that (i) Lender demands that Borrower assume and assign the Ground Lease to Lender pursuant to Section 365 of the Bankruptcy Code and (ii) Lender agrees to cure or provide adequate assurance of prompt cure of all defaults and provide adequate assurance of future performance under the Ground Lease; provided, that such defaults are susceptible to cure. If Lender serves upon Borrower the notice described in the preceding sentence, Borrower shall not seek to reject the Ground Lease and shall comply with the demand provided for in clause (i) of the preceding sentence within thirty (30) days after the notice shall have been given, subject to the performance by Lender of the agreement provided for in clause (ii) of the preceding sentence. Effective upon the entry of an order for relief in respect of Borrower under the Bankruptcy Code, Borrower hereby assigns and transfers to Lender a non-exclusive right to apply to the bankruptcy court under Section 365(d)(4) of the Bankruptcy Code for an order extending the period during which the Ground Lease may be rejected or assumed.

Section 4.36     Scheduled Capital Expenditures Work. Borrower shall complete all of the Scheduled Capital Expenditures Work in accordance with the plans and specifications attached hereto as Schedule XI and all applicable Legal Requirements, on or prior to the date that is one hundred eighty (180) days following the Closing Date (the “Scheduled Capital Expenditures Work Completion Outside Date”), provided that such 180-day period shall be automatically extended for successive 30-day periods so long as (a) no Event of Default has occurred and is continuing and (b) Borrower diligently pursuing completion of the Scheduled Capital Expenditures Work in good faith, provided further, however, that, notwithstanding the foregoing, the Scheduled Capital Expenditures Work Completion Outside Date shall not be extended beyond the date that is eighteen (18) months following the Closing Date.

Section 4.37      Required Repairs.

(a)       Borrower shall perform the repairs and other work at the Property as set forth on Schedule II (such repairs and other work hereinafter referred to as “Required Repairs”) and shall complete each of the Required Repairs on or before the respective deadline for each repair as set forth on Schedule II, which may be extended at Lender’s option if diligently pursued.

(b)       Without limitation of the foregoing, Borrower shall cause an additional 136 parking spaces to be striped at the Property (such that the Property has 167 total parking spaces) in compliance with all applicable Legal Requirements within 180 days of the Closing Date (which such deadline may be extended at Lender’s option if diligently pursued).

Section 4.38       Alternative Access with Respect to Affected Underground Utilities. If the Affected Underground Utilities are curtailed and/or are no longer accessible and/or otherwise available, then Borrower (a) shall promptly notify Lender of the same and (b) shall diligently and promptly implement (or shall cause to be diligently and promptly implemented) alternative access to the relevant public utilities necessary or convenient to the full use and enjoyment of the Property for the Borrower’s and/or any Tenant’s intended uses via one or more public rights-of-way abutting the Property, or pass through private property and be subject to a valid irrevocable easement to which the Property has uninhibited access rights, in each case, in compliance with all applicable Legal Requirements and all of the applicable terms and conditions hereof.

ARTICLE 5

INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1           Insurance.

5.1.1      Insurance Policies.

(a)         Borrower, at its sole cost and expense, shall obtain and maintain during the entire Term, or cause to be maintained, insurance policies for Borrower and the Property providing at least the following coverages:

(i)       Property insurance against loss or damage by fire, any type of wind (including named storms), lightning, and such other perils as are included in a standard “special form” or “all-risk” policy, and against loss or damage by all other risks and hazards covered by a standard extended coverage insurance policy, with no exclusion for damage or destruction caused by acts of terrorism (or, subject to Section 5.1.1(i) below, standalone coverage with respect thereto) riot and civil commotion, vandalism, malicious mischief, burglary and theft (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of the Property, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) have deductibles no greater than $500,000, with the exception of windstorm or earthquake, which may have deductibles not to exceed five percent (5%) of the total insurable value of the Property per occurrence; (C) to be written on a no coinsurance form or containing an agreed amount endorsement with respect to the Improvements and personal property at the Property waiving all co-insurance provisions; and (D) containing “Ordinance or Law Coverage” coverage if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, and compensating for loss to the undamaged portion of the building, the cost of demolition and the increased costs of construction, each in amounts as required by Lender. In addition, Borrower shall obtain: (y) if any portion of the Improvements or Personal Property is currently or at any time in the future located in a federally designated special flood hazard area (“SFHA”), flood hazard insurance for all such Improvements and/or Personal Property located in the SFHA in an amount equal to the (1) the maximum amount of building and, if applicable, contents insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended (the “Flood Insurance Acts”) plus (2) such additional coverage as Lender shall require, subject to a deductible not to exceed an amount equal to the maximum available through the Flood Insurance Acts; and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender (provided that Lender shall not require earthquake insurance unless the Property is located in an area with a high degree of seismic activity and a Probable Maximum Loss (“PML”) or Scenario Expected Loss (“SEL”) of greater than 20%), provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii)      commercial general liability insurance, including coverages against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form and containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00), with a combined limit per policy year, excluding umbrella coverage, of not less than Two Million and No/100 Dollars ($2,000,000.00); (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; and (4) contractual liability for all insured contracts to the extent the same is available;

(iii)     rental loss and/or business income interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above, subsection (vi) below and Section 5.1.1(h) below; (C) covering a period of restoration of eighteen (18) months; and (D) in an amount no less than Three Million and No/100 Dollars ($3,000,000.00), provided, however, the amount of such loss of rents or business income insurance shall be increased each year at renewal during the Term, as and when the estimated or actual Rents or business income exposure increases, equal to a period of eighteen (18) months. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the actual Rents or Gross Revenue from the Property (less non-continuing expenses) for the succeeding eighteen (18) month period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the Obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its Obligations to pay the Debt on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv)        at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the property or liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella liability insurance covering claims related to the construction, repairs or alterations being made which are not covered by or under the terms or provisions of the commercial general liability and umbrella liability insurance policy required as set forth in Section 5.1.1(a); and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)        workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with limits which are required from time to time by Lender in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi)      comprehensive boiler and machinery/equipment breakdown insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii)       umbrella liability insurance in addition to primary coverage in an amount not less than $10,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above and subsection (viii) below;

(viii)     motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, with limits which are required from time to time by Lender (if applicable);

(ix)         pollution legal liability insurance against claims for pollution and remediation legal liability resulting from existing conditions and new pollution events related to the Property in form and substance acceptable to Lender;

(x)          insurance against employee dishonesty with respect to any employees of Borrower in an amount not less than one (1) month of Gross Revenue from the Property and with a deductible not greater than Twenty Five Thousand and No/100 Dollars ($25,000.00); and

(xi)        upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Property located in or around the region in which the Property is located.

(b)          All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and shall be subject to the approval of Lender as to form and substance, including insurance companies, amounts, deductibles, loss payees and insureds. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies (and, upon the written request of Lender, copies of such Policies) accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c)           Any blanket insurance Policy shall be subject to Lender approval and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 5.1.1(a) (any such blanket policy, an “Acceptable Blanket Policy”). To the extent that the Policies are maintained pursuant to an Acceptable Blanket Policy that covers more than one location within a one thousand foot radius of the Property (the “Radius”), the limits of such Acceptable Blanket Policy must be sufficient to maintain coverage as set forth in Section 5.1.1(a) for the Property and any and all other locations combined within the Radius that are covered by such blanket policy calculated on a total insured value basis. Borrower shall notify Lender of any changes to the Acceptable Blanket Policy, including changes to the limits and the insured values covered under the Acceptable Blanket Policy, which such changes shall be subject Lender’s approval.

(d)          All Policies of insurance provided for or contemplated by Section 5.1.1(a) shall name Borrower as a named insured and, with respect to Policies of liability insurance, except for the Policies referenced in Section 5.1.1(a)(v) and (viii), shall name Lender and its successors and/or assigns as additional insured, as its interests may appear, and in the case of Policies of property insurance, including but not limited to special form/all-risk, boiler and machinery, terrorism, windstorm, flood, rental loss and/or business interruption and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender unless below the threshold for Borrower to handle such claim without Lender intervention as provided in Section 5.2 below. Additionally, if Borrower obtains property insurance coverage in addition to or in excess of that required by Section 5.1.1(a)(i), then such insurance policies shall also contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)	All Policies of insurance provided for in Section 5.1.1(a) shall:

(i)       with respect to the Policies of property insurance, contain clauses or endorsements to the effect that, (1) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned, (2) the Policies shall not be cancelled without at least 30 days’ written notice to Lender, except ten (10) days’ notice for non-payment of premium and (3) the issuer(s) of the Policies shall give written notice to Lender if the issuers elect not to renew the Policies prior to its expiration;

(ii)      with respect to all Policies of liability insurance, if obtainable by Borrower using commercially reasonable efforts, contain clauses or endorsements to the effect that, (1) the Policy shall not be canceled without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured (other than in the case of non-payment in which case only ten days prior notice, or the shortest time allowed by applicable Legal Requirement (whichever is longer), will be required) and shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice and (2) the issuers thereof shall give notice to Lender if the issuers elect not to renew such Policies prior to its expiration. If the issuers cannot or will not provide notice, the Borrower shall be obligated to provide such notice; and

(iii)         not contain any clause or provision that would make Lender liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)           If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Mortgage and shall bear interest at the Default Rate.

(g)           In the event of foreclosure of the Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Obligations, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(h)           The property insurance, commercial general liability, umbrella liability insurance and rental loss and/or business interruption insurance required under Sections 5.1.1(a)(i), (ii), (iii) and (vii) above shall cover perils of terrorism and acts of terrorism (or at least not specifically exclude same) and Borrower shall maintain property insurance, commercial general liability, umbrella liability insurance and rental loss and/or business interruption insurance for loss resulting from perils and acts of terrorism on terms (including amounts and deductibles) consistent with those required under Sections 5.1.1(a)(i), (ii), (iii) and (vii) above (or at least not specifically excluding same) at all times during the term of the Loan. For so long as TRIPRA is in effect and continues to cover both foreign and domestic acts, Lender shall accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA.

(i)            Notwithstanding anything in subsection (a)(i) or (h) above to the contrary, Borrower shall be required to obtain and maintain coverage in its property insurance Policy (or by a separate Policy) against loss or damage by terrorist acts in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of the Property plus the rental loss and/or business interruption coverage under subsection (a)(iii) above; provided that such coverage is available. In the event that such coverage with respect to terrorist acts is not included as part of the “all risk” property policy required by subsection (a)(i) above, Borrower shall, nevertheless be required to obtain coverage for terrorism (as standalone coverage) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of the Property plus the rental loss and/or business interruption coverage under subsection (a)(iii) above; provided that such coverage is available. Borrower shall obtain the coverage required under this clause (i) from a carrier which otherwise satisfies the rating criteria specified in Section 5.1.2 below (a “Qualified Carrier”) or in the event that such coverage is not available from a Qualified Carrier, Borrower shall obtain such coverage from the highest rated insurance company providing such coverage.

(j)            Without limitation of the foregoing, on or prior to August 18, 2021, Borrower shall deliver to Lender evidence of excess flood coverage satisfactory to Lender with a limit no less than $2,000,000 and on terms consistent with the comprehensive all-risk policy required pursuant to Section 5.1.1(a)(i) above, except subject to a deductible not to exceed an amount equal to the maximum available through the Flood Insurance Acts (the “Required Excess Flood Coverage Policy”), which such Required Excess Flood Coverage Policy shall, for the avoidance of doubt, be deemed to be a Policy for all purposes hereunder.

5.1.2       Insurance Company. All Policies required pursuant to Section 5.1.1: (i) shall be issued by companies authorized or licensed to do business in the state where the Property is located, with a financial strength and claims paying ability rating of “A-” or better by S&P and “A:X” or better by in the current Best’s Insurance Reports; provided, however for multi-layered policies, all carriers must have an “A:X” or better rating in the current Best’s Insurance Reports, and (A) if four (4) or fewer insurance companies issue the Policies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A-” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the insurance companies, with no carrier below “BBB” with S&P and “Baa2” by Moody’s, to the extent Moody’s rates the insurance companies, or (B) if five (5) or more insurance companies issue the Policies, then at least sixty percent (60%) of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A-” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the insurance companies, with no carrier below “BBB” with S&P and “Baa2” by Moody’s, to the extent Moody’s rates the insurance companies; (ii) shall, with respect to all property insurance policies and rental loss and/or business interruption insurance policies, contain a Standard Mortgagee Clause/Lender’s Loss Payable Endorsement, or their equivalents, naming Lender as the person to whom all payments made by such insurance company shall be paid; (iii) shall contain a waiver of subrogation against Lender; (iv) shall contain such provisions as Lender deems reasonably necessary or desirable to protect its interest including endorsements providing (A) that neither Borrower, Lender nor any other party shall be a co-insurer under said Policies and (B) in addition to complying with any other requirements expressly set forth in Section 5.1 for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of properties with a standard of operation and maintenance comparable to and in the general vicinity of the Property, but in no event in excess of an amount reasonably acceptable to Lender; and (v) shall be satisfactory in form and substance to Lender and shall be approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds. In addition to the insurance coverages described in Section 5.1.1 above, Borrower shall obtain such other insurance as may from time to time be reasonably required by Lender in order to protect its interests. Complete copies of the Policies shall be delivered to Lender at the address below (or to such other address or Person as Lender shall designate from time to time by notice to Borrower) on the date hereof with respect to the current Policies and within thirty (30) days after the effective date thereof with respect to all renewal Policies:

DBR INVESTMENTS CO. LIMITED

60 Wall Street, 10th Floor

New York, New York 10005

Attn: Joanne Marcino

Borrower shall pay the Insurance Premiums annually in advance as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender (provided, however, that Borrower shall not be required to pay such Insurance Premiums nor furnish such evidence of payment to Lender in the event that the amounts required to pay such Insurance Premiums have been deposited into the Insurance Account pursuant to Section 6.4 hereof). Within thirty (30) days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices.

Section 5.2       Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice thereof to Lender. Following the occurrence of a Casualty, Borrower, regardless of whether insurance proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the Property in accordance with Legal Requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve any final settlement) (i) if an Event of Default is continuing or (ii) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than One Million and No/100 Dollars ($1,000,000) and Borrower shall deliver to Lender all instruments required by Lender to permit such participation. Any Insurance Proceeds in connection with any Casualty (whether or not Lender elects to settle and adjust the claim or Borrower settles such claim) shall be due and payable solely to Lender and held by Lender in accordance with the terms of this Agreement. In the event Borrower or any party other than Lender is a payee on any check representing Insurance Proceeds with respect to any Casualty, Borrower shall immediately endorse, and cause all such third parties to endorse, such check payable to the order of Lender. Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to endorse any such check payable to the order of Lender. Borrower hereby releases Lender from any and all liability with respect to the settlement and adjustment by Lender of any claims in respect of any Casualty.

Section 5.3       Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of all or any portion of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 5.4, whether or not an Award is available to pay the costs of such Restoration. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 5.4          Restoration. The following provisions shall apply in connection with the Restoration:

(a)         If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, and provided no Event of Default is continuing, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 5.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)         If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 5.4. The term “Net Proceeds” shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 5.1.1(a)(i), (iii), (iv) and (vi) and Section 5.1.1(h) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)          The Net Proceeds shall be made available to Borrower for Restoration upon the determination of Lender, in its sole but reasonable discretion, that the following conditions are met:

(A)       no Event of Default shall have occurred and be continuing;

(B)        (1) in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;

(C)       Leases demising in the aggregate a percentage amount equal to or greater than seventy-five percent (75%) of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and will make all necessary repairs and restorations thereto that are not being made by Borrower as part of the Restoration at their sole cost and expense;

(D)       Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(E)        Lender shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 5.1.1(a)(iii), if applicable, or (3) by other funds of Borrower;

(F)        Lender shall be reasonably satisfied that (x) the Restoration will be completed on or before the earliest to occur of (1) the date six (6) months prior to the Stated Maturity Date, (2) the earliest date required for such completion under the terms of any Lease, (3) such time as may be required under applicable Legal Requirements or (4) six (6) months prior to the expiration of the insurance coverage referred to in Section 5.1.1(a)(iii) and (y) the Property can be restored to the Property’s pre-existing condition and utility as existed immediately prior to such Casualty or Condemnation, and to an economic unit not less valuable and not less useful than the same was immediately prior to the Casualty or Condemnation;

(G)        intentionally omitted;

(H)       the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(I)         the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements and all requirements under the Ground Lease;

(J)        such Casualty or Condemnation, as applicable, does not result in any material loss of access to the Property or the related Improvements;

(K)       the Restoration DSCR, after giving effect to the Restoration, shall be equal to or greater than 1.27:1.00;

(L)        the Loan to Value Ratio after giving effect to the Restoration, shall be equal to or less than seventy-one and sixty-six hundredths percent (71.66%);

(M)       Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Lender; and

(N)       the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration.

(ii)       The Net Proceeds shall be held by Lender in the Casualty and Condemnation Account and, until disbursed in accordance with the provisions of this Section 5.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii)      All plans and specifications required in connection with the Restoration shall be subject to the prior approval of Lender and an independent consulting engineer selected by Lender (the “Casualty Consultant”), which approval shall not, so long as no Event of Default has occurred and is continuing, be unreasonably withheld, conditioned or delayed. Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to the approval of Lender and the Casualty Consultant, which approval shall not, so long as no Event of Default has occurred and is continuing, be unreasonably withheld, conditioned or delayed. All costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.

(iv)      In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which (i) the Casualty Consultant certifies to Lender that such contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of such contractor’s, subcontractor’s or materialman’s contract, (ii) the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and (iii) Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the Lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)       Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)       If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender (for deposit into the Casualty and Condemnation Account) before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be deposited by Lender into the Casualty and Condemnation Account and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.4(b) shall constitute additional security for the Obligations.

(vii)     The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing.

(c)           Notwithstanding anything to the contrary set forth in this Agreement, including the provisions of this Section 5.4, if the Loan is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Mortgage following a Casualty or Condemnation (but taking into account any proposed Restoration of the remaining Property), the ratio of the unpaid principal balance of the Loan to the value of the remaining Property is greater than 125% (such value to be determined, in Lender’s sole but reasonable discretion, by any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of personal property or going concern value, if any), the Outstanding Principal Balance must be paid down by an amount equal to the least of the following amounts: (i) the net Award (after payment of Lender’s costs and expenses and any other fees and expenses that have been approved by Lender) or the net Insurance Proceeds (after payment of Lender’s costs and expenses and any other fees and expenses that have been approved by Lender), as the case may be, or (ii) a “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, replaced, supplemented or modified from time to time, unless Lender receives an opinion of counsel that if such amount is not paid, the applicable Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Mortgage. If and to the extent the preceding sentence applies, only such amount of the net Award or net Insurance Proceeds (as applicable), if any, in excess of the amount required to pay down the principal balance of the Loan may be released for purposes of Restoration or released to Borrower as otherwise expressly provided in this Section 5.4.

(d)          All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.4(b)(vii) may be retained and applied by Lender in accordance with Section 2.4.4 hereof toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion. Additionally, throughout the term of the Loan if an Event of Default is continuing, then Borrower shall pay to Lender, with respect to any payment of the Debt pursuant to this Section 5.4(d), an additional amount equal to the Prepayment Fee and any applicable Liquidated Damages Amount; provided, however, that if an Event of Default is not continuing, then no Prepayment Fee or Liquidated Damages Amount shall be payable.

(e)           In the event of foreclosure of the Mortgage, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(f)            Notwithstanding anything to the contrary contained herein, if in connection with a Casualty, any insurance company makes a payment under a property or business or rental interruption insurance Policy that Borrower proposes be treated as business or rental interruption insurance, then, notwithstanding any designation (or lack of designation) by the insurance company as to the purpose of such payment, as between Lender and Borrower, such payment shall not be treated as business or rental interruption Insurance Proceeds unless Borrower (i) has demonstrated to Lender’s reasonable satisfaction that the remaining Net Proceeds that have been received from the property insurance companies are sufficient to pay one hundred percent (100%) of the cost of the Restoration or, if such Net Proceeds are to be applied to repay the Obligations in accordance with the terms hereof, that such remaining Net Proceeds will be sufficient to satisfy the Obligations in full or (ii) to the extent Borrower is not able to satisfy Lender as to the sufficiency of the remaining funds to pay one hundred percent (100%) of the Restoration or to satisfy the Obligations in full prior to distribution of Net Proceeds, Borrower has agreed to fund any shortfall from funds other than from Gross Revenues or borrowed funds and has provided such security as Lender may require to insure payment of such shortfalls. To the extent any payment under a property or business or rental interruption insurance Policy is treated as business or rental interruption insurance in accordance with this paragraph (f), such funds shall be deposited into the Casualty and Condemnation Account. Provided that no Event of Default then exists, Insurance Proceeds treated as business or rental interruption insurance in accordance with this paragraph (f) (to the extent of available funds) shall be (A) first applied by Lender, on each Monthly Payment Date, to pay for Debt Service, deposits of Reserve Funds and payments of the Monthly Operating Expense Budgeted Amount and any Approved Extraordinary Operating Expenses, in each case as approved by Lender, actually incurred (collectively, the “Approved Monthly BI Expenses”) for such month pursuant to, and in the priorities set forth in, Section 6.16.1, and (B) second, to the extent that Lender determines that the amount of business or rental interruption Insurance Proceeds then remaining in the Casualty and Condemnation Account is sufficient to pay for all future Approved Monthly BI Expenses through the completion of the subject Restoration and stabilization of the Property, disbursed by Lender to Borrower in an aggregate amount under this clause (B) not to exceed the Approved Monthly BI Expenses actually incurred and paid for by Borrower from the date of the applicable Casualty to the date of the first installment of business or rental interruption Insurance Proceeds advanced by the applicable insurance company (as evidenced by supporting documentation by Borrower that is acceptable to Lender). Provided no Trigger Period then exists (other than a Trigger Period continuing solely because of the continuance of a Mezzanine Trigger Period), all remaining business or rental interruption insurance proceeds upon the final completion of the subject Restoration and the recommencement of full unabated rent being paid by the Tenants under the Leases required to remain in place pursuant to Section 5.4(b)(i)(C) shall be disbursed (x) if no Mezzanine Trigger Period has occurred and is continuing, to Borrower or (y) if a Mezzanine Trigger Period has occurred and is continuing, on the next occurring Monthly Payment Date in accordance Section 6.16.1.

ARTICLE 6

CASH MANAGEMENT AND RESERVE FUNDS

Section 6.1       Cash Management Arrangements. Borrower shall cause all Gross Revenue to be transmitted directly by non-residential Tenants of the Property into a trust account (the “Clearing Account”) established and maintained by Borrower at an Eligible Institution selected by Borrower and reasonably approved by Lender (the “Clearing Bank”) as more fully described in the Clearing Account Agreement. To the extent the Borrower receives notice from the Clearing Bank that it intends to terminate the Clearing Account Agreement, Borrower shall establish a new Clearing Account at an Eligible Institution reasonably approved by Lender and enter into a new clearing account agreement that is substantially similar to then-existing Clearing Account Agreement (with such changes as are reasonably approved by Lender) on or prior to the date such then-existing Clearing Account Agreement is terminated. Without in any way limiting the foregoing, if Borrower or Manager receive any Gross Revenue from the Property, then (i) such amounts shall be deemed to be collateral for the Obligations and shall be held in trust for the benefit, and as the property, of Lender, (ii) such amounts shall not be commingled with any other funds or property of Borrower or Manager, and (iii) Borrower or Manager shall deposit such amounts in the Clearing Account within one (1) Business Day of receipt. Funds deposited into the Clearing Account shall be swept by the Clearing Bank on a daily basis into Borrower’s operating account at the Clearing Bank, unless a Trigger Period is continuing, in which event such funds shall be swept on a daily basis into the Deposit Account and applied and disbursed in accordance with this Agreement and the Cash Management Agreement. Funds in the Deposit Account that are invested shall be invested in Permitted Investments, as more particularly set forth in the Cash Management Agreement. Lender may also establish subaccounts of the Deposit Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Accounts”). The Deposit Account and all other Accounts will be under the sole control and dominion of Lender, and Borrower shall have no right of withdrawal therefrom. Borrower shall pay for all expenses of opening and maintaining all of the above accounts.

Section 6.2        Intentionally Omitted.

Section 6.3        Tax Funds.

6.3.1   Deposits of Tax Funds. Borrower shall deposit with Lender (i) on the Closing Date, an amount equal to $151,018.85 and (ii) on each Monthly Payment Date, an amount equal to one-twelfth of the Real Estate Taxes (including, without limitation, PILOT Payments) that Lender estimates will be payable during the next ensuing twelve (12) months (initially, $21,574.13), in order to accumulate sufficient funds to pay all such Real Estate Taxes at least thirty (30) days prior to their respective due dates, which amounts shall be transferred into an Account (the “Tax Account”). Amounts deposited from time to time into the Tax Account pursuant to this Section 6.3.1 are referred to herein as the “Tax Funds”. If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Real Estate Taxes, Lender shall notify Borrower of such determination and the monthly deposits for Real Estate Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10)       days prior to the respective due dates for the Real Estate Taxes; provided, that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Real Estate Taxes are due, Borrower will deposit with or on behalf of Lender such amount within one (1) Business Day after its receipt of such notice.

6.3.2    Release of Tax Funds. Provided no Event of Default shall exist and remain uncured, Lender shall direct Servicer to apply Tax Funds in the Tax Account to payments of Real Estate Taxes. In making any payment relating to Real Estate Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Real Estate Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Real Estate Taxes and provided that no Trigger Period exists (other than a Trigger Period continuing solely because of the continuance of a Mezzanine Trigger Period), Lender shall, in its sole discretion, either (a) disburse any excess (i) if no Mezzanine Trigger Period has occurred and is continuing, to Borrower or (ii) if a Mezzanine Trigger Period has occurred and is continuing, on the next occurring Monthly Payment Date in accordance Section 6.16.1, or (b) credit such excess against future payments to be made to the Tax Funds. Any Tax Funds remaining in the Tax Account after the Obligations have been paid in full shall be returned to Borrower.

Section 6.4        Insurance Funds.

6.4.1    Deposits of Insurance Funds. Borrower shall deposit with or on behalf of Lender (i) on the Closing Date, an amount equal to $98,879.99 and (ii) on each Monthly Payment Date, an amount equal to one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof ($49,440.00 as of the Closing Date, provided, for the avoidance of doubt, that such amount shall be increased to reflect the cost of the Required Excess Flood Coverage Policy), in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies, which amounts shall be transferred into an Account established at Deposit Bank to hold such funds (the “Insurance Account”). Amounts deposited from time to time into the Insurance Account pursuant to this Section 6.4.1 are referred to herein as the “Insurance Funds”. If at any time Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies.

6.4.2    Release of Insurance Funds. Provided no Event of Default shall exist and remain uncured, Lender shall direct Servicer to apply Insurance Funds in the Insurance Account to the timely payment of Insurance Premiums, provided Borrower shall furnish Lender with all bills, invoices and statements for the Insurance Premiums for which such funds are required at least thirty (30) days prior to the date on which such charges first become payable. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums and provided that no Trigger Period exists (other than a Trigger Period continuing solely because of the continuance of a Mezzanine Trigger Period), Lender shall, in its sole discretion, either (a) disburse any excess (i) if no Mezzanine Trigger Period has occurred and is continuing, to Borrower or (ii) if a Mezzanine Trigger Period has occurred and is continuing, on the next occurring Monthly Payment Date in accordance Section 6.16.1, or (b) credit such excess against future payments to be made to the Insurance Funds. Any Insurance Funds remaining in the Insurance Account after the Obligations have been paid in full shall be returned to Borrower.

6.4.3    Acceptable Blanket Policy. Notwithstanding anything to the contrary contained in Section 6.4.1, in the event that an Acceptable Blanket Policy is in effect with respect to the Policies required pursuant to Section 5.1, deposits into the Insurance Account required for Insurance Premiums pursuant to Section 6.4.1 above shall be suspended to the extent that Insurance Premiums relate to such Acceptable Blanket Policy. Borrower acknowledges and agrees that, as of the date hereof, there is not an Acceptable Blanket Policy in effect with respect to the Policies required as of the Closing Date pursuant to Section 5.1.

Section 6.5        Capital Expenditure Funds.

6.5.1    Deposits of Capital Expenditure Funds. Borrower shall deposit with or on behalf of Lender on each Monthly Payment Date, the amount of $2,356.67, for annual Capital Expenditures, which amounts shall be transferred into an Account (the “Capital Expenditure Account”). Amounts deposited from time to time into the Capital Expenditure Account pursuant to this Section 6.5.1 are referred to herein as the “Capital Expenditure Funds”. Lender may reassess its estimate of the amount necessary for Capital Expenditures from time to time and may require Borrower to increase the monthly deposits required pursuant to this Section 6.5.1 upon thirty (30) days’ notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain proper operation of the Property.

6.5.2    Release of Capital Expenditure Funds. Provided no Event of Default is continuing, Lender shall direct Servicer to disburse Capital Expenditure Funds to Borrower out of the Capital Expenditure Account, within ten (10) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $10,000 (or a lesser amount if the total amount in the Capital Expenditure Account is less than $10,000, in which case only one disbursement of the amount remaining in the account shall be made) provided that: (i) such disbursement is for an Approved Capital Expenditure; (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrower (1) stating that the items to be funded by the requested disbursement are Approved Capital Expenditures, and a description thereof, (2) stating that all Approved Capital Expenditures to be funded by the requested disbursement have been completed (or completed to the extent of the requested disbursement) in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (3) identifying each Person that supplied materials or labor in connection with the Approved Capital Expenditures to be funded by the requested disbursement, (4) stating that each such Person has been paid in full or will be paid in full upon such disbursement, or if such payment is a progress payment, that such payment represents full payment to such Person, less any applicable retention amount, for work completed through the date of the relevant invoice from such Person, (5) stating that the Approved Capital Expenditures (or the relevant portions thereof) to be funded from the disbursement in question have not been the subject of a previous disbursement from any Account or included in any previous disbursement of Operating Expenses or Capital Expenditures, (6) stating that all previous disbursements of Capital Expenditure Funds have been used to pay the previously identified Approved Capital Expenditures, and (7) stating that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full other than any applicable retention amount, (B) a copy of any license, permit or other approval required by any Governmental Authority in connection with the Approved Capital Expenditures and not previously delivered to Lender, (C) copies of appropriate lien waivers, conditional lien waivers, or other evidence of payment reasonably satisfactory to Lender, (D) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (E) such other evidence as Lender shall reasonably request to demonstrate that the Approved Capital Expenditures to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower (or the portion thereof as to which such request for disbursement has been submitted has been completed and is paid for (other than any retention amount which is not a part of such disbursement request) or will be paid upon such disbursement to Borrower) and (iii) if such disbursement request is for $100,000 or more, Lender shall have (if it desires) verified (by an inspection conducted at Borrower’s expense) performance of the work associated with such Approved Capital Expenditure. Notwithstanding the foregoing or anything to the contrary set forth herein, Capital Expenditures Funds shall not be disbursed to Borrower with respect to any Scheduled Capital Expenditures without the prior written approval of Lender in its sole and absolute discretion.

Section 6.6           Rollover Funds.

6.6.1       Deposits of Rollover Funds.

(a)           Borrower shall deposit with or on behalf of Lender on each Monthly Payment Date the sum of $10,683.77 (the “Monthly Rollover Reserve Deposit”), for tenant improvements and leasing commissions that may be incurred following the date hereof, which amounts shall be transferred into an Account (the “Rollover Account”). Lender may from time to time reassess its estimate of the required monthly amount necessary for tenant improvements and leasing commissions and, upon notice to Borrower, Borrower shall be required to deposit with or on behalf of Lender each month such reassessed amount, which shall be transferred into the Rollover Account. Amounts deposited from time to time into the Rollover Account pursuant to this Section 6.6.1 are referred to herein as the “Rollover Funds”. Notwithstanding the foregoing, Borrower shall not be required to make the Monthly Rollover Reserve Deposit on any Monthly Payment Date on which each of the following conditions is satisfied (as determined by Lender in its sole and absolute discretion): (i) no Event of Default has occurred and is continuing, (ii) the PUREgraphite Lease is in full force and effect without any monetary or material non-monetary default by PUREgraphite Tenant under the PUREgraphite Lease beyond applicable cure periods then continuing, and (iii) PUREgraphite Tenant and/or PUREgraphite Guarantor has an Investment Grade Rating.

(b)          In addition to the required monthly deposits set forth in subsection (a) above, the following items shall be deposited into the Rollover Account and held as Rollover Funds and shall be disbursed and released as set forth in Section 6.6.2 below, and Borrower shall advise Lender at the time of receipt thereof of the nature of such receipt so that Lender shall have sufficient time to instruct the Deposit Bank to deposit and hold such amounts in the Rollover Account pursuant to the Cash Management Agreement:

(i)       Other than Lease Sweep Lease Termination Payments (which shall be deposited into the Lease Sweep Account in accordance with Section 6.13.1 hereof), all sums paid with respect to (A) a modification of any Lease or otherwise paid in connection with Borrower taking any action under any Lease (e.g., granting a consent) or waiving any provision thereof, (B) any settlement of claims of Borrower against third parties in connection with any Lease, (C) any rejection, termination, surrender or cancellation of any Lease (including in any bankruptcy case) or any lease buy-out or surrender payment from any Tenant (including any payment relating to unamortized tenant improvements and/or leasing commissions and/or application of any security deposit) (collectively, “Lease Termination Payments”), and (D) any sum received from any Tenant to obtain a consent to an assignment or sublet or otherwise, or any holdover rents or use and occupancy fees from any Tenant or former Tenant (to the extent not being paid for use and occupancy or holdover rent); and

(ii)       Any other extraordinary event pursuant to which Borrower receives payments or income (in whatever form) derived from or generated by the use, ownership or operation of the Property not otherwise covered by this Agreement or the Cash Management Agreement.

6.6.2       Release of Rollover Funds. Provided no Event of Default is continuing, Lender shall direct Servicer to disburse Rollover Funds to Borrower out of the Rollover Account, within ten (10) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $10,000 (or a lesser amount if the total amount in the Rollover Account is less than $10,000, in which case only one disbursement of the amount remaining in the account shall be made) provided that: (i) such disbursement is for an Approved Leasing Expense; (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrower (1) stating that the items to be funded by the requested disbursement are Approved Leasing Expenses, and a description thereof, (2) stating that any tenant improvements at the Property to be funded by the requested disbursement (or the relevant portion thereof as to which such request for funds relates) have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (3) identifying each Person that supplied materials or labor in connection with the Approved Leasing Expenses to be funded by the requested disbursement, (4) stating that each such Person has been paid in full or will be paid in full upon such disbursement, or if such payment is a progress payment, that such payment represents full payment to such Person, less any applicable retention amount, for work completed through the date of the relevant invoice from such Person, (5) stating that the Approved Leasing Expenses (or the relevant portions thereof) to be funded from the disbursement in question have not been the subject of a previous disbursement from any Account or included in any previous disbursement of Operating Expenses or Capital Expenditures, (6) stating that all previous disbursements of Rollover Funds have been used to pay the previously identified Approved Leasing Expenses, and (7) stating that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full other than any applicable retention amount, (B) a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements and not previously delivered to Lender, (C) copies of appropriate lien waivers, conditional lien waivers or other evidence of payment reasonably satisfactory to Lender, (D) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, (E) if requested by Lender, with respect to disbursements from the Rollover Account for tenant improvement costs, a current Tenant estoppel certificate in form and substance acceptable to Lender, and (F) such other evidence as Lender shall reasonably request to demonstrate that the Approved Leasing Expenses to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower (or the portion thereof as to which such request for disbursement has been submitted has been completed and is paid for (other than any retention amount which is not a part of such disbursement request) or will be paid upon such disbursement to Borrower).

Section 6.7           Scheduled Capital Expenditures Funds.

6.7.1       Deposits of Scheduled Capital Expenditure Funds. Borrower shall deposit with or on behalf of Lender on the Closing Date, the amount of $6,196,731.00, for the Scheduled Capital Expenditures, which amounts represent approximately 115% of the estimated cost of such Scheduled Capital Expenditures and which amounts shall be transferred into an Account (the “Scheduled Capital Expenditure Account”). Amounts deposited from time to time into the Scheduled Capital Expenditure Account pursuant to this Section 6.7.1 are referred to herein as the “Scheduled Capital Expenditure Funds”.

6.7.2       Release of Scheduled Capital Expenditure Funds. (a) Provided no Event of Default is continuing, Lender shall direct Servicer to disburse Scheduled Capital Expenditure Funds to Borrower out of the Scheduled Capital Expenditure Account, within ten (10) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $10,000 (or a lesser amount if the total amount in the Scheduled Capital Expenditure Account is less than $10,000, in which case only one disbursement of the amount remaining in the account shall be made) provided that: (i) such disbursement is for a Scheduled Capital Expenditure; (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrower (1) stating that the items to be funded by the requested disbursement are Scheduled Capital Expenditures, and a description thereof, (2) stating that all Scheduled Capital Expenditures Work related to the Scheduled Capital Expenditures to be funded by the requested disbursement have been completed (or completed to the extent of the requested disbursement) in a good and workmanlike manner and in accordance with all applicable Legal Requirements and the plans and specifications attached hereto as Schedule XI, (3) identifying each Person that supplied materials or labor in connection with the Scheduled Capital Expenditures to be funded by the requested disbursement, (4) stating that each such Person has been paid in full or will be paid in full upon such disbursement, or if such payment is a progress payment, that such payment represents full payment to such Person, less any applicable retention amount, for Scheduled Capital Expenditures Work completed through the date of the relevant invoice from such Person, (5) stating that the Scheduled Capital Expenditures (or the relevant portions thereof) to be funded from the disbursement in question have not been the subject of a previous disbursement from any Account or included in any previous disbursement of Operating Expenses or Capital Expenditures (including, without limitation, Scheduled Capital Expenditures), (6) stating that all previous disbursements of Scheduled Capital Expenditure Funds have been used to pay the previously identified Scheduled Capital Expenditures, and (7) stating that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full other than any applicable retention amount, (B) a copy of any license, permit or other approval required by any Governmental Authority in connection with the Scheduled Capital Expenditures and not previously delivered to Lender, (C) copies of appropriate lien waivers, conditional lien waivers, or other evidence of payment reasonably satisfactory to Lender, (D) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (E) such other evidence as Lender shall reasonably request to demonstrate that the Scheduled Capital Expenditures to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower (or the portion thereof as to which such request for disbursement has been submitted has been completed and is paid for (other than any retention amount which is not a part of such disbursement request) or will be paid upon such disbursement to Borrower) and (iii) if such disbursement request is for $100,000 or more, Lender shall have (if it desires) verified (by an inspection conducted at Borrower’s expense) performance of the Scheduled Capital Expenditures Work.

(b)          Without limitation of the foregoing, provided that no Event of Default has occurred and is continuing, upon Lender’s receipt of fully executed contracts from the contractors, subcontractors and/or materialmen, as applicable, engaged in the Scheduled Capital Expenditures Work (which such contracts, as well as the identity of such contractors, subcontractors and/or materialmen, as applicable, have been approved by Lender, provided that, so long as no Event of Default has occurred and is continuing, such approval shall not be unreasonably withheld, conditioned or delayed; such approved contracts, collectively, the “Approved Scheduled Capital Expenditures Work Contracts”), Scheduled Capital Expenditures Funds equal to the Approved Reduction Amount (defined below) shall be disbursed (i) if no Trigger Period has occurred and is continuing, to Borrower, or (ii) if a Trigger Period has occurred and is continuing, on the next occurring Monthly Payment Date in accordance Section 6.16.1. For purposes of this Section 6.7.2(b), “Approved Reduction Amount” shall mean the positive difference (if any) of (x) the amount of Scheduled Capital Expenditures Funds on deposit in the Scheduled Capital Expenditures Account minus (y) the greater of (A) $5,657,885.10 (which amount represents approximately 105% of the estimated cost of such Scheduled Capital Expenditures as set forth on Schedule X hereto) and (B) an amount equal to 105% of the total cost to complete all of the Scheduled Capital Expenditures Work as set forth on the Approved Scheduled Capital Expenditures Work Contracts. If, however, the amount of Scheduled Capital Expenditures Funds on deposit in the Scheduled Capital Expenditures Account is less than 105% of the total cost to complete all of the remaining Scheduled Capital Expenditures Work as set forth on the Approved Scheduled Capital Expenditures Work Contracts on the date on which Lender receives the Approved Scheduled Capital Expenditures Work Contracts, then Borrower shall promptly deposit with Lender an amount equal to such difference, which amount shall be held and applied as Scheduled Capital Expenditures Funds hereunder.

(c)           Without limitation of the foregoing, provided that no Event of Default has occurred and is continuing, upon the completion of all Scheduled Capital Expenditures Work related to all of the Scheduled Capital Expenditures in a good and workmanlike manner and in accordance with all applicable Legal Requirements, the plans and specifications attached hereto as Schedule XI and the applicable terms and conditions hereof, and the satisfaction of all of the requirements set forth in Sections 6.7.2(a)(ii) and (iii) above with respect to all such Scheduled Capital Expenditures Work, any remaining Scheduled Capital Expenditures Funds on deposit in the Scheduled Capital Expenditures Account shall be disbursed (i) if no Trigger Period has occurred and is continuing, to Borrower, or (ii) if a Trigger Period has occurred and is continuing, on the next occurring Monthly Payment Date in accordance Section 6.16.1.

Section 6.8           Earnout Reserve Funds.

6.8.1      Deposits of Earnout Reserve Funds. Borrower shall deposit with or on behalf of Lender $8,000,000 on the Closing Date to be held as additional collateral for the Loan, which amount shall be transferred into an Account (the “Earnout Reserve Account”). Amounts deposited into the Earnout Reserve Account shall be referred to herein as the “Earnout Funds”.

6.8.2       Release of Earnout Reserve Funds.

(a)          At such time as Borrower provides Lender with evidence (in a form reasonably acceptable to Lender) that the Earnout Reserve Release Conditions have been satisfied, Borrower may request that all Earnout Reserve Funds be released from the Earnout Reserve Account and provided that no Event of Default is ongoing as of the date of Borrower’s request for said release or as of the date of said release, the Earnout Reserve Funds shall be disbursed to Borrower. To the extent the Earnout Reserve Release Conditions have not been satisfied in full on or before the second (2nd) anniversary of the Closing Date (the “Disbursement Deadline”), Borrower shall no longer be entitled to any disbursement of said funds and Lender, on any date from and after the Disbursement Deadline, shall have the option (in its sole and absolute discretion) to apply the Earnout Reserve Funds to the payment of the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion. In connection with any such application, Lender may (in its sole and absolute discretion) require payment by Borrower of the Yield Maintenance Amount and/or (if an Event of Default shall have occurred and/or be continuing) a Prepayment Fee.Intentionally Omitted.

Section 6.10      Intentionally Omitted.

Section 6.11     Casualty and Condemnation Account. Borrower shall pay, or cause to be paid, to Lender all Insurance Proceeds or Awards due to any Casualty or Condemnation in accordance with the provisions of Sections 5.2 and 5.3, which amounts shall be transferred into an Account (the “Casualty and Condemnation Account”). Amounts deposited from time to time into the Casualty and Condemnation Account pursuant to this Section 6.11 are referred to herein as the “Casualty and Condemnation Funds”. All Casualty and Condemnation Funds shall be held, disbursed and/or applied in accordance with the provisions of Section 5.4 hereof.

Section 6.12     Cash Collateral Funds. If a Trigger Period shall be continuing (other than a Trigger Period continuing solely because of the continuance of a Mezzanine Trigger Period, or a Trigger Period continuing because of the continuance of a Lease Sweep Period), all Available Cash shall be paid to Lender, which amounts shall be transferred by Lender into an Account (the “Cash Collateral Account”) to be held by Lender as cash collateral for the Debt. Amounts on deposit from time to time in the Cash Collateral Account pursuant to this Section 6.12 are referred to as the “Cash Collateral Funds”. Any Cash Collateral Funds on deposit in the Cash Collateral Account not previously disbursed or applied shall, upon the termination of such Trigger Period and so long as no other Trigger Period is then continuing (other than a Trigger Period continuing solely because of the continuance of a Mezzanine Trigger Period), be disbursed (i) if no Mezzanine Trigger Period has occurred and is continuing, to Borrower, or (ii) if a Mezzanine Trigger Period has occurred and is continuing, on the next occurring Monthly Payment Date in accordance Section 6.16.1. Notwithstanding the foregoing, Lender shall have the right, but not the obligation, at any time during the continuance of an Event of Default, in its sole and absolute discretion to apply any and all Cash Collateral Funds then on deposit in the Cash Collateral Account to the Debt and the Other Obligations, any other amounts owed by Borrower to any Person and/or any other Property-related costs and expenses (including without limitation, operating expenses, capital expenditures, tenant improvements, tenant allowances and leasing commissions), in such order and in such manner as Lender shall elect in its sole and absolute discretion, including to make a prepayment of principal (together with the applicable Prepayment Fee and/or Liquidated Damages Amount, if any, applicable thereto) or any other amounts due hereunder.

Section 6.13         Lease Sweep Funds.

6.13.1    Deposits of Lease Sweep Funds.

(a)           On each Monthly Payment Date during a Lease Sweep Period, all Available Cash shall be paid to Lender, which amounts shall be transferred by Lender into an Account (the “Lease Sweep Account”). Amounts deposited from time to time into the Lease Sweep Account shall collectively be referred to herein as the “Lease Sweep Funds”.

(b)           In addition to the deposits set forth in clause (a) above, all Lease Sweep Lease Termination Payments shall be deposited into the Lease Sweep Account and held as Lease Sweep Funds and shall be disbursed and released as set forth in Section 6.13.2 below, and Borrower shall advise Lender at the time of receipt thereof of the nature of such receipt so that Lender shall have sufficient time to instruct the Deposit Bank to deposit and hold such amounts in the Lease Sweep Account pursuant to the Cash Management Agreement.

(c)          In the event that Lease Sweep Funds are being swept (or are applicable to) more than one Lease Sweep Lease, such Lease Sweep Funds shall be reasonably allocated by Lender as between or among such related Lease Sweep Space (provided that any Lease Sweep Lease Termination Payments received with respect to a Lease Sweep Lease shall be allocated by Lender to such related Lease Sweep Space).

6.13.2    Release of Lease Sweep Funds.

(a)           Provided no Event of Default is continuing, Lender shall direct Servicer to disburse Lease Sweep Funds to Borrower out of the Lease Sweep Account, within ten (10) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $10,000 (or a lesser amount if the total amount in the Lease Sweep Account is less than $10,000, in which case only one disbursement of the amount remaining in the account shall be made) provided that: (i) such disbursement is for Approved Lease Sweep Space Leasing Expenses for the Lease Sweep Space applicable to such Lease Sweep Funds; (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrower (1) stating that the items to be funded by the requested disbursement are Approved Lease Sweep Space Leasing Expenses, and a description thereof, (2) stating that any tenant improvements at the Property to be funded by the requested disbursement (or the relevant portion thereof as to which such request for funds relates) have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (3) identifying each Person that supplied materials or labor in connection with the Approved Lease Sweep Space Leasing Expenses to be funded by the requested disbursement, (4) stating that each such Person has been paid in full or will be paid in full upon such disbursement, or if such payment is a progress payment, that such payment represents full payment to such Person, less any applicable retention amount, for work completed through the date of the relevant invoice from such Person, (5) stating that the Approved Lease Sweep Space Leasing Expenses (or the relevant portions thereof) to be funded from the disbursement in question have not been the subject of a previous disbursement from any Account or included in any previous disbursement of Operating Expenses or Capital Expenditures, (6) stating that all previous disbursements of Lease Sweep Funds have been used to pay the previously identified Approved Lease Sweep Space Leasing Expenses, and (7) stating that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full other than any applicable retention amount, (B) a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements and not previously delivered to Lender, (C) copies of appropriate lien waivers, conditional lien waivers or other evidence of payment reasonably satisfactory to Lender, (D) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, (E) if requested by Lender, with respect to disbursements from the Lease Sweep Account for tenant improvement costs, a current Tenant estoppel certificate in form and substance acceptable to Lender, and (F) such other evidence as Lender shall reasonably request to demonstrate that the Approved Lease Sweep Space Leasing Expenses to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower (or the portion thereof as to which such request for disbursement has been submitted has been completed and is paid for (other than any retention amount which is not a part of such disbursement request) or will be paid upon such disbursement to Borrower).

(b)           Provided no Event of Default is continuing, funds on deposit in the Lease Sweep Account with respect to a Lease Sweep Space not previously disbursed or applied shall be disbursed (x) provided no Trigger Period is continuing, to Borrower or (y) if a Trigger Period is continuing, on the next occurring Monthly Payment Date in accordance Section 6.16.1; in each case, as follows:

(i)       if the Lease Sweep Period for such Lease Sweep Space ceased as described by clause (ii)(A) or (B) of the definition of “Lease Sweep Period”, any such remaining Lease Sweep Funds applicable to the Lease Sweep Space in question will be disbursed once all Occupancy Conditions are satisfied with respect to such Lease Sweep Space, less (x) any Unpaid TILC Obligations Amount, as determined by Lender, which amount will be retained in the Lease Sweep Account and will be periodically disbursed for Approved Lease Sweep Space Leasing Expenses in accordance with Section 6.13.2(a) and/or (y) any Remaining Rent Abatement Amount, as determined by Lender, which amount will be retained in the Lease Sweep Account and will be disbursed on each Monthly Payment Date in amounts sufficient to replicate full contractual rents under each applicable Lease in accordance with a schedule to be delivered to, and reasonably approved by, Lender;

(ii)       if the Lease Sweep Period for such Lease Sweep Space ceased as described by clause (ii) (C), (D), or (E)(x) of the definition of “Lease Sweep Period”, all remaining Lease Sweep Funds applicable to the Lease Sweep Space in question will be disbursed once the applicable conditions described in clause (ii)(C), (D), or (E)(x) of the definition of “Lease Sweep Period” have been met; or

(iii)      if the Lease Sweep Period for such Lease Sweep Space ceased as described by clause (ii)(E)(y) of the definition of “Lease Sweep Period”, all remaining Lease Sweep Funds applicable to the Lease Sweep Space in question will be disbursed once the conditions described in clause (ii)(E)(x) of the definition of “Lease Sweep Period” have been met.

Section 6.14         Intentionally Omitted.

Section 6.15         Intentionally Omitted.

Section 6.16         Property Cash Flow Allocation.

6.16.1    Order of Priority of Funds in Deposit Account. On each Monthly Payment Date during the continuance of a Trigger Period, except during the continuance of an Event of Default, all funds deposited into the Deposit Account during the immediately preceding Interest Period shall be applied on such Monthly Payment Date in the following order of priority:

(i)           First, to the Tax Account, to make the required payments of Tax Funds as required under Section 6.3;

(ii)          Second, to the Insurance Account, to make any required payments of Insurance Funds as required under Section 6.4;

(iii)       Third, to Lender, funds sufficient to pay the Monthly Debt Service Payment Amount, applied first to the payment of interest computed at the Interest Rate with the remainder applied to the reduction of the Outstanding Principal Balance;

(iv)        Fourth, to the Capital Expenditure Account, to make the required payments of Capital Expenditure Funds as required under Section 6.5;

(v)          Fifth, to the Rollover Account, to make the required payments of Rollover Funds as required under Section 6.6; and

(vi)        Sixth, to Lender, of any other amounts then due and payable under the Loan Documents;

(vii)     Seventh, to Borrower, funds in an amount equal to (I) the lesser of (A) Monthly Operating Expense Budgeted Amount and (B) Actual Opex for the applicable month minus (II) any OpEx Overpayment Amount received by Borrower that has not been previously deducted pursuant to this clause (vii)(II);

(viii)      Eighth, to Borrower, payments for Approved Extraordinary Operating Expenses, if any;

(ix)         Ninth, if a New Mezzanine Loan (or any portion thereof) is outstanding to make payments in the amount of the monthly debt service payment payable under the terms of the New Mezzanine Loan, to the lender under the New Mezzanine Loan; and;

(x)          Lastly, all amounts remaining after payment of the amounts set forth in clauses (i) through (ix) above (the “Available Cash”):

(A)       during a Trigger Period continuing due to a Lease Sweep Period (regardless of whether any other Trigger Period is continuing), to the Lease Sweep Account to be held and disbursed in accordance with Section 6.13; or

(B)       provided no Lease Sweep Period is continuing, to the Cash Collateral Account to be held or disbursed in accordance with Section 6.12

6.16.2    Failure to Make Payments. The failure of Borrower to make all of the payments (whether to Lender to any other applicable payee) required under clauses (i) through (viii) of Section 6.16.1 in full on each Monthly Payment Date shall constitute an Event of Default under this Agreement; provided, however, if adequate funds are available in the Deposit Account (as opposed to subaccounts thereof) for such payments, and Borrower is not otherwise in Default hereunder, the failure by the Deposit Bank to allocate such funds into the appropriate Accounts shall not constitute an Event of Default.

6.16.3    Application After Event of Default. Notwithstanding anything to the contrary contained in this Article 6, upon the occurrence of an Event of Default, Lender, at its option, may withdraw the Reserve Funds and any other funds of Borrower then in the possession of Lender, Servicer or Deposit Bank (including any Gross Revenue and Reserve Funds on deposit in any Cash Management Account) and apply such funds to the payment of the items for which the Reserve Funds were established, or to the payment of the Debt and the Other Obligations, any other amounts owed by Borrower to any Person and/or any other Property-related costs and expenses (including without limitation, operating expenses, capital expenditures, tenant improvements, tenant allowances and leasing commissions), in such order, proportion and priority as Lender may determine in its sole and absolute discretion. Lender’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

Section 6.17        Security Interest in Reserve Funds. As security for payment of the Debt and the performance by Borrower of all other terms, conditions and provisions of the Loan Documents, Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, all Borrower’s right, title and interest in and to all Gross Revenue and in and to all payments to or monies held in the Clearing Account, the Deposit Account and Accounts created pursuant to this Agreement (collectively, the “Cash Management Accounts”). Borrower hereby grants to Lender a continuing security interest in, and agrees to hold in trust for the benefit of Lender, all Gross Revenue in its possession prior to the (i) payment of such Gross Revenue to Lender or (ii) deposit of such Gross Revenue into the Deposit Account. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Cash Management Account, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon the occurrence and during the continuance of an Event of Default, Lender may apply any sums in any Cash Management Account to the Debt and the Other Obligations, any other amounts owed by Borrower to any Person and/or any other Property-related costs and expenses (including without limitation, operating expenses, capital expenditures, tenant improvements, tenant allowances and leasing commissions) in any order and in any manner as Lender shall elect in Lender’s discretion without seeking the appointment of a receiver and without adversely affecting the rights of Lender to foreclose the Lien of the Mortgage or exercise its other rights under the Loan Documents. Cash Management Accounts shall not constitute trust funds and may be commingled with other monies held by Lender. All interest which accrues on the funds in any Account shall accrue for the benefit of Lender and shall be taxable to Borrower. Upon repayment in full of the Debt, all remaining funds in the Accounts, if any, shall be promptly disbursed to Borrower.

ARTICLE 7

PERMITTED TRANSFERS

Section 7.1           Permitted Transfer of the Entire Property.

(a)          Notwithstanding the provisions of Section 4.2, Borrower shall have, following a Securitization of the Loan, the right to convey the entire Property to a new borrower (the “Transferee Borrower”) and have Transferee Borrower assume all of Borrower’s obligations under the Loan Documents, and have replacement guarantors and indemnitors replace the guarantors and indemnitors with respect to all of the obligations of the indemnitors and guarantors of the Loan Documents from and after the date of such transfer (collectively, a “Transfer and Assumption”), subject to the terms and full satisfaction of all of the conditions precedent set forth in Section 7.1(b).

(b)	Transfer and Assumption shall be subject to the following conditions:

(i)       Borrower has provided Lender with not less than sixty (60) days prior written notice (it being understood that the consummation of the Transfer and Assumption is subject to Lender’s approval of all of the conditions set forth in this Section 7.1(b)), which notice shall contain sufficient detail to enable Lender to determine that the Transferee Borrower complies with the requirements set forth herein;

(ii)	no Event of Default has occurred and is continuing;

(iii)     Transferee Borrower shall be a newly formed Delaware single member limited liability company that is a Special Purpose Bankruptcy Remote Entity in accordance with Section 4.4 and Schedule V;

(iv)     Transferee Borrower shall be Controlled by a Person who (x) is a Qualified Transferee with a minimum ownership interest in the Transferee Borrower reasonably acceptable to Lender and (y) whose identity, experience, financial condition and creditworthiness, including net worth and liquidity, is acceptable to Lender in Lender’s sole and absolute discretion;

(v)      Subject to the terms of Section 4.14.4 hereof, the Property shall be managed by an Unaffiliated Qualified Manager or by a property manager reasonably acceptable to Lender;

(vi)     Transferee Borrower shall have executed and delivered to Lender an assumption agreement in form and substance acceptable to Lender;

(vii)    Transferee Borrower shall have proposed one or more replacement guarantors and indemnitor and Lender shall have determined that such proposed guarantors and indemnitors as Approved Replacement Guarantor (and each such proposed replacement guarantor that is an Approved Replacement Guarantor shall hereafter be referred to as a “Transferee Guarantor”);

(viii)   (A) each Transferee Guarantor shall deliver to Lender a guaranty of recourse obligations (in the same form as the guaranty of recourse obligations delivered to Lender by Guarantor on the date hereof, provided, however, for the avoidance of doubt, that such Transferee Guarantor shall be required to satisfy the applicable Liquid Asset and Net Worth covenants with only assets located in the United States and/or Canada) and (B) one of the following: (x) the insurance carrier providing the then existing environmental insurance policy shall have confirmed that the Transferee Borrower and Transferee Guarantor(s) are accepted under the terms of the then-existing environmental insurance policy, (y) the Transferee Borrower or Transferee Guarantor(s) shall have provided an environmental insurance policy to Lender in substantially the same form as the policy provided by Borrower at origination of the Loan or (z) each Transferee Guarantor shall deliver to Lender an environmental indemnity agreement (in the same form as the environmental indemnity agreement delivered to Lender by Borrower on the date hereof), pursuant to which, in each case, the Transferee Guarantor(s) agree(s) to be liable under each such guaranty of recourse obligations and, if applicable, environmental indemnity agreement from and after the date of such Transfer and Assumption (whereupon the previous guarantor shall be released from any further liability under the guaranty of recourse obligations for acts that arise from and after the date of such Transfer and Assumption (other than the acts or actions of the released Guarantor or any Affiliate thereof (or any Person acting on behalf thereof)) and such Transferee Guarantor(s) shall be the “Guarantor” for all purposes set forth in this Agreement);

(ix)     Transferee Borrower shall submit to Lender true, correct and complete copies of all documents reasonably requested by Lender concerning the organization and existence of Transferee Borrower and each Transferee Guarantor;

(x)      Each Person that will have Control of, or a ten percent (10%) or greater direct or indirect interest in, Transferee Borrower or any Person that Controls Transferee Borrower upon such Transfer and Assumption shall be a Qualified Transferee;

(xi)     Lender shall have received a Rating Agency Confirmation from each of the applicable Rating Agencies;

(xii)    counsel to Transferee Borrower and each Transferee Guarantor(s) shall deliver to Lender opinions in form and substance reasonably satisfactory to Lender as to such matters as Lender shall require, which may include opinions as to substantially the same matters and were required in connection with the origination of the Loan (including a new substantive non-consolidation opinion);

(xiii)   Borrower shall cause to be delivered to Lender, an endorsement (relating to the change in the identity of the vestee and execution and delivery of the Transfer and Assumption documents) to the Title Insurance Policy in form and substance acceptable to Lender, in Lender’s reasonable discretion;

(xiv)   Transferee Borrower and/or Borrower, as the case may be, shall deliver to Lender, upon such conveyance, a transfer fee equal to 1.00% of the Outstanding Principal Balance;

(xv)    if a New Mezzanine Loan is outstanding at the time of the Transfer and Assumption, the proposed Transfer and Assumption shall not constitute or cause a default under the New Mezzanine Loan;

(xvi)   Borrower shall pay all of Lender’s reasonable out-of-pocket costs and expenses in connection with the Transfer and Assumption. Lender may, as a condition to evaluating any requested consent to a transfer, require that Borrower post a cash deposit with Lender in an amount equal to Lender’s anticipated costs and expenses in evaluating any such request for consent; and

(xvii)  Borrower shall have otherwise received Lender’s written consent to such Transfer and Assumption (which consent shall not be unreasonably withheld so long as all of the other conditions set forth in this Section 7.1(b) are satisfied, including receipt of a Rating Agency Confirmation from each of the applicable Rating Agencies).

Section 7.2           Permitted Transfers. Notwithstanding anything to the contrary contained in Section 4.2, the following Transfers (herein, the “Permitted Transfers”) shall be permitted hereunder:

(a)	a Lease entered into in accordance with the Loan Documents;

(b)	a Transfer and Assumption in accordance with Section 7.1;

(c)	a Permitted Encumbrance;

(d)           the transfer of publicly traded shares listed on the NYSE or NASDAQ (and/or, solely with respect to Novonix Limited, an Australian public company, the Australian Securities Exchange (ASX) or any successor thereto) in any indirect equity owner of Borrower;

(e)	intentionally omitted;

(f)	intentionally omitted;

(g)           provided that no Event of Default shall then exist, a Transfer (other than a pledge, hypothecation, assignment or other encumbrance, or any creation or issuance of Debt-Like Preferred Equity) of a direct or indirect interest in Borrower shall be permitted without Lender’s consent provided that:

(i)       such Transfer shall not (x) cause the transferee (other than Key Principal), together with its Affiliates, to acquire or to increase its direct or indirect interest in Borrower to an amount which equals or exceeds forty-nine percent (49%) or (y) result in a change in Control of Borrower;

(ii)      Borrower shall continue to be a Special Purpose Bankruptcy Remote Entity and Borrower shall continue to be a Delaware single member limited liability company;

(iii)     if such Transfer would cause the transferee, together with its Affiliates, to acquire or to increase its direct or indirect interest in Borrower or any Person that Controls Borrower to an amount which equals or exceeds ten percent (10%), (x) such transferee is a Qualified Transferee and (y) Borrower shall provide to Lender thirty (30) days prior written notice thereof;

(iv)     after giving effect to such Transfer, Key Principal shall continue to control the day to day operations of Borrower and shall continue to own at least fifty one percent (51%) of all equity interests (direct or indirect) of Borrower; and

(v)      subject to the terms of Section 4.14.4 hereof, the Property shall continue to be managed by a Qualified Manager or by a property manager reasonably acceptable to Lender and acceptable to the applicable Rating Agencies.

Notwithstanding anything to the contrary contained in this Section 7.2, if, as a result of any Transfer, Guarantor no longer Controls Borrower and owns any direct or indirect interest in Borrower (or if there were two or more Guarantors immediately prior to such Transfer, no Guarantor any longer Controls Borrower or any such Guarantor no longer has a direct or indirect interest in Borrower), it shall also be a condition for such Transfer to be a Permitted Transfer that one or more Approved Replacement Guarantors shall execute and deliver a guaranty of recourse obligations (in the same form as the guaranty of recourse obligations delivered to Lender by Guarantor on the date hereof) and an environmental indemnity agreement (in the same form as the environmental indemnity agreement delivered to Lender by Guarantor on the date hereof) on or prior to the date of such Transfer, pursuant to which, in each case, the Approved Replacement Guarantor(s) agree(s) to be liable under each such guaranty of recourse obligations and environmental indemnity agreement from and after the date of such Transfer (whereupon the previous guarantor shall be released from any further liability under the guaranty of recourse obligations from acts that arise from and after the date of such Transfer other than the acts or actions of the released Guarantor or any Affiliate thereof (or any Person acting on behalf thereof) and such Approved Replacement Guarantor(s) shall be the “Guarantor” for all purposes set forth in this Agreement); provided, however, that the previous guarantors shall have the burden of proof with respect to any events or acts that such guarantors allege to have occurred after the date of any such release in accordance with the terms hereof and the replacement guarantors shall have the burden of proof with respect to any events or acts that such replacement guarantors allege to have occurred prior to the date such guarantors became replacement guarantors hereunder).

Section 7.3           Cost and Expenses; Searches; Copies.

(a)          Borrower shall pay all costs and expenses of Lender in connection with any Transfer, whether or not such Transfer is deemed to be a Permitted Transfer, including, without limitation, all fees and expenses of Lender’s counsel, whether internal or outside, and the cost of any required counsel opinions related to REMIC or other securitization or tax issues and any Rating Agency fees.

(b)           Borrower shall provide Lender with copies of all organizational documents relating to any Permitted Transfer.

(c)           In connection with any Permitted Transfer, to the extent a transferee, together with its Affiliates, shall Control Borrower or Guarantor or own ten percent (10%) or more of the direct or indirect ownership interests in Borrower or Guarantor or in any Person that Controls Borrower or Guarantor immediately following such transfer (provided that, as of the Closing Date, such transferee did not Control Borrower or Guarantor or, together with its Affiliates, own ten percent (10%) or greater of the direct or indirect ownership interests in Borrower or Guarantor or any Person that Controls Borrower or Guarantor), Borrower shall deliver (and Borrower shall be responsible for any reasonable out of pocket costs and expenses in connection therewith) the information necessary for Lender to obtain Satisfactory Search Results with respect to such transferee.

ARTICLE 8

DEFAULTS

Section 8.1           Events of Default. Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)       if (A) the Obligations are not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest, and, if applicable, principal due under the Note is not paid in full on the applicable Monthly Payment Date, (C) any prepayment of principal due under this Agreement or the Note is not paid when due, (D) the Prepayment Fee is not paid when due, (E) the Liquidated Damages Amount is not paid when due, or (F) any deposit to the Reserve Funds is not made on the required deposit date therefor;

(ii)      if any other amount payable pursuant to this Agreement, the Note or any other Loan Document (other than as set forth in the foregoing clause (i)) is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower;

(iii)     if any of the Taxes or Other Charges are not paid when due (provided that it shall not be an Event of Default if such past due Taxes are Real Estate Taxes and there are sufficient funds in the Tax Account to pay such amounts when due, no other Event of Default is then continuing and Servicer fails to make such payment in violation of this Agreement);

(iv)     if the Policies are not (A) delivered to Lender within five (5) days of Lender’s written request and (B) kept in full force and effect, each in accordance with the terms and conditions hereof;

(v)     a Transfer other than a Permitted Transfer occurs without the express and specific prior written consent of Lender;

(vi)     if any certification, representation or warranty made by Borrower or Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date such representation or warranty was made;

(vii)    if Borrower or Guarantor shall make an assignment for the benefit of creditors;

(viii)   if a receiver, liquidator or trustee shall be appointed for Borrower or Guarantor or if Borrower or Guarantor shall be adjudicated as bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower or Guarantor shall be instituted, or if Borrower or Guarantor is substantively consolidated with any other Person; provided, however, if such appointment, adjudication, petition, proceeding or consolidation was involuntary and not consented to by Borrower or Guarantor, upon the same not being discharged, stayed or dismissed within thirty (30) days following its filing;

(ix)     if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x)      if any of the assumptions contained in the Insolvency Opinion, or in any other non-consolidation opinion delivered to Lender in connection with the Loan, or in any other non-consolidation opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xi)     a breach of the covenants set forth in Sections 4.4, 4.23, 4.31 or 4.36 hereof;

(xii)    if Borrower shall be in default under any mortgage or security agreement covering any part of the Property whether it be superior, pari passu or junior in Lien to the Mortgage;

(xiii)   subject to Borrower’s right to contest set forth in Section 4.3 of this Agreement, if the Property becomes subject to any mechanic’s, materialman’s or other Lien except a Permitted Encumbrance or a Lien for Taxes not then due and payable;

(xiv)   the alteration, improvement, demolition or removal of any of the Improvements without the prior consent of Lender, other than in accordance with this Agreement and the Leases at the Property entered into in accordance with the Loan Documents;

(xv)    if, on or after the date on which a Management Agreement is entered into with respect to the Property in accordance with the terms and conditions hereof, without Lender’s prior written consent, (i) the Management Agreement is terminated, (ii) if Manager is an Affiliate of Borrower or any Guarantor, the ownership, management or control of Manager is transferred, (iii) there is a material change in the Management Agreement, or (iv) if there shall be a material default by Borrower under the Management Agreement beyond any applicable notice or grace period;

(xvi)   if Borrower or any Person owning a direct or indirect ownership interest in Borrower shall be convicted of a Patriot Act Offense by a court of competent jurisdiction;

(xvii)  a breach of any representation, warranty or covenant contained Section 3.1.18 hereof;

(xviii)	if Borrower breaches any covenant contained Section 4.9 hereof;

(xix)    if (A) Borrower shall fail in the payment of any rent, additional rent or other charge mentioned in or made payable by the Ground Lease as and when such rent or other charge is payable (unless waived by the landlord under the Ground Lease), (B) there shall occur any default by Borrower, as tenant under the Ground Lease, in the observance or performance of any term, covenant or condition of the Ground Lease on the part of Borrower to be observed or performed beyond any applicable notice and cure periods (unless waived by the landlord under the Ground Lease), (C) if any one or more of the events referred to in the Ground Lease shall occur which would cause the Ground Lease to terminate without notice or action by the landlord under the Ground Lease or which would entitle the landlord to terminate the Ground Lease and the term thereof by giving notice to Borrower, as tenant thereunder (unless waived by the landlord under the Ground Lease), (D) if the leasehold estate created by the Ground Lease shall be surrendered or the Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, or (E) if any of the terms, covenants or conditions of the Ground Lease shall in any manner be modified, changed, supplemented, altered or amended without the consent of Lender except as otherwise permitted by this Agreement;

(xx)     if (A) there is any default by Borrower, any Borrower Affiliated Tenant and/or their respective successors and/or assigns under the PILOT Documents beyond any applicable notice and cure periods, (B) there is any surrender, termination, cancellation, modification, change, supplement, alteration or amendment of any PILOT Document, and/or (C) there is any breach of any representation, warranty and/or covenant set forth in Sections 3.1.34 and/or 4.15 hereof, in each case, with respect to any PILOT Document;

(xxi)    if (A) any Borrower Affiliated Tenant or any Borrower Affiliated Lease Guarantor shall make an assignment for the benefit of creditors; (B) a receiver, liquidator or trustee shall be appointed for any Borrower Affiliated Tenant or any Borrower Affiliated Lease Guarantor or if any Borrower Affiliated Tenant or any Borrower Affiliated Lease Guarantor shall be adjudicated as bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, any Borrower Affiliated Tenant or any Borrower Affiliated Lease Guarantor, or if any proceeding for the dissolution or liquidation of any Borrower Affiliated Tenant or any Borrower Affiliated Lease Guarantor shall be instituted, or if any Borrower Affiliated Tenant or any Borrower Affiliated Lease Guarantor is substantively consolidated with any other Person (including, without limitation, any substantive consolidation or other similar doctrine under the laws of any foreign jurisdiction, including, without limitation, any reconstruction, amalgamation, pooling and/or piercing the corporate veil under Australian law); provided, however, if such appointment, adjudication, petition, proceeding or consolidation was involuntary and not consented to by any Borrower Affiliated Tenant or any Borrower Affiliated Lease Guarantor, upon the same not being discharged, stayed or dismissed within forty-five (45) days following its filing; (C) any Borrower Affiliated Lease Default Event occurs; (D) Borrower Affiliated Lease Guarantor shall be in monetary or material non-monetary default pursuant to the applicable Borrower Affiliated Lease Guaranty following any applicable cure period expressly set forth in such Borrower Affiliated Lease Guaranty, but without taking into account any requirement to deliver any applicable notice of such default; (E) any Borrower Affiliated Lease and/or any Borrower Affiliated Lease Guaranty shall terminate, be cancelled, or otherwise fail to be in full force and/or effect; (F) there is any assignment or sublease of any Borrower Affiliated Lease without Lender’s prior written approval; (G) there is any assignment by any Borrower Affiliated Lease Guarantor of its applicable Borrower Affiliated Lease Guaranty without Lender’s prior written approval; (H) there is any renewal, amendment and/or modification of any Borrower Affiliated Lease without Lender’s prior written approval; (I) there is any amendment and/or modification of any Borrower Affiliated Lease Guaranty without Lender’s prior written approval; (I) there is any failure by Borrower to enforce the terms, covenants and conditions contained in any Borrower Affiliated Lease or any Borrower Affiliated Lease Guaranty upon the part of the Borrower Affiliated Tenant or Borrower Affiliated Lease Guarantor, as applicable, thereunder to be observed or performed; (J) the leasehold estate created by any Borrower Affiliated Lease shall be surrendered; (K) there is any breach of Section 4.11 hereof with respect to any Borrower Affiliated Lease and/or Borrower Affiliated Lease Guaranty; and/or (L) there is any failure by any Borrower Affiliated Tenant to promptly vacate the Property if requested by Lender following a Borrower Affiliated Lease Default Event and/or Event of Default;

(xxii)   if there shall be a default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, whether as to Borrower, Guarantor or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Obligations or to permit Lender to accelerate the maturity of all or any portion of the Obligations;

(xxiii)  Guarantor breaches any of the Guarantor Financial Covenants, except to the extent that (1) within five (5) Business Days of the occurrence of such default, Borrower delivers a written notice to Lender of Borrower’s intention to provide an Acceptable Additional Guarantor, together with the Acceptable Additional Guarantor Information, and (2) within ten (10) Business Days following Lender’s approval of the Acceptable Additional Guarantor, the Acceptable Additional Guarantor shall execute a supplemental guaranty of recourse obligations and environmental indemnity (each in form and substance substantially identical to the Guaranty and Environmental Indemnity, provided, however, for the avoidance of doubt, that such Acceptable Additional Guarantor shall be required to satisfy the applicable Liquid Asset and Net Worth covenants with only assets located in the United States and/or Canada) whereby such Acceptable Additional Guarantor shall assume all of the obligations of Guarantor pursuant thereto (on a joint and several basis with the then existing Guarantor). Borrower hereby acknowledges and agrees that, it shall be an Event of Default hereunder if, (A) the Acceptable Additional Guarantor is not approved by Lender (based on Lender’s reasonable determination) or (B) any of the foregoing requirements are not satisfied within the time frame provided for above. Borrower further acknowledges and agrees that no more than two (2) Acceptable Additional Guarantors shall be permitted during the Term, at any time, or from time to time;

(xxiv)  if Borrower fails to establish a new Clearing Account and enter into a new clearing account agreement in accordance with Section 6.1 hereof on or prior to the termination of any existing Clearing Account Agreement; or

(xxv)   if any of the terms, covenants or conditions of any Lease Sweep Lease shall in any manner be modified, changed, supplemented, altered or amended or if any Lease Sweep Lease shall be terminated or surrendered, in any case without the consent of Lender except as otherwise permitted by this Agreement; or

(xxvi)   if Borrower or Guarantor(s) shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in subsections (i) to (xxv) above, and such Default shall continue for ten (10) days after notice to Borrower from Lender, in the case of any such Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice to Borrower from Lender in the case of any other such Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period, and provided further that Borrower and/or Guarantor shall have commenced to cure such Default within such 30-day period shall and thereafter diligently and expeditiously proceed to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrower and/or Guarantor in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days.

Section 8.2           Remedies.

8.2.1       Acceleration. Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (ix) of Section 8.1 above) and at any time thereafter, Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand (and Borrower hereby expressly waives any such notice or demand), that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including declaring the Obligations to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii), (viii) or (ix) of Section 8.1 above, the Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable in full, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

8.2.2       Remedies Cumulative. During the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law or contract or as set forth herein or in the other Loan Documents or by equity. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

8.2.3       Severance.

(a)           During the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion, including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of the sums secured by the Mortgage and not previously recovered.

(b)           During the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents in such denominations as Lender shall determine in its sole discretion. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.

(c)           During the continuance of an Event of Default, any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents, in such order, priority and proportions as Lender in its sole discretion shall determine.

8.2.4       Lender’s Right to Perform. During the continuance of an Event of Default Lender may, but shall have no obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any covenant or obligation hereunder or under any of the Loan Documents or being deemed to have cured any Default or Event of Default hereunder, and without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, perform, or cause the performance of, any covenant or obligation of Borrower hereunder in such manner and to such extent as Lender determines in its sole discretion in each instance, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be immediately due and payable by Borrower and shall be added to the Obligations (and to the extent permitted under applicable laws, secured by the Mortgage and the other Loan Documents) and in each case shall bear interest at the Default Rate for the period after the date incurred by or on behalf of Lender until the date of payment by Borrower to Lender.

ARTICLE 9

SALE AND SECURITIZATION OF MORTGAGE

Section 9.1           Sale of Mortgage and Securitization.

(a)          Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan, or (iii) to securitize the Loan or any portion thereof in a single asset securitization or in one or more pooled loan securitizations. (The transactions referred to in clauses (i), (ii) and (iii) are each hereinafter referred to as a “Secondary Market Transaction” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Secondary Market Transaction are hereinafter referred to as “Securities”). At Lender’s election, each note and/or component comprising the Loan may be subject to one or more Secondary Market Transactions.

(b)         If requested by Lender, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be required in the marketplace, by prospective investors, the Rating Agencies, applicable Legal Requirements and/or otherwise in the marketplace in connection with any Secondary Market Transactions, including to:

(i)       (A) provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower, Guarantor(s), any Borrower Affiliated Lease (including, without limitation, the PUREgraphite Lease), any Borrower Affiliated Tenant (including, without limitation, the PUREgraphite Tenant), any Borrower Affiliated Lease Guarantor (including, without limitation, the PUREgraphite Guarantor), any Borrower Affiliated Lease Guaranty (including, without limitation, the PUREgraphite Guaranty) and the Manager (if any), including, without limitation, the information set forth on Exhibit B attached hereto, (B) provide updated budgets and rent rolls (including itemized percentage of floor area occupied and percentage of aggregate base rent for each Tenant) relating to the Property, and (C) provide updated appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies;

(ii)      provide opinions of counsel, which may be relied upon by Lender, trustee in any Securitization, underwriters, NRSROs and their respective counsel, agents and representatives, as to non-consolidation, fraudulent conveyance and true sale or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property, the Loan Documents, and Borrower and its Affiliates, which counsel and opinions shall be satisfactory to Lender and the Rating Agencies and which may include additional opinions regarding Australian Persons and/or Australian assets as may be requested by the Rating Agencies and/or reasonably requested by Lender;

(iii)     provide updated, as of the closing date of any Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require; and

(iv)     (A) review any Disclosure Document or any interim draft thereof furnished by Lender to Borrower with respect to information contained therein that was furnished to Lender by or on behalf of Borrower in connection with the preparation of such Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of Borrower and Guarantor, operating statements and rent rolls with respect to the Property, and (B) within three (3) Business Days following Borrower’s receipt thereof, provide to Lender in writing any revisions to such Disclosure Document or interim draft thereof necessary or advisable to insure that such reviewed information does not contain any untrue statement of a material fact or omit to state any material fact necessary to make statements contained therein not misleading.

(c)          If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower (including any guarantor or other Person that is directly or indirectly committed by contract or otherwise to make payments on all or a part of the Loan) collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request the following financial information:

(i)       if Lender expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, net operating income for the Property and the Related Properties for the most recent Fiscal Year and interim period as required under Item 1112(b)(1) of Regulation AB (or, if the Loan is not treated as a non-recourse loan under Instruction 3 for Item 1101(k) of Regulation AB, selected financial data meeting the requirements and covering the time periods specified in Item 301 of Regulation S-K and Item 1112(b)(1) of Regulation AB), or

(ii)      if Lender expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, the financial statements required under Item 1112(b)(2) of Regulation AB (which includes, but may not be limited to, a balance sheet with respect to the entity that Lender determines to be a Significant Obligor for the two most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-01 of Regulation S-X, and statements of income and statements of cash flows with respect to the Property for the three most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-02 of Regulation S-X (or if Lender determines that the Property is the Significant Obligor and the Property (other than properties that are hotels, nursing homes, or other properties that would be deemed to constitute a business and not real estate under Regulation S-X or other legal requirements) was acquired from an unaffiliated third party and the other conditions set forth in Rule 3-14 of Regulation S-X have been met, the financial statements required by Rule 3-14 of Regulation S-X)).

(d)          Further, if requested by Lender, Borrower shall, promptly upon Lender’s request, furnish to Lender financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, for any Tenant of the Property (to the extent available to Borrower) if, in connection with a Securitization, Lender expects there to be, as of the cutoff date for such Securitization, a concentration with respect to such Tenant or group of affiliated Tenants within all of the mortgage loans included or expected to be included in the Securitization such that such Tenant or group of affiliated Tenants would constitute a Significant Obligor. Borrower shall furnish to Lender, in connection with the preparation of the Disclosure Documents and on an ongoing basis, financial data and/or financial statements with respect to such Tenants meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (x) filings pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) are required to be made under applicable Legal Requirements or (y) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.

(e)          If Lender determines that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, are a Significant Obligor, then Borrower shall furnish to Lender, on an ongoing basis, selected financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (x) Exchange Act Filings are required to be made under applicable Legal Requirements or (y) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.

(f)           Any financial data or financial statements provided pursuant to this Section 9.1 shall be furnished to Lender within the following time periods:

(i)       with respect to information requested in connection with the preparation of Disclosure Documents for a Securitization, within ten (10) Business Days after notice from Lender; and

(ii)      with respect to ongoing information required under Section 9.1(d) and (e) above, (1) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (2) not later than seventy-five (75) days after the end of each Fiscal Year of Borrower.

(g)         If requested by Lender, Borrower shall provide Lender, promptly, and in any event within three (3) Business Days following Lender’s request therefor, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation S-K or Regulation S-X, as applicable, Regulation AB, or any amendment, modification or replacement thereto or other Legal Requirements relating to a Securitization or as shall otherwise be reasonably requested by the Lender.

(h)         If requested by Lender, whether in connection with a Securitization or at any time thereafter during which the Loan and any Related Loans are included in a Securitization, Borrower shall provide Lender, promptly upon request, a list of Tenants (including all affiliates of such Tenants) that in the aggregate (1) occupy 10% or more (but less than 20%) of the total floor area of the improvements or represent 10% or more (but less than 20%) of aggregate base rent, and (2) occupy 20% or more of the total floor area of the improvements or represent 20% or more of aggregate base rent.

(i)           All financial statements provided by Borrower pursuant to this Section 9.1(c), (d), (e) or (f) shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and other applicable Legal Requirements. All financial statements relating to a Fiscal Year shall be audited by Independent Accountants in accordance with generally accepted auditing standards, Regulation S-X or Regulation S-K, as applicable, Regulation AB, and all other applicable Legal Requirements, shall be accompanied by the manually executed report of the Independent Accountants thereon, which report shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and all other applicable Legal Requirements, and shall be further accompanied by a manually executed written consent of the Independent Accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such Independent Accountants and the reference to such Independent Accountants as “experts” in any Disclosure Document and Exchange Act Filing (or comparable information is required to otherwise be available to holders of the Securities under Regulation AB or applicable Legal Requirements), all of which shall be provided at the same time as the related financial statements are required to be provided. All other financial statements shall be certified by the chief financial officer of Borrower, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this paragraph.

(j)           In connection with any Secondary Market Transaction, Lender shall have the right, and Borrower hereby authorizes Lender, to disclose any and all information in Lender’s possession regarding Borrower, Guarantor, any Manager, any tenants and provisions of any leases, the Property and/or the Loan in any Disclosure Document, in any promotional, pre-marketing materials or marketing materials that are prepared by or on behalf of Lender in connection with such Secondary Market Transaction or in connection with any oral or written presentation made by or on behalf of Lender, including without limitation, to any actual or potential investors and any Rating Agencies and other NRSROs.

Section 9.2           Securitization Indemnification.

(a)          Borrower understands that certain of the Provided Information and other information provided to Lender by Borrower and its agents, counsel and representatives may be included in preliminary and final disclosure documents in connection with any Secondary Market Transaction, including a Securitization, including without limitation, an offering circular, a prospectus, a prospectus supplement, a private placement memorandum, a structural and collateral term sheet or any other offering document (each, a “Disclosure Document”) (such Provided Information and such other information included in any Disclosure Document collectively, the “Covered Disclosure Information”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, investment banking firms, NRSROs, accounting firms, law firms and other third-party advisory and service providers relating to any Secondary Market Transaction, including a Securitization. Borrower also understands that the findings and conclusions of any third-party due diligence report obtained by the Lender, the Issuer or the Securitization placement agent or underwriter may be made publicly available if required, and in the manner prescribed, by Section 15E(s)(4)(A) of the Exchange Act and any rules promulgated thereunder.

(b)          Borrower and Guarantor each hereby agrees to indemnify Lender (and for purposes of this Section 9.2, Lender shall include the initial lender, its successors and assigns, and their respective officers and directors) and each Person who controls the Lender within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), the issuer of the Securities (the “Issuer” and for purposes of this Section 9.2, Issuer shall include its officers, director and each Person who controls the Issuer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and any placement agent or underwriter with respect to the Securitization, each of their respective officers and directors and each Person who controls the placement agent or underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Lender Group, the Issuer or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon, (A) any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information, (B) the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading in any material respect, except, in each case, that Borrower shall have no responsibility for (x) any statements contained in any Disclosure Document to which Borrower or its authorized representatives have objected in writing to Lender or that were derived from the Covered Disclosure Information to which Borrower or its authorized representative alerted Lender in writing of the relevant untrue statement or omission, (y) numbers which have been submitted by Borrower and adjusted by any Indemnified Person from those submitted by Borrower to the extent of such adjustment, and/or (z) any third-party report utilized in underwriting and originating the Loan whereby neither Borrower nor any Affiliate thereof had any role in the preparation thereof (with respect to the applicable information) and to the extent the applicable information therein is not derived from Provided Information, or (C) a breach of the representations and warranties made by Borrower in Section 3.1.31 of this Agreement (Full and Accurate Disclosure). Borrower also agrees to reimburse Lender, the Lender Group, the Issuer and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group, the Issuer and/or the Underwriter Group in connection with investigating or defending the Liabilities. This indemnification provision will be in addition to any liability which Borrower may otherwise have. Borrower acknowledges and agrees that any Person that is included in the Lender Group, the Issuer and/or the Underwriter Group that is not a direct party to this Agreement shall be deemed to be a third-party beneficiary to this Agreement with respect to this Section 9.2(b). Within five (5) Business Days after Lender’s written request, Borrower and Guarantor shall execute and deliver to Lender a separate indemnification and reimbursement agreement in favor of the Lender Group, the Issuer and the Underwriter Group in form and substance consistent with the indemnification and reimbursement obligations of Borrower under this Section 9.2(b). Notwithstanding the foregoing, the indemnification provided for under this Section 9.2(b) shall be effective whether or not an indemnification and reimbursement agreement described above is provided.

(c)           In connection with any Exchange Act Filing or other reports containing comparable information that is required to be made “available” to holders of the Securities under Regulation AB or applicable Legal Requirements, Borrower agrees to (i) indemnify Lender, the Lender Group, the Issuer and the Underwriter Group for Liabilities to which Lender, the Lender Group, the Issuer and/or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon, an alleged untrue statement or alleged omission or an untrue statement or omission made in reliance upon, and in conformity with, the Covered Disclosure Information, and (ii) reimburse Lender, the Lender Group, the Issuer and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group, the Issuer and/or the Underwriter Group in connection with defending or investigating the Liabilities.

(d)         Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party pursuant to the immediately preceding sentence of this Section 9.2(d), such indemnifying party shall not pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to any other indemnified party. Without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed), no indemnifying party shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified party is an actual or potential party to such claim, action, suit or proceeding) unless the indemnifying party shall have given Lender reasonable prior written notice thereof and shall have obtained an unconditional release of each indemnified party hereunder from all liability arising out of such claim, action, suit or proceedings, and such settlement requires no statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of the Indemnified Party.

(e)          In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.2(b) or (c) is for any reason held to be unenforceable as to an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the Issuer’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f)           The liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 9.3           Severance.

9.3.1      Severance Documentation. Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to or after any sale, participation or Securitization of all or any portion of the Loan), to require Borrower to execute and deliver “component” notes and/or modify the Loan in order to create one or more senior and subordinate notes (i.e., an A/B or A/B/C structure) and/or one or more additional components of the Note or Notes (including the implementation of one or more New Mezzanine Loans (in accordance with Section 9.3.2 below)), reduce the number of components of the Note or Notes, revise the interest rate for each component, reallocate the principal balances of the Notes and/or the components, increase or decrease the monthly debt service payments for each component or eliminate the component structure and/or the multiple note structure of the Loan (including the elimination of the related allocations of principal and interest payments), provided that the Outstanding Principal Balance of all components immediately after the effective date of such modification equals the Outstanding Principal Balance immediately prior to such modification and the weighted average of the interest rates for all components immediately after the effective date of such modification equals the interest rate of the original Note immediately prior to such modification. At Lender’s election, each note comprising the Loan may be subject to one or more Securitizations. Lender shall have the right to modify the Note and/or Notes and any components in accordance with this Section 9.3 and, provided that such modification shall comply with the terms of this Section 9.3, it shall become immediately effective.

9.3.2      New Mezzanine Loan Option. Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to or after any Secondary Market Transaction), to create one or more mezzanine loans (each, a “New Mezzanine Loan”), to (i) establish different interest rates and to reallocate the Outstanding Principal Balance and Monthly Debt Service Payment Amount of the Loan to the Loan and such New Mezzanine Loan(s), (ii) require the payment of the Loan and any New Mezzanine Loan(s) in such order of priority as may be designated by Lender and (iii) modify the Debt Service Coverage Ratio covenants to provide for mortgage only and aggregate tests based on a calculation of each based on the Loan only balance and the aggregate balance of the Loan plus the New Mezzanine Loan(s); provided, that the outstanding principal balance of the Loan and such New Mezzanine Loan(s) immediately after the effective date of the creation of such New Mezzanine Loan(s) equals the Outstanding Principal Balance immediately prior to such modification, the weighted average of the interest rates for the Loan and such New Mezzanine Loan(s) immediately after the effective date of the creation of such New Mezzanine Loan(s) equals the interest rate of the original Note immediately prior to such modification and the combined Debt Service Coverage Ratio threshold equals the Debt Service Coverage Ratio threshold in the Low DSCR Period definition set forth herein. Borrower shall cause the formation of one or more special purpose, bankruptcy remote entities as required by Lender in order to serve as the borrower under any New Mezzanine Loan (each, a “New Mezzanine Loan Borrower”) and the applicable organizational documents of Borrower shall be amended and modified as necessary or required in the formation of any New Mezzanine Loan Borrower.

9.3.3      Cooperation; Execution; Delivery. Borrower shall reasonably cooperate with all reasonable requests of Lender in connection with this Section 9.3. If requested by Lender, Borrower shall promptly execute and deliver such documents as shall be required by Lender and any Rating Agency in connection with any modification or New Mezzanine Loan pursuant to this Section 9.3, all in form and substance satisfactory to Lender and satisfactory to any applicable Rating Agency, including, the severance of security documents if requested and/or, in connection with the creation of any New Mezzanine Loan: (i) execution and delivery of a promissory note and loan documents necessary to evidence such New Mezzanine Loan, (ii) execution and delivery of such amendments to the Loan Documents as are necessary in connection with the creation of such New Mezzanine Loan, (iii) delivery of opinions of legal counsel with respect to due execution, authority and enforceability of any modification documents or documents evidencing or securing any New Mezzanine Loan, as applicable and (iv) with respect to any New Mezzanine Loan, delivery of an additional Insolvency Opinion for the Loan and a substantive non-consolidation opinion; each as reasonably acceptable to Lender, prospective investors and/or the Rating Agencies. In the event Borrower fails to execute and deliver such documents to Lender within five (5) Business Days following such request by Lender, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower hereby ratifying all that such attorney shall do by virtue thereof. It shall be an Event of Default under this Agreement, the Note, the Mortgage and the other Loan Documents if Borrower fails to comply with any of the terms, covenants or conditions of this Section 9.3 after expiration of ten (10) Business Days after notice thereof.

ARTICLE 10

MISCELLANEOUS

Section 10.1       Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the Obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Gross Revenues or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Gross Revenues and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section 10.1 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) impair the enforcement of the Environmental Indemnity; (g) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (h) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following (all such liability and obligation of Borrower for any or all of the following being referred to herein as “Borrower’s Recourse Liabilities”):

(i)          fraud, willful misconduct, misrepresentation or intentional failure to disclose a material fact by or on behalf of Borrower, Guarantor, any Affiliate of Borrower or Guarantor, or any of their respective agents or representatives in connection with the Loan;

(ii)        the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in any other Loan Document concerning environmental laws, hazardous substances and/or asbestos and any indemnification of Lender with respect thereto in either document;

(iii)         wrongful removal or destruction of any portion of the Property or damage to the Property caused by willful misconduct or gross negligence;

(iv)	any physical waste of the Property;

(v)        the forfeiture by Borrower of the Property, or any portion thereof, because of the conduct or purported conduct of criminal activity by Borrower or Guarantor or any of their respective agents or representatives in connection therewith, including by reason of any claim under the Racketeer Influenced and Corrupt Organizations Act (RICO);

(vi)       the misappropriation or conversion by or on behalf of Borrower of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to the Property, or (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, or (C) any Gross Revenues (including Rents, Insurance Proceeds, security deposits, advance deposits or any other deposits and Lease Sweep Lease Termination Payments and Lease Termination Payments) or (D) any other funds due under the Loan Documents, including, in connection with any of the foregoing, by reason of failure to comply with Section 6.1 hereof or breach of the Clearing Account Agreement or the Cash Management Agreement or (E) following the occurrence of the first Trigger Period, Borrower’s failure to establish a Clearing Account pursuant to a Clearing Account Agreement as, when and to the extent required by Section 6.1 hereof;

(vii)       subject to Borrower’s right to contest set forth in Section 4.3 hereof, failure to pay charges for labor or materials or other charges that can create Liens on any portion of the Property;

(viii)      any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender in accordance with the provisions of the Loan Documents;

(ix)	the failure to pay Taxes or transfer taxes;

(x)          failure to obtain and maintain the fully paid for Policies in accordance with Section 5.1.1 hereof, including, without limitation, any failure of the Borrower to obtain and maintain the Required Excess Flood Coverage Policy pursuant to and in accordance with Section 5.1.1(j) hereof;

(xi)        if there is (A) any default by Borrower, any Borrower Affiliated Tenant (including, without limitation, PUREgraphite Tenant), and/or their respective successors and/or assigns under the PILOT Documents, (B) any surrender, termination, cancellation, modification, change, supplement, alteration or amendment of any PILOT Document, including, without limitation, in each case, any increase in Real Estate Taxes as a result of any of the foregoing, and/or (C) any breach of any representation, warranty and/or covenant set forth in Sections 3.1.34 and/or 4.15 hereof, in each case, with respect to any PILOT Document;

(xii)        the failure of Manager (if any) to comply with the transition obligations under the applicable Assignment of Management Agreement;

(xiii)       Borrower’s indemnification of Lender set forth in Section 9.2 hereof;

(xiv)       any cost or expense incurred by Lender in connection with the enforcement of its rights and remedies under this Section 10.1, under the Guaranty and/or under the Environmental Indemnity;

(xv)       if (A) any Borrower Affiliated Lease Default Event occurs; (B) Borrower Affiliated Lease Guarantor shall be in monetary or material non-monetary default pursuant to the applicable Borrower Affiliated Lease Guaranty following any applicable cure period expressly set forth in such Borrower Affiliated Lease Guaranty, but without taking into account any requirement to deliver any applicable notice of such default; and/or (C) there is any failure by Borrower to enforce the terms, covenants and conditions contained in any Borrower Affiliated Lease or any Borrower Affiliated Lease Guaranty upon the part of the Borrower Affiliated Tenant or Borrower Affiliated Lease Guarantor, as applicable, thereunder to be observed or performed;

(xvi)       if any Monthly OpEx Certification shall be false or misleading in any material respect;

(i)          any Borrower Affiliated Tenant files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(ii)        any Borrower Affiliated Tenant is substantively consolidated with any other Person (including, without limitation, any substantive consolidation or other similar doctrine under the laws of any foreign jurisdiction, including, without limitation, any reconstruction, amalgamation, pooling and/or piercing the corporate veil under Australian law); unless such consolidation was involuntary and not consented to by Borrower, Guarantor, any Borrower Affiliated Lease Guarantor, and/or such Borrower Affiliated Tenant and is discharged, stayed or dismissed within thirty (30) days following the occurrence of such consolidation;

(iii)       the filing of an involuntary petition against any Borrower Affiliated Tenant under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any other Person in which Borrower, Guarantor, Borrower Affiliated Tenant or Borrower Affiliated Lease Guarantor colludes with or otherwise intentionally assists such Person, and/or Borrower, Guarantor, Borrower Affiliated Tenant or Borrower Affiliated Lease Guarantor solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower Affiliated Tenant by any Person;

(iv)       any Borrower Affiliated Tenant files an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(v)        Borrower, Guarantor, any Borrower Affiliated Tenant or any Borrower Affiliated Lease Guarantor or any Affiliate, officer, director or representative which controls Borrower, Guarantor, Borrower Affiliated Tenant or Borrower Affiliated Lease Guarantor consents to, or acquiesces in, or joins in, an application for the appointment of a custodian, receiver, trustee or examiner for any Borrower Affiliated Tenant or any portion of the Property;

(vi)        any Borrower Affiliated Tenant makes an assignment for the benefit of creditors or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due;

(vii)      any failure of the Property to have access to, and/or to be served by, the Affected Underground Utilities, any curtailment and/or interruption of the Affected Underground Utilities, and/or any breach of the covenants set forth in Section 4.38 hereto; and/or

(viii)     any failure of the Required Excess Flood Coverage Policy to be in full force and effect prior to the date on which such Required Excess Flood Coverage Policy is obtained pursuant to and in accordance with Section 5.1.1(j) hereof.

Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations or to require that all collateral shall continue to secure all of the Obligations owing to Lender in accordance with the Loan Documents, and (B) the Obligations shall be fully recourse to Borrower in the event that any of the following occur (each, a “Springing Recourse Event”):

(ix)	a breach of the covenants set forth in Section 4.4 hereof;

(x)          Borrower fails to obtain Lender’s prior consent to any subordinate financing secured by the Property or other voluntary Lien encumbering the Property;

(xi)        Borrower fails to obtain Lender’s prior consent to any Transfer of the Property or any interest therein or any Transfer of any direct or indirect interest in Borrower, in either case as required by the Mortgage or this Agreement other than a Permitted Transfer;

(xii)       any termination, rejection, cancellation, change, amendment, supplementation or other modification to or of the Ground Lease or any surrender of the leasehold estate created by the Ground Lease unless, in each case, such action was consented to by Lender in writing;

(xiii)       Borrower files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(xiv)     Borrower is substantively consolidated with any other Person (including, without limitation, any substantive consolidation or other similar doctrine under the laws of any foreign jurisdiction, including, without limitation, any reconstruction, amalgamation, pooling and/or piercing the corporate veil under Australian law); unless such consolidation was involuntary and not consented to by Borrower or Guarantor and is discharged, stayed or dismissed within thirty (30) days following the occurrence of such consolidation;

(xv)      the filing of an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any other Person in which Borrower and/or Guarantor colludes with or otherwise intentionally assists such Person, and/or Borrower and/or Guarantor solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower by any Person;

(xvi)       Borrower files an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(xvii)    Borrower, Guarantor or any Affiliate, officer, director or representative which controls Borrower or Guarantor consents to, or acquiesces in, or joins in, an application for the appointment of a custodian, receiver, trustee or examiner for Borrower or any portion of the Property;

(xviii)    Borrower makes an assignment for the benefit of creditors or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due;

(xix)       if Guarantor (or any Person comprising Guarantor), Borrower or any Affiliate of any of the foregoing, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with the Guaranty, the Note, the Mortgage or any other Loan Document, seeks a defense, judicial intervention or injunctive or other equitable relief of any kind, or asserts in a pleading filed in connection with a judicial proceeding any defense against Lender or any right in connection with any security for the Loan;

(xx)        (A) Borrower voluntarily avails itself of the benefits of any Emergency Law or otherwise voluntarily exercises any right or option under any Emergency Law and (B) such Emergency Law either (X) permits (I) Borrower to defer payment of, or otherwise elect not to pay, any amounts as and when due under the Loan Documents or (II) Borrower to delay performance of, or otherwise elect not to perform, any non-monetary obligation of Borrower as and when required under the Loan Documents or (Y) prevents Lender, or requires Lender to forbear, from exercising (at such time or another time in the future) any one or more rights or remedies that, in the absence of such Emergency Law, could otherwise be available to Lender under the Loan Documents or applicable Legal Requirements;

(xxi)       Borrower fails to comply promptly (and in any event within any applicable timeframe provided under the relevant Emergency Law) with any request made by Lender pursuant to an Emergency Law for Borrower to take any action that, in Lender’s reasonable judgment, is necessary or reasonably necessary in order to permit Lender to exercise (at such time or another time in the future) any one or more rights or remedies that, in the absence of such Emergency Law, could otherwise be available to Lender under the Loan Documents or applicable Legal Requirements;

(xxii)     any termination, rejection, cancellation, change, amendment, modification, release, surrender, supplementation or other modification to or of any Borrower Affiliated Lease or any Borrower Affiliated Lease Guaranty, any assignment or sublease by any Borrower Affiliated Tenant of its applicable Borrower Affiliated Lease, and/or any assignment by any Borrower Affiliated Lease Guarantor of its applicable Borrower Affiliated Lease Guaranty, in each case, unless the same was consented to by Lender in writing; or

(xxiii)     there is any failure by any Borrower Affiliated Tenant to promptly vacate the Property if requested by Lender following a Borrower Affiliated Lease Default Event and/or Event of Default.

In addition, Borrower hereby guarantees and shall be fully personally liable for (without the benefit of any exculpation provision contained herein and/or in any other Loan Documents) (I) the payment in full of any and all amounts payable pursuant to Section 6(e) of the PILOT Agreement (all such liability and obligation of Borrower, the “PILOT Clawback Liabilities”), including, without limitation, any amounts payable thereunder on or following the date on which Lender, its designee or nominee, or any purchaser at a foreclosure sale, acquires title to the Property, whether by foreclosure, exercise of power of sale, acceptance of a deed-in-lieu of foreclosure, and (II) the payment in full of any and all deductibles with respect to the Policy maintained pursuant to Section 5.1.1(a)(i) hereof (except with respect to deductibles for windstorm or earthquake coverage) (all such liability and obligation of Borrower, the “Insurance Deductible Liabilities”).

Section 10.2        Survival; Successors and Assigns. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.3         Lender’s Discretion; Rating Agency Review Waiver.

(a)         Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove any matter, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove any matter, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefor.

(b)         Whenever, pursuant to this Agreement or any other Loan Documents, a Rating Agency Confirmation is required from each applicable Rating Agency, in the event that any applicable Rating Agency “declines review”, “waives review” or otherwise indicates in writing or otherwise to Lender’s or Servicer’s satisfaction that no Rating Agency Confirmation will or needs to be issued with respect to the matter in question (each, a “Review Waiver”), then the Rating Agency Confirmation requirement shall be deemed to be satisfied with respect to such matter. It is expressly agreed and understood, however, that receipt of a Review Waiver (i) from any one Rating Agency shall not be binding or apply with respect to any other Rating Agency and (ii) with respect to one matter shall not apply or be deemed to apply to any subsequent matter for which Rating Agency Confirmation is required.

(c)           Prior to a Securitization or in the event that there is a Review Waiver, if Lender does not have a separate and independent approval right with respect to the matter in question, then the term Rating Agency Confirmation shall be deemed instead to require the prior written consent of Lender.

Section 10.4 Governing Law.

(a)         THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED ACCORDING TO, THE LAW OF THE STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)         ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

NATIONAL REGISTERED AGENTS, INC.

28 LIBERTY STREET

NEW YORK, NY 10005

AS ITS AUTHORIZED AGENT TO RECEIVE AND FORWARD ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND BORROWER AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION.

Section 10.5 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party or parties against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on, Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.

Section 10.6 Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent by facsimile (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier, or electronically transmitted by e-mail with hard copy delivered by hand or reputable overnight courier (unless waived by Agent as described below), addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 10.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by facsimile if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), (d) on the next Business Day if sent by an overnight commercial courier and (e) if transmitted by e-mail, (A) if such e-mail was sent prior to 5 P.M. EST on a Business Day, then on the date such e-mail was sent, provided that a hard copy of such e-mail (and any and all attachments) is delivered by hand or reputable overnight courier on the immediately succeeding Business Day, or (y) if such e-mail was sent on a day that is not a Business Day or after 5 P.M. EST on a Business Day, then on the Business Day immediately succeeding the date such e-mail was sent, provided that a hard copy of such e-mail (and any and all attachments) is delivered by hand or reputable overnight courier on the second Business Day immediately following the date on which such e-mail was sent; provided, however, that by written notice to Borrower, Agent shall have the unilateral right at any time to waive the hard copy requirement with respect to all Notices sent via e-mail, in each case addressed to the parties as follows:

If to Lender:	DBR INVESTMENTS CO. LIMITED
60 Wall Street, 10th Floor
New York, New York 10005
Attention:
Peter DiConza
Email: peter.diconza@db.com
Robert W. Pettinato, Jr.
Email: Robert.Pettinato@db.com
Donna A. Corrigan
Email: Donna-A.Corrigan@db.com
Theresa Elle
Email: Theresa.Elle@db.com
Jeremy Crystal
Email: Jeremy.Crystal@db.com
Facsimile No. (212) 797-4489

and to:	DBR INVESTMENTS CO. LIMITED
60 Wall Street, 10th Floor
New York, New York 10005
Attention: General Counsel
Facsimile No. (646) 736-5721

with a copy to:	Alston & Bird LLP
90 Park Avenue
New York, New York 10016
Attention: David A. Freedman, Esq.
Email: David.Freedman@alston.com
Facsimile No. (212) 210-9444

with a copy to:	Midland Loan Services, a PNC Real Estate business
10851 Mastin, Suite 700
Overland Park, KS 66210
(p) 913.253.9152
Attention: Jon Porter

If to Borrower:	Novonix 1029, LLC
353 Corporate Place
Chattanooga, TN 37419
Attention: Chris Burns
Email: Chris@novonixgroup.com
Attention: Rashda Buttar
Email: Rashda@novonixgroup.com

with a copy to:	Miller & Martin PLLC
832 Georgia Avenue, Suite 1200
Chattanooga, TN 37402
Attention: Alan W. Madison
Email: alan.madison@millermartin.com
Facsimile No. 423.785.8480

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days written notice of such change to the other parties in accordance with the provisions of this Section 10.6. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Lender may also be given by Servicer and Lender hereby acknowledges and agrees that Borrower shall be entitled to rely on any Notice given by Servicer as if it had been sent by Lender.

Section 10.7 Waiver of Trial by Jury. BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 10.8 Headings, Schedules and Exhibits. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.14 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)      Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)      The Loan Documents are solely for the benefit of Lender and Borrower (and the Lender Group, the Issuer and the Underwriter Group with respect to Section 9.2(b)) and  nothing contained in any Loan Document shall be deemed to confer upon anyone other than the Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

Section 10.15 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, the Affiliate of Lender that acts as the issuer with respect to a Securitization or any of their other Affiliates (x) shall be prohibited prior to the final Securitization of the Loan and (y) after the final Securitization of the Loan, shall be subject to the prior written approval of Lender. Lender shall have the right to issue any of the foregoing without Borrower’s approval and Borrower authorizes Lender to issue press releases, advertisements and other promotional materials in connection with Lender’s own promotional and marketing activities, including in connection with a Secondary Market Transaction, and such materials may describe the Loan in general terms or in detail and Lender’s participation therein in the Loan.

Section 10.16 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s members or partners, as applicable, and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Obligations without any prior or different resort for collection, or of the right of Lender to the payment of the Obligations out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.17 Certain Waivers.

(a)       Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents. Without limiting any of the other provisions contained herein, Borrower hereby unconditionally and irrevocably waives, to the maximum extent not prohibited by applicable law, any rights it may have to claim or recover against Lender in any legal action or proceeding any special, exemplary, punitive or consequential damages.

(b)       To the fullest extent permitted by applicable Legal Requirements, Borrower hereby irrevocably waives and relinquishes any right, remedy, claim or defense that Borrower may have, or have the right to assert, in order to avail itself of the benefits of any Emergency Law, or otherwise exercise any right or option under any Emergency Law, where such Emergency Law (A) permits (x) Borrower to defer payment of, or otherwise elect not to pay, any amounts as and when due under the Loan Documents and/or (y) Borrower to delay performance of, or otherwise elect not to perform, any non-monetary obligation of Borrower as and when required under the Loan Documents and/or (B) prevents Lender, or requires Lender to forbear, from exercising (at such time or another time in the future) any one or more rights or remedies that, in the absence of such Emergency Law, could otherwise be available to Lender under the Loan Documents or applicable Legal Requirements.

Section 10.18 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan, without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.19 Brokers and Financial Advisors.

(a)          Borrower hereby represents that, except for Newmark Knight Frank (“Broker”), it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower will pay Broker a commission pursuant to a separate agreement. Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, losses, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising out of a claim by any Person (including Broker) that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.19 shall survive the expiration and termination of this Agreement and the payment of the Obligations.

(b)          Notwithstanding anything in clause (a) above to the contrary, Borrower hereby acknowledges that (i) at Lender’s sole discretion, Broker may receive further consideration from Lender relating to the Loan or any other matter for which Lender may elect to compensate Broker pursuant to a separate agreement between Lender and Broker (which compensation may include a one-time payment on the Closing Date, a profit sharing payment and/or ongoing payments from Lender to Broker), (ii) Lender shall have no obligation to disclose to Borrower the existence of any such agreement or the amount of any such additional consideration paid or to be paid to Broker whether in connection with the Loan or otherwise and (iii) Borrower has had the opportunity to speak with Broker regarding such additional consideration. Borrower hereby acknowledges that such additional consideration may create a potential conflict of interest for the Broker in its relationship with Borrower and/or Guarantor and agrees that (x) Lender is not responsible for any recommendations or advice that Broker has given to Borrower or Guarantor, (y) Lender and Borrower (and Guarantor) are dealing at arms’-length with each other in a commercial lending transaction and (z) no fiduciary or other special relationship exists or shall exist between them. Borrower hereby further agrees and acknowledges that Lender has not interfered with Broker’s relationship with Borrower or Guarantor in connection with the transaction contemplated herein and has not caused Broker to breach any duty that it may owe Borrower or Guarantor.

Section 10.20 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto and their respective affiliates in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, including any confidentiality agreements or any similar agreements between or among any such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.21 Servicer.

(a)          At the option of Lender, the Loan may be serviced by a servicer or special servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any set-up fees or any other initial costs relating to or arising under the Servicing Agreement. Borrower shall not be responsible for payment of the monthly master servicing fee due to the Servicer under the Servicing Agreement.

(b)          Other than as set forth in Section 10.21(a) above, Borrower shall pay all of the fees and expenses of the Servicer and any reasonable third-party fees and expenses in connection with the Loan, including any prepayments, releases of the Property, approvals under the Loan Documents requested by Borrower, other requests under the Loan, defeasance, assumption of Borrower’s obligations or modification of the Loan, as well as any fees and expenses in connection with the special servicing or work-out of the Loan or enforcement of the Loan Documents, including, special servicing fees, operating or trust advisor fees (if the Loan is a specially serviced loan or in connection with a workout), work-out fees, liquidation fees, attorneys’ fees and expenses and other fees and expenses in connection with the modification or restructuring of the Loan. All amounts payable to Lender or Servicer in exercising its rights under this Section 10.21 (including, but not limited to, disbursements, advances and reasonable legal expenses incurred in connection therewith), shall be payable upon demand, secured by this Agreement and interest thereon shall accrue at the Interest Rate (or Default Rate if an Event of Default then exists) from the date incurred.

Section 10.22 Joint and Several Liability. If more than one Person has executed this Agreement as “Borrower,” the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.

Section 10.23 Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgage or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Mortgage and any other Loan Document (including the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 10.24 Regulatory Change; Taxes.

10.24.1        Increased Costs. If as a result of any Regulatory Change or compliance of Lender therewith, the basis of taxation of payments to Lender or any company Controlling Lender of the principal of or interest on the Loan is changed or Lender or the company Controlling Lender shall be subject to (i) any tax, duty, charge or withholding of any kind with respect to this Agreement (excluding federal taxation of the overall net income of Lender or the company Controlling Lender); or (ii) any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities, of Lender or any company Controlling Lender is imposed, modified or deemed applicable; or (iii) any other condition affecting loans to borrowers subject to LIBOR-based interest rates existing or that are imposed on Lender or any company Controlling Lender and Lender determines that, by reason thereof, the cost to Lender or any company Controlling Lender of making, maintaining or extending the Loan to Borrower is increased, or any amount receivable by Lender or any company Controlling Lender hereunder in respect of any portion of the Loan to Borrower is reduced, in each case by an amount deemed by Lender in good faith to be material (such increases in cost and reductions in amounts receivable being herein called “Increased Costs”), then Lender shall provide notice thereof to Borrower and Borrower agrees to pay to Lender upon Lender’s written request such additional amount or amounts as will compensate Lender or any company Controlling Lender for such Increased Costs to the extent Lender determines that such Increased Costs are allocable to the Loan. If Lender requests compensation under this Section 10.24.1, Lender shall, if requested by notice by Borrower to Lender, furnish to Borrower a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.

10.24.2         Special Taxes. Borrower shall make all payments hereunder free and clear of and without deduction for Special Taxes. If Borrower shall be required by law to deduct any Special Taxes from or in respect of any sum payable hereunder or under any other Loan Document to Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 10.24.2) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

10.24.3         Other Taxes. In addition, Borrower agrees to pay any present or future stamp or documentary taxes or other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, or the Loan (hereinafter referred to as “Other Taxes”).

Section 10.25 Assignments and Participations. In addition to any other rights of Lender hereunder, the Loan, the Note, the Loan Documents and/or Lender’s rights, title, obligations and interests therein may be sold, assigned, participated or otherwise transferred by Lender and any of its successors and assigns to any Person at any time in its sole and absolute discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise without notice to or consent from Borrower or any other Person. Upon such assignment, all references to Lender in this Agreement and in any Loan Document shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Lender in all respects. Except as expressly permitted herein, Borrower may not assign its rights, title, interests or obligations under this Agreement or under any of the Loan Documents.

Section 10.26 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

(a)          Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the respective parties thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii)          the effects of any Bail-In Action on any such liability, including, if applicable:

(A)	a reduction in full or in part or cancellation of any such liability;

(B)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C)           the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(b)           As used in this Section 10.26 the following terms have the following meanings ascribed thereto: (i) “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution; (ii)“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; (iii) “EEA Financial Institution” means (x) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (y) any entity established in an EEA Member Country which is a parent of an institution described in clause (x) of this definition, or (x) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (x) or (y) of this definition and is subject to consolidated supervision with its parent; (iv) “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway or any other member state of the European Economic Area; (v) “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution; (vi) “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time; and (vii) “Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 10.27 Appraisals. Lender may, at its option, commission one or more new and/or updated appraisals from time to time after the Closing Date; provided, however, that Borrower shall only be required to reimburse Lender for such new and/or updated appraisal if (A) an Event of Default is continuing or (B) such appraisal is required by applicable law or regulatory requirements.

Section 10.28 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 10.29 Set-Off. In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender shall have the right in its sole discretion, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower; provided however, Lender may only exercise such right during the continuance of an Event of Default. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

DBR INVESTMENTS CO. LIMITED, a Cayman Islands corporation

By:
Name: PAUL K RICHARDSON
Title: Director

By:
Name: Murray Mackinnon
Title: Director

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Loan Agreement – Signature Page

BORROWER:

NOVONIX 1029, LLC, a Delaware limited
liability company

By:
Name: Chris Bums
Title: CEO

Loan Agreement – Signature Page

SCHEDULE I

RENT ROLL

(Attached)

Sch. I-1

SCHEDULE I

RENT ROLL

Tenant Name	Monthly	Square Feet	Percentage	Rent Per	Lease	Lease	Deposits
	Rent		of Floor	Square Feet	Starting Date	Expiration	Held
			area			Date

PUREGraphite,	$227,250	404,797	100%	0.56/mth	July [28],	August 6,	$0.00
LLC				$6.74/yr	2021	2036

Exceptions

None.

SCHEDULE II

REQUIRED REPAIRS

Required Repair Item*	Deadline	Cost Estimate

Repair roof leaks	Ninety (90) Days from the Closing Date	$3,000
Replace rubber roof expansion joint	Ninety (90) Days from the Closing Date	$5,100
Address fire sprinkler system requirements and non-compliance / out-of-service issues	Ninety (90) Days from the Closing Date	$7,500
Address trouble message and issues with FACP non-compliance inspection tag	Ninety (90) Days from the Closing Date	$7,500
Total:		$23,100

* - In each case, as more particularly described in the Property Condition Report

Sch. II-1

SCHEDULE III

ORGANIZATIONAL CHART

(Attached)

Sch. III-1

SCHEDULE IV

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

None.

Sch. IV-1

SCHEDULE V

DEFINITION OF SPECIAL PURPOSE BANKRUPTCY REMOTE ENTITY

Borrower hereby represents and warrants to, and covenants with, Lender that since the date of its formation and at all times on and after the date hereof and until such time as the Obligations shall be paid and performed in full:

(a)         Borrower (i) has been, is, and will be organized solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into this Agreement with the Lender, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, (ii) has not owned, does not own, and will not own any asset or property other than (A) the Property, and (B) incidental personal property necessary for the ownership or operation of the Property and (iii) has been, is, and will be organized for the purpose of investing the equity capital that was contributed to Borrower by the Sole Member of Borrower in compliance with the provisions of this Schedule V. No equity capital was raised by Borrower. For the avoidance of doubt, there has been no direct or indirect commercial activity by the Borrower or a person or entity acting on its behalf to procure the transfer or commitment of capital by the Sole Member of the Borrower for the purpose of investing it in accordance with the provisions of this Schedule V.

(b)         Borrower has not engaged and will not engage in any business other than the ownership, management and operation of the Property and Borrower will conduct and operate its business as presently conducted and operated.

(c)         Borrower has not and will not enter into any contract or agreement with any Affiliate of Borrower, except upon terms and conditions that are intrinsically fair, commercially reasonable, and no less favorable to it than would be available on an arms-length basis with third parties other than any such party.

(d)         Borrower has not incurred and will not incur any Indebtedness other than Permitted Indebtedness.

(e)         Borrower has not made and will not make any loans or advances to any third party (including any Affiliate or constituent party), and has not and shall not acquire obligations or securities of its Affiliates.

(f)          Borrower has been, is, and intends to remain solvent and Borrower has paid and intends to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.

(g)         Borrower has done or caused to be done, and will do, all things necessary to observe organizational formalities and preserve its existence, and Borrower has not and will not (i) terminate or fail to comply with the provisions of its organizational documents, or (ii) unless (A)   Lender has consented and (B) following a Securitization of the Loan, the applicable Rating Agencies have issued a Rating Agency Confirmation, amend, modify or otherwise change its operating agreement or other organizational documents, provided that Borrower may make ministerial amendments to its organizational documents solely to the extent that such amendments (x) are not related to Borrower’s status as a Special Purpose Bankruptcy Remote Entity and do not cause Borrower to breach Section 4.4 hereof, (y) could not reasonably be anticipated to result in a material adverse effect on (A) the Property or any material portion thereof, (B) the business, profits, operations or financial condition of Borrower or the Guarantor, (C) the enforceability, validity, perfection or priority of the lien of the Mortgage or the other Loan Documents, or (D) the ability of Borrower and/or Guarantor to perform their respective obligations under the Mortgage or the other Loan Documents, and (z) do not otherwise breach any other term or covenant contained in the Loan Documents.

Sch. V-1

(h)         Except to the extent that Borrower is (i) required to file consolidated tax returns by law; or (ii) treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, (1) Borrower has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person; (2) Borrower’s assets will not be listed as assets on the financial statement of any other Person; it being understood that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (ii) such assets shall be listed on Borrower’s own separate balance sheet; and (3) Borrower will file its own tax returns (to the extent Borrower is required to file any tax returns) and will not file a consolidated federal income tax return with any other Person. Borrower has maintained and shall maintain its books, records, resolutions and agreements in accordance with this Agreement.

(i)          Borrower has been, will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower (recognizing that Borrower may be treated as a “disregarded entity” for tax purposes and is not required to file tax returns for tax purposes under applicable law)), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or department or part of the other and shall, to the extent reasonably necessary for the operation of its business, maintain and utilize separate stationery, invoices and checks bearing its own name.

(j)          Borrower has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.

(k)         (x) Neither Borrower nor any constituent party of Borrower has sought or will seek or effect the liquidation, dissolution, winding up, division (whether pursuant to Section 18-217 of the Act or otherwise), consolidation or merger, in whole or in part, of Borrower and (y) Borrower has not been the product of, the subject of or otherwise involved in, in each case, any limited liability company division (whether as a plan of division pursuant to Section 18-217 of the Act or otherwise).

Sch. V-2

(l)          Borrower has not and will not commingle the funds and other assets of Borrower with those of any Affiliate or constituent party or any other Person, and has held and will hold all of its assets in its own name.

(m)        Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

(n)         Borrower has not and will not assume or guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.

(o)         The organizational documents of Borrower shall provide that the business and affairs of Borrower shall be (A) managed by or under the direction of a board of one or more directors designated by Borrower’s sole member (the “Sole Member”) or (B) a committee of managers designated by Sole Member (a “Committee”) or (C) by Sole Member, and at all times there shall be at least two (2) duly appointed Independent Directors or Independent Managers. In addition, the organizational documents of Borrower shall provide that no Independent Director or Independent Manager (as applicable) of Borrower may be removed or replaced without Cause and unless Borrower provides Lender with not less than three (3) Business Days’ prior written notice of (a) any proposed removal of an Independent Director or Independent Manager (as applicable), together with a statement as to the reasons for such removal, and (b) the identity of the proposed replacement Independent Director or Independent Manager, as applicable, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director or Independent Manager (as applicable).

(p)         The organizational documents of Borrower shall also provide an express acknowledgment that Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents.

(q)         The organizational documents of Borrower shall provide that the board of directors, the Committee or Sole Member (as applicable) of Borrower shall not take any action which, under the terms of any certificate of formation, limited liability company operating agreement or any voting trust agreement, requires an unanimous vote of the board of directors (or the Committee as applicable) of Borrower unless at the time of such action there shall be (A) at least two (2) members of the board of directors (or the Committee as applicable) who are Independent Directors or Independent Managers, as applicable (and such Independent Directors or Independent Managers, as applicable, have participated in such vote) or (B) if there is no board of directors or Committee, then such Independent Managers shall have participated in such vote. The organizational documents of Borrower shall provide that Borrower will not and Borrower agrees that it will not, without the unanimous written consent of its board of directors, its Committee or its Sole Member (as applicable), including, or together with, the Independent Directors or Independent Managers (as applicable) (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (ii) seek or consent to the appointment of a receiver, liquidator or any similar official of Borrower or a substantial part of its business, (iii) take any action that would be reasonably likely to cause such entity to become insolvent, (iv) make an assignment for the benefit of creditors, (v) admit in writing its inability to pay debts generally as they become due, (vi) declare or effectuate a moratorium on the payment of any obligations, or (vii)  take any action in furtherance of the foregoing. Borrower shall not take any of the foregoing actions without the unanimous written consent of its board of directors, its Committee or its Sole Member, as applicable, including (or together with) all Independent Directors or Independent Managers, as applicable. In addition, the organizational documents of Borrower shall provide that, when voting with respect to any matters set forth in the immediately preceding sentence of this clause (q), the Independent Directors or Independent Managers (as applicable) shall consider only the interests of Borrower, including its creditors. Without limiting the generality of the foregoing, such documents shall expressly provide that, to the greatest extent permitted by law, except for duties to Borrower (including duties to the members of Borrower solely to the extent of their respective economic interest in Borrower and to Borrower’s creditors as set forth in the immediately preceding sentence), such Independent Directors or Independent Managers (as applicable) shall not owe any fiduciary duties to, and shall not consider, in acting or otherwise voting on any matter for which their approval is required, the interests of (i) the members of Borrower, (ii) other Affiliates of Borrower, or (iii) any group of Affiliates of which Borrower is a part); provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.

Sch. V-3

(r)           The organizational documents of Borrower shall provide that, as long as any portion of the Obligations remains outstanding, upon the occurrence of any event that causes Sole Member to cease to be a member of Borrower (other than (i) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (ii) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), each of the persons acting as an Independent Director or Independent Manager (as applicable) of Borrower shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of Borrower, automatically be admitted as members of Borrower (in each case, individually, a “Special Member” and collectively, the “Special Members”) and shall preserve and continue the existence of Borrower without dissolution or division (whether pursuant to Section 18-217 of the Act or otherwise). The organizational documents of Borrower shall further provide that for so long as any portion of the Obligations is outstanding, no Special Member may resign or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to Borrower as a Special Member, and (ii) such successor Special Member has also accepted its appointment as an Independent Director or Independent Manager (as applicable).

(s)          The organizational documents of Borrower shall provide that, as long as any portion of the Obligations remains outstanding, except as expressly permitted pursuant to the terms of this Agreement, (i) Sole Member may not resign, and (ii) no additional member shall be admitted to Borrower.

Sch. V-4

(t)           The organizational documents of Borrower shall provide that, as long as any portion of the Obligations remains outstanding: (i) Borrower shall be dissolved, and its affairs shall be wound up, only upon the first to occur of the following: (A) the termination of the legal existence of the last remaining member of Borrower or the occurrence of any other event which terminates the continued membership of the last remaining member of Borrower in Borrower unless the business of Borrower is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (as the same may be amended, modified or replaced, the “Act”), or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (ii) upon the occurrence of any event that causes the last remaining member of Borrower to cease to be a member of Borrower or that causes Sole Member to cease to be a member of Borrower (other than (A) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (B) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in Borrower, agree in writing (I) to continue the existence of Borrower, and (II) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of such member in Borrower; (iii) the bankruptcy of Sole Member or a Special Member shall not cause such Sole Member or Special Member, respectively, to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution; (iv) in the event of the dissolution of Borrower, Borrower shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of Borrower in an orderly manner), and the assets of Borrower shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; (v) to the fullest extent permitted by law, each of Sole Member and the Special Members shall irrevocably waive any right or power that they might have to cause Borrower or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of Borrower, to compel any sale of all or any portion of the assets of Borrower pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, division (whether pursuant to Section 18-217 of the Act or otherwise), liquidation, winding up or termination of Borrower and (vi) Borrower shall be prohibited from effectuating a division (whether pursuant to Section 18-217 of the Act or otherwise).

(u)          Borrower shall conduct its business so that the assumptions made with respect to Borrower in the Insolvency Opinion shall be true and correct in all material respects. In connection with the foregoing, Borrower hereby covenants and agrees that it will comply with or cause the compliance in all material respects with, (i) all of the facts and assumptions (whether regarding Borrower or any other Person) set forth in the Insolvency Opinion, (ii) all of the representations, warranties and covenants on this Schedule V, and (iii) all of the organizational documents of Borrower.

(v)          Borrower has paid and intends to pay its own liabilities and expenses, including the salaries of its own employees (if any) from its own funds, and has maintained and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.

Sch. V-5

(w)         Borrower has not permitted and will not permit any Affiliate or constituent party independent access to its bank accounts.

(x)          Borrower has compensated and shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.

(y)         Borrower has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space.

(z)          Except in connection with the Loan, Borrower has not pledged and will not pledge its assets for the benefit of any other Person.

(aa)        Borrower has and will have no obligation to indemnify its officers, directors, members or Special Members, as the case may be, or has such an obligation that is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation.

(bb)       Borrower has not, does not, and will not have any of its obligations guaranteed by an Affiliate (other than from the Guarantor with respect to the Loan).

(cc)        Borrower has not, and shall not, register to do business in and/or otherwise be recognized by any jurisdiction other than the United States, Delaware (or any subdivision thereof) and/or the State (or any subdivision thereof), including, without limitation, by becoming a “registered foreign entity” under the Australian Corporations Act of 2001.

As used herein:

“Cause” shall mean, with respect to an Independent Director or Independent Manager, (i) acts or omissions by such Independent Director or Independent Manager, as applicable, that constitute willful disregard of, or gross negligence with respect to, such Independent Director’s or Independent Manager’s, as applicable, duties, (ii) such Independent Director or Independent Manager, as applicable, has engaged in or has been charged with or has been indicted or convicted for any crime or crimes of fraud or other acts constituting a crime under any law applicable to such Independent Director or Independent Manager, as applicable, (iii) such Independent Director or Independent Manager, as applicable, has breached its fiduciary duties of loyalty and care as and to the extent of such duties in accordance with the terms of Borrower’s organizational documents, (iv) there is a material increase in the fees charged by such Independent Director or Independent Manager, as applicable, or a material change to such Independent Director’s or Independent Manager’s, as applicable, terms of service, (v) such Independent Director or Independent Manager, as applicable, is unable to perform his or her duties as Independent Director or Independent Manager, as applicable, due to death, disability or incapacity, or (vi) such Independent Director or Independent Manager, as applicable, no longer meets the definition of Independent Director or Independent Manager, as applicable.

Sch. V-6

“Independent Director” or “Independent Manager” shall mean a natural person selected by Borrower (a) with prior experience as an independent director, independent manager or independent member, (b) with at least three (3) years of employment experience, (c) who is provided by a Nationally Recognized Service Company, (d) who is duly appointed as an Independent Director or Independent Manager and is not, will not be while serving as Independent Director or Independent Manager (except pursuant to an express provision in Borrower’s operating agreement providing for the appointment of such Independent Director or Independent Manager to become a “special member” upon the last remaining member of Borrower ceasing to be a member of Borrower) and shall not have been at any time during the preceding five (5) years, any of the following:

(i)	a stockholder, director (other than as an Independent Director), officer, employee, partner, attorney or counsel of Borrower, any Affiliate of Borrower or any direct or indirect parent of Borrower;

(ii)	a customer, supplier or other Person who derives any of its purchases or revenues from its activities with Borrower or any Affiliate of Borrower;

(iii)	a Person or other entity Controlling or under Common Control with any such stockholder, partner, customer, supplier or other Person described in clause (i) or clause (ii) above; or

(iv)	a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person described in clause (i) or clause (ii) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the Independent Director or Independent Manager of a “special purpose entity” affiliated with Borrower shall be qualified to serve as an Independent Director or Independent Manager of Borrower, provided that the fees that such individual earns from serving as Independent Director or Independent Manager of affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

A natural person who satisfies the foregoing definition other than clause (ii) shall not be disqualified from serving as an Independent Director or Independent Manager of Borrower if such individual is an independent director, independent manager or special manager provided by a Nationally Recognized Service Company that provides professional independent directors, independent managers and special managers and also provides other corporate services in the ordinary course of its business.

Sch. V-7

“Nationally Recognized Service Company” shall mean any of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, National Corporate Research, Ltd., United Corporate Services, Inc., Independent Member Services LLC or such other nationally recognized company that provides independent director, independent manager or independent member services and that is reasonably satisfactory to Lender, in each case that is not an Affiliate of Borrower and that provides professional independent directors and other corporate services in the ordinary course of its business.

Sch. V-8

SCHEDULE VI

INTELLECTUAL PROPERTY/WEBSITES

None

Sch. VI-1

SCHEDULE VII

REA

1.	Deed of Conservation Easement and Grant of Temporary Construction Easements, dated as of November 22, 2013 and recorded in the Hamilton County Register of Deeds on November 22, 2013, by and between Industrial Development Board of the City of Chattanooga, Alston Power Turbomachines LLC, a Delaware limited liability company and Hamilton County.

2.	Declaration Of Temporary Access Easement And Use, dated as of the date hereof, by West End Property II, LLC, a Tennessee limited liability company.

3.	Access Easement and Use Agreement (Crane), dated as of the date hereof, by and between West End Loading, LLC, a Tennessee limited liability company and West End Property II, LLC, a Tennessee limited liability company.

4.	Declaration of Access and Utilities Easement, dated as of the date hereof, made by West End Property II, LLC, a Tennessee limited liability company.

5.	Reciprocal Access and Utility Easement Agreement, dated as of the date hereof, between West End Property II, LLC, a Tennessee limited liability company, and Aerisyn Opportunity Zone Business, LLC, a Tennessee limited liability company.

6.	Access and Utilities Easement Agreement, dated as of the date hereof, by and between Aerisyn Opportunity Zone Business, LLC, a Tennessee limited liability company, and West End Property II, LLC, a Tennessee limited liability company.

Sch. VII-1

SCHEDULE VIII

DESCRIPTION OF GROUND LEASE

That certain Lease Agreement dated as of the date hereof, by and between The Industrial Development Board Of The City Of Chattanooga, a public corporation duly created and existing under the laws of the State of Tennessee (“Ground Lessor”), and Novonix 1029, LLC, a Delaware limited liability company, as amended by that certain Ground Lease Estoppel Agreement dated as of the date hereof given by Ground Lessor and Borrower for the benefit of Lender.

Sch. VIII-1

SCHEDULE IX

Intentionally Omitted

Sch. IX-1

SCHEDULE X

SCHEDULED CAPITAL EXPENDITURES

(attached hereto)

Scheduled Capital Expenditure*	Estimated Cost
Pit Demolition	$2,657,264
Vacuum Chamber	$950,418
Loading Dock Upgrade	$392,099
Equipment Removal	$344,381
Piping	$489,750
General Logistics	$554,550
Total:	$5,388,462

* In each case, as more particularly described on Schedule XI hereto.

Sch. X-1

SCHEDULE XI

PLANS AND SPECIFICATIONS FOR

SCHEDULED CAPITAL EXPENDITURES WORK

(attached hereto)

Sch. XI-1

 PO Box 16608   •   Chattanooga, Tennessee 37416-0608   •   Phone: 423-622-4500    •   Fax: 423-624-6763

July 15, 2021

Daniel Deas

PUREgraphite

353 Corporate Place

Chattanooga TN 37404

Re: Big Blue Demolition Refit Quotation

This is in response to your request for additional formation concerning the original quotation. We propose to provide supervision, material, labor, and equipment to complete the project with pricing based on the following:

1.0	Pits

1.1	Demolish and remove concrete, existing furnace, and stairs in various pit areas. Backfill designated pits. Install reinforcement steel and re-pour concrete back to the finished floor level. Fabricate and install floor steel at the furnace and turbine pit areas.

1.2	Breakdown

●	Concrete:	$2,476,351.00

●	Steelwork:
	Material:	$113,480.00
	Labor:	$ 67,433.00

	TOTAL:	$2,657,264.00

2.0	Vacuum Chamber

2.1	Install temporary floor plates to protect the floor area around the chamber. Demolish and remove concrete, handrails, ladders, chamber doors and piping.

2.2	Breakdown

●	Concrete:	$861,841.00

●	Steel/Piping Work:
	Material:	$56,461.00
	Labor:	$32,116.00

	TOTAL:	$950,418.00

Industrial Mechanical Design & Construction

email:   king1@king-industries.com   •   web address:   www.king-industries.com

3.0	Loading Docks

3.1	Saw cut and remove concrete in lot area for new pour in front of docks. Modify the building steel in order to install 3 dock doors. Form and pour concrete for 3 dock ramps to match existing ramps. Provide and install 3 new dock doors and levelers, with 3 dock pad sets. Fabricate and install handrails on the dock ramps.

3.2	Breakdown

●	Concrete:	$227,231.00

●	Steelwork:
	Material:	$80,082.00
	Labor:	$84,786.00

TOTAL:		$392,099.00

4.0	Equipment Removal

4.1	Disassemble and remove from site for scrap or store on site for resale, 4 large pieces of equipment; Gegelec machine, Esab welding machine, Tenova furnace, Dufleux Milling Machine. Disassemble and remove from site all chain link fence inside the plant.

4.2	Breakdown

●	Steelwork:
	Material:	$ 5,156.00
	Labor:	$339,225.00

	TOTAL:	$344, 381.00

5.0	Piping

5.1	Install vales to isolate systems before demolition. Demolish and remove all piping back to the isolation vales from the pit, loading dock, and large equipment areas.

5.2	Breakdown

●	Piping Work:
	Material:	$ 52,545.00
	Labor:	$437,205.00

	TOTAL:	$489,750.00

6.0	General Conditions / Logistics

6.1	The cost breakdown for this section is as follows:

●	Project supervision includes a Project Manager, Superintendent, Asst. Field Superintendent and Safety Supervisor.

●	Engineering services for building steel for 3 dock doors and floor steel for furnace pit and turbine pit.

●	The construction equipment for the project varies in duration according to the sequence of the work and includes:

Included in King’s price:

-	(1) 10,000 lb. fork truck

-	(4) 5,000 lb. fork trucks

-	(2) scissors lifts

-	(2) skid steers

-	(2) boom lifts

-	(2) mobile carts

-	Other misc. items incudes; PPE/safety equipment, tools, office supplies/office equipment, communications, general labor, waste disposal, company trucks/fuel, etc.

TOTAL:               $554,550.00

●	Included in the concrete contractor’s price:

-	(2) two trackhoes

-	(3) bobcats

-	(2) small dump trucks

-	(up to 5) tri-axle dump trucks

-	(1) compactor

-	(*) small compactors

-	(1) 330 CAT trackhoe & hydraulic breaker

-	(1) small crane

-	(*) man lifts

-	(*) concrete pump trucks

7.0	Supplemental Information

The pricing for this quotation is based on the following:

●	The workweek is 6 days per week, 10 hours per day. Sundays and holidays are non-work days.

●	Manpower “average crew size” by trade:

-	Ironworker/Sheet Metal Workers: 6

-	Pipefitters: 6

-	Concrete Workers:13 (Additional manpower during demo of vacuum chamber)

-	Overhead Crane Operator: 1

-	General Labor: 1

●	Project Manhours by category:

- Supervision:	5,150
- Ironworkers/SM Workers:	7,200
- Pipefitters:	6,450
- Concrete Workers:	16,000
- OH Crane Operator:	1,290
- Laborer:	1,290

Total Manhours:	37,380

(The above total does not include hours for incidental 3rd tier subs or service providers)

●	Estimated material by concrete contractor:

-	1,400 CY Concrete

-	17,966 Tons of Stone

-	74,000 lbs. Rebar Reinforcement

●	Attachments to this quotation:

-	Construction / Payment and Progress, Schedules

-	Labor Rates

Thank you for the opportunity to work with you on this project. If you have any questions, please contact me.

Sincerely,

Tony Watson

Tony Watson

King Industries Inc.

(423) 421-9947

Terms and Conditions

Price Exclusion

Encountering or relocation of subsurface utilities, and dewatering due to springs or other underground water sources. Encountering subterranean material such as; rock, foundations or muck.

Additional Work

No additional work or services shall be performed outside the scope of work without the prior written authorization (Change Order) of the Purchaser. Any such authorization shall be duly executed on a change order form, approved by both parties, which shall become a part of the contract. Where such additional work is added to this contract, it is agreed that all terms and conditions of these terms and conditions shall apply equally to such additional work or services.

Schedule

King Industries shall be entitled to additional compensation for changes in the construction schedule made by the Owner/Purchaser or third party which causes additional project cost in the form of an extension or reduction of the construction schedule.

Delays

The time during which King Industries is delayed in its work by (a) the acts of Owner, Purchaser or his agents or employees or those claiming under agreement with or grant from Owner/Purchaser, or by (b) the Acts of God which King Industries could not have reasonably foreseen and provided against, or by (c) stormy or inclement weather which necessarily delays the work, or by (d) any strikes, boycotts or like obstructive actions by employees or labor organizations and which are beyond the control of King Industries and which cannot be reasonably overcome, or by (e)  extra work requested by the Purchaser, or by (f) Purchaser supplied material or equipment not on site and/or ready for installation according to King Industries planned construction sequence, or (g) Force Majeure; shall be added to the time for completion or by a fair and reasonable allowance. King Industries’ construction schedule is based on a continuity of installation work that is not impaired by completion of work by the Purchaser or his contractors or subcontractors; Purchaser’s / Owners plant operation scheduling, tie in scheduling, work or safety permits, and drawing approvals for construction, or similar delays. If through no fault of King Industries the work is delayed or postponed the Purchaser shall reimburse King Industries for all additional costs, from such delays or postponements.

Payment Terms

Payment terms are according to the down payment and progress payments are due as provided in the payment/SOV schedule agreed to by the parties. This serves as notice in any state where prior notification is required of King Industries’ intent to exercise its lien rights in the event of nonpayment. All past due amounts are subject to a service charge of 1 1/2% per month or the maximum rate allowed by state law plus costs of collection including attorney fees if incurred.

SCHEDULE XII

SPECIFIED EQUIPMENT

(attached hereto)

Sch. XII-1

Strictly private & confidential	Not a commitment – For discussion purposes only

Novonix Chattanooga

Up to $30,100,000 Fixed Rate Financing

Schedule B – Equipment Schedule

Item #	Vendor	Item Name	Purpose	Quantity	Estimated Commission Date
1	Harper	Generation 2 Furnace	Heats Precursor material to above 2700 *C	1	March 2022
2	Neuman & Esser	Grinding Mill	Sizes precursor material to be ready for us in furnace	1	March 2022
3	Neuman & Esser	Shaping Mill	Shapes precursor material to achieve desired performance criteria	1	March 2022
4	Neuman & Esser	Mill to Mill Tube Chain Transfer	Transfer material from mill to mill	1	March 2022
5	Flexicon	ICX 150 Grinding Mill Feeder	Feeds precursor material into the grinding mill	1	March 2022
6	King	Platform for Generation 2 Furnace	Equipment to secure furnace in place	1	March 2022
7	King	Platform for Grinding Mill	Equipment to secure mill in place	1	March 2022
8	King	Platform for Shaping Mill	Equipment to secure mill in place	1	March 2022

Total

SCHEDULE XIII

ADDITIONAL OEPRATIONS AGREEMENTS

1.	Brownfield Voluntary Agreement for Site Number 33-762, dated as of March 4, 2018, by and between the Tennessee Department of Environment and Conservation and Alstom Power, Inc., a wholly owned subsidiary of General Electric.

2.	Notice of Land Use Restrictions, dated on or about May 25, 2018 and recorded in the Hamilton County Register of Deeds on May 31, 2018, by the Tennessee Department of Environment and Conservation Division of Remediation and Alstom Power, Inc., a wholly owned subsidiary of General Electric.

3.	Affirmation of Environmental Covenants, dated as of May 30th, 2018 and recorded in the Hamilton County Register of Deeds on May 31, 2018, by West End Property II, LLC, a Tennessee limited liability company, for the benefit of Alston Power Turbomachines LLC, a Delaware limited liability company.

4.	Supplemental Agreement, dated as of November 5, 2019 and recorded in the Hamilton County Register of Deeds on November 6, 2019, by and between West End Property II, LLC, a Tennessee limited liability company and R&S, LLC, a Delaware limited liability company (the “West End Supplemental Agreement”).

5.	Agreement Concerning Environmental Documents and Fees, dated as of the date hereof, by and between West End Property II, LLC, a Tennessee limited liability company and PUREgraphite LLC, a Delaware limited liability company.

6.	Environmental Indemnity Declaration, dated as of the date hereof, by West End Property II, LLC, a Tennessee limited liability company.

Sch. XIII-1

EXHIBIT A

LEGAL DESCRIPTION

Legal Description for Fee Tract

A tract of land located in the City of Chattanooga, Hamilton County, Tennessee being known as Lot 1, The Bend Big Blue Subdivision as recorded in Plat Book 121, Page 33, in the Register’s Office of Hamilton County, Tennessee and being more particularly described as follows:

Beginning at a PK Nail Set at the northeast corner of Lot 1, The Bend Big Blue Subdivision as recorded in Plat Book 121, Page 33, in the Register’s Office of Hamilton County, Tennessee and on the southern portion of a Private Access Easement (Not City Maintained) referred to as West Main Street (Private) width of said easement varies, said point being a common corner of the West End Property II, LLC tract remaining portion recorded in Deed Book 11360, Page 381 in the Register’s Office of Hamilton County, Tennessee, said point being hereafter referred to as the POINT OF BEGINNING;

Thence, leaving said point with and along a common line with the said West End Property II, LLC tract South 24 degrees 26 minutes 33 seconds West, 1169.98 fee to a point on the northern right-of-way of CSX Railway, having a width that varies;

Thence, with and along said right of way the following calls, North 66 Degrees 06 minutes 20 seconds West, 24.83 feet to a point; thence, South 24 degrees 10 minutes 02 seconds West, 6.97 feet to a point, said point being at the intersection of the said CSX Railway right-of-way and the norther right-of-way of the Norfolk Southern Railway right-of-way, having a right-of-way width that varies;

Thence, leaving the said CSX Railway right-of-way with and along the said Norfolk Southern rigt-of-way the following calls, North 58 degrees 33 minutes 54 seconds West, 90.56 feet to a point; Thence, in a curve to the right, having a radius of 395.44 feet, a length of 152.34 feet, and being subtended by a chord of North 47 degrees 31 minutes 43 seconds West, 151.40 feet to a point; Thence, North 37 degrees 46 minutes 06 seconds West, 28.34 feet to a point;

Thence, in a curve to the right, having a radius of 478.18 feet, a length of 225.39 feet, and being subtended by a chord of North 24 degrees 15 minutes 54 seconds West, 223.31 feet to a point; Thence, in a curve to the right, having a radius of 455.56 feet, a length of 99.13 feet, and being subtended by a chord of North 04 degrees 31 minutes 39 seconds West, 98.94 feet to a common point with the said West End Property II, LLC Tract;

Thence, leaving said Norfolk Southern Railway right-of-way with and along a common line with said West End Property II, LLC tract in a curve to the right, having a radius of 200 feet, a length of 10.17 feet, and being subtended by a chord of North 22 degrees 50 minutes 49 seconds East, 10.17 feet to a point;

Thence, North 24 degrees 18 minutes 14 seconds East, 73.14 feet to a point;

Thence, in a curve to the left, having a radius of 517.14 feet, a length of 394.16 feet, and being subtended by a chord of North 08 degrees 05 minutes 31 seconds West, 384.69 feet to a point; Thence, in a curve to the right, having a radius of 19.00 feet, a length of 17.88 feet, and being subtended by a chord of North 02 degrees 57 minutes 54 seconds West, 17.23 feet to a point;

Sch. XIII-2

Thence, North 23 degrees 59 minutes 50 seconds West, 55.91 feet to a point;

Thence, South 66 degrees 13 minutes 45 seconds East, 27.74 feet to a point;

Thence, North 24 degrees 13 minutes 13 seconds East, 56.96 feet to a point;

Thence, North 65 degrees 27 minutes 23 seconds West, 1.50 feet to a point;

Thence, North 24 degrees 32 minutes 37 seconds East, 101.73 feet to a point;

Thence, South 65 degrees 27 minutes 23 seconds East, 2.88 feet to a point;

Thence, North 24 degrees 17 minutes 40 seconds East, 157.34 feet to a point at the southwest corner of Lot 1, West End Opportunity Zone Subdivision, recorded in Plat Book 116, Page 170 in the Register’s Office of Hamilton County, Tennessee;

Thence, with and along common lines with said Lot 1 of the West end Opportunity Zone Subdivision South 65 degrees 40 minutes 42 seconds East, 118.83 feet to a point;

Thence, North 24 degrees 19 minutes 18 seconds East, 80.70 feet to a point on the southern line of the said West Main Street (Private);

Thence, leaving said point with and along the southern line of the said West Main Street (Private) South 65 degrees 09 minutes 31 seconds East, 567.82 feet to the POINT OF BEGINNING.

Said tract herein contains 652,021.861 Sq Ft or 14.968 Acres.

AND

A tract of land situated in the City of Chattanooga, Hamilton County, Tennessee and being a portion of Tract C conveyed by The Alabama Great Southern Railway Company to West End Property II, LLC recorded in Book 12574, Page 857 in the Register’s Office of Hamilton County Tennessee. Said portion of Tract C being more particularly described as follows:

Beginning at a point in the southeast corner of Lot 1, The Bend Big Blue Subdivision, recorded in Plat Book 121, Page 33 in the Register’s Office of Hamilton County, Tennessee on the west right-of-way of property now or formerly owned by CSX Railway, said point having Tennessee State Plane Grid Coordinates of North 257,537.803 and East 2,170,745.613, said point being hereafter referred to as the POINT OF BEGINNING;

Thence, leaving said point, with and along the said CSX property South 24 degrees 10 minutes 02 seconds West, 1.44 feet to point;

Thence, with and along the new division line between The Alabama Great Southern Railway Company and West End Property II, LLC the following calls and distances, North 65 degrees 25 minutes 35 seconds West, 56.95 feet to point;

Thence, in a curve to the right having a radius of 463.53 feet a length of 453.71 feet and being subtended by a chord of North 37 degrees 23 minutes 08 seconds West, 435.81 feet to point;

Thence, leaving the new said division line in a curve to the right having a radius of 200.00 feet a length of 107.28 feet and being subtended by a chord of North 06 degrees 01 minutes 21 seconds East, 106.00 feet to point on the existing property line of said Lot 1, The Bend Big Blue Subdivision;

Sch. XIII-3

Thence, with and along the existing line of said Lot 1, The Bend Big Blue Subdivision the following call and distances,

In a curve to the left having a radius of 455.56 feet a length of 99.13 feet and being subtended by a chord of South 04 degrees 31 minutes 39 seconds East, 98.94 feet to point;

Thence, in a curve to the left, having a radius of 478.18 feet a length of 225.39 feet and being subtended by a chord of South 24 degrees 15 minutes 54 seconds East, 223.31 feet to point;

Thence, South 37 degrees 46 minutes 06 seconds East, 28.34 feet to point;

Thence, in a curve to the left, having a radius of 395.44 feet a length of 152.34 feet and being subtended by a chord of South 47 degrees 31 minutes 43 seconds East, 151.40 feet to point;

Thence, South 58 degrees 33 minutes 54 seconds East, 90.56 feet the POINT OF BEGINNING.

Said Portion of Tract C herein contains 10,053.207 Sq.Ft. or 0.231 Acres.

Sch. XIII-4

Legal Description of Easement Tract

Crane Easement Parcel

Access Easement and Use Agreement (Crane) dated July 28, 2021 between West End Loading, LLC and West End Property II, LLC recorded in Book _____, Page _____ in the ROHCT:

In the City of Chattanooga, Hamilton County, Tennessee, Tract 5 (Five) of the ABB Combustion Engineering, Inc. Subdivision as designated on Plat recorded in Plat Book 54, Page 184 in the Register’s Office of Hamilton County, Tennessee. According to said Plat, Tract 5 is more particularly described as follows:

Beginning at a point, said point being located on the southwestern right of-way line of West 19th street (50-foot right-of-way) at the northwestern corner of Tract 4, Revised Plat of ABB Combustion Engineering, Inc. Subdivisions, as recorded in Plat Book 54, Page 184 in the Register’s Office of Hamilton County, Tennessee; thence S 20°20’09” W a distance of 67 .96 feet to a point marked with a fence post; thence S 24°19’43” W a distance of 66.95 feet to a point marked with a fence post thence N 63°30’54” W a distance of 20.18 feet to a point marked with a fence post and lying of the southwestern line of a private 20’ ingress and egress easement; thence leaving said private 20-foot easement S 02°11’24” E a distance of 181.65 feet to a point marked with a cut cross; thence S 37°01’39” E a distance of 133.51 feet to a point, said point marked with a cut cross; thence S 24°13’05” W a distance of 198.31 feet to a point marked with an iron pin; thence S 78°26’ 05” W, passing a fence post at 54.40 feet, a total distance of 59 feet, more or less to the Tennessee River Bank; thence following along with said River Bank as it curves to the left, said curve having a radius of 659.62 feet, a delta of 10°57’43”, a tangent of 63.29 feet, a chord of N 26°56’33” W, 126.01 feet and an arc length of 126.20 feet to a point marking the beginning of a compound curve as it continues to the left; said curve having a radius of 9.15 feet, a delta of 66°06’34’, a tangent of 5.95 feet, a chord of N 70°56’06” W, 9.98 feet and an arc length of 10.56 feet to a point marking the beginning of a reverse curve to the right; said curve having a radius of 6.79 feet, a delta of 78°33’39” a tangent of 5.55 feet, a chord of N 64°42'34" W, 8.60 feet and an arc length of 9.31 feet to a point marking a compound curve to the right; said curve having a radius of 312.67 feet, a delta of 13°40'39" a tangent of 37.50 feet, a chord of N 12°10'07" W, 74.46 feet and an arc length of 74.64 feet to a point marking the beginning of compound curve to the right; said curve having a radius of 23.88 feet a delta of 57°34'31", a tangent of 13.12 feet, a chord of N 40°33'03" E, 23.00 feet and an arc length of 24.00 feet to a point; thence N 01 °19'32" E a distance of 106.34 feet to a point; thence following along with a curve to the right, said curve having a radius of 23.14 feet, a delta of 58°45'54" a tangent of 13.03 feet, a chord of N 47°17'18" W 22.70 feet and an arc length of 23.73 feet to a point; thence N 22°51 '58" W a distance of 12.39 feet to a point marking the beginning of a curve to the right; said curve having a radius of 335.64 feet, a delta of 08°41'42" a tangent of 25.52 feet, a chord of N 16°11'35" W, 50.89 feet and an arc length of 50.94 feet to a point marking a compound curve to the right; said curve having a radius of 904.29 feet, a delta of 05°16'52" a tangent of 41.70 feet, a chord of N 09°12'18" W, 83.32 feet and an arc length of 83.35 feet to a point marking the end of the said curve; thence leaving the water's edge N 86°25'45" E passing a fence post at 25 feet, more or less, then continuing a distance of 75.84 feet to a point marked by a rebar; thence following along with a curve to the right, said curve having a radius of 461.86 feet, a delta of 16°52'20" a tangent of 68.50 feet, a chord of N 37°16'50" E, 135.52 feet and an arc length of 136.01 feet to a point marked with a rebar; thence N 45°44'18" E a distance of 13.00 feet to a point marked with a rebar; thence N 24°13'05" E a distance of 20.50 feet to a point lying on the northwestern right-of-way line of the above mentioned southwestern right-of-way of West 19th Street (50' right-of-way); thence following along with said right-of-way S 65°48'20" E a distance of 46.57 feet to the point of beginning, containing 1.93 acres, more or less.

Sch. XIII-5

Appurtenant Easements:

Declaration of Access and Utilities Easement (Private Drives of “Front Street”, “Closed Main Street”, “Sanitary Sewer Easement”) dated July 28, 2021 by West End Property II, LLC recorded in Book _____, Page _____ in the Register’s Office of Hamilton County, Tennessee (the “ROHCT”).

Front Street – Ingress/Egress & Utility Easement

An Ingress/Egress & Utility Easement located on a portion of the property known as the West End Property II, LLC tract situated in the City of Chattanooga, Hamilton County, Tennessee and being recorded in Deed Book 11360, Page 381 in the Register’s Office of Hamilton County, Tennessee less and accept those areas that cross the Norfolk Southern Railway right-of-way and the CSX Railway right-of-way, said easement being more particularly described as follows:

Beginning at a point at the northeast corner of Tract 7, ABB Combustions Engineering Subdivision, recorded in Plat Book 54, Page 184 in the Register’s Office of Hamilton County, Tennessee at the southern line of the CSX Railway right-of-way at a common corner with the said West End Property II, LLC tract, said point having Tennessee State Plane Grid Coordinates (NAD83) of North=257,693.040 and East=2,170,464.216; said point being hereafter referred to as the POINT OF BEGINNING;

Thence, leaving said point with and along the common line between said Tract 7 and the said CSX Railway right-of-way North 49 degrees 08 minutes 32 seconds West, 11.01 feet to a point;

Thence, leaving said common line in a curve to the left having a radius of 296.71 feet, a length of 120.49 feet, and being subtended by a chord of North 21 degrees 22 minutes 33 seconds West, 119.66 feet to a point;

Thence, in a curve to the right, having a radius of 190.65 feet, a length of 133.04 feet, and being subtended by a chord of North 13 degrees 01 minutes 08 seconds West, 130.35 feet to a point;

Thence, North 06 degrees 58 minutes 18 seconds East, 30.17 feet to a point;

Thence, North 25 degrees 14 minutes 36 seconds East, 153.94 feet to a point;

Thence, in a curve to the left, having a radius of 731.71 feet, a length of 115.66 feet, and being subtended by a chord of North 03 degrees 35 minutes 36 seconds East, 115.54 feet to a point;

Sch. XIII-6

Thence, in a curve to the left, having a radius of 450.32 feet, a length of 118.86 feet, and being subtended by a chord of North 08 degrees 29 minutes 48 seconds West, 118.52 feet to a point;

Thence, North 74 degrees 35 minutes 45 seconds East, 29.11 feet to a point on the western boundary of Lot 1, The Bend Big Blue Subdivision recorded in Plat Book 121, Page 33, in the Register’s Office of Hamilton County, Tennessee;

Thence, with and along the western boundary of said Lot 1, The Bend Big Blue Subdivision in a curve to the right, having a radius of 517.14 feet, a length of 263.08 feet, and being subtended by a chord of South 00 degrees 49 minutes 49 seconds East, 260.25 feet to a point;

Thence, South 24 degrees 18 minutes 14 seconds West, 73.14 feet to a point;

Thence, in a curve to the left, having a radius of 200.00 feet, a length of 117.46 feet, and being subtended by a chord of South 07 degrees 28 minutes 46 seconds West, 115.77 feet to a point;

Thence, in a curve to the left, having a radius of 463.53 feet, a length of 453.71 feet, and being subtended by a chord of South 37 degrees 23 minutes 08 seconds East, 435.81 feet to a point;

Thence, South 65 degrees 25 minutes 35 seconds East, 56.95 feet to a point on the CSX Railway right-of-way;

Thence, South 24 degrees 10 minutes 02 seconds West, 20.38 feet to a point on the northern right-of-way of West 19th Street, having a right-of-way width of 50.00 feet;

Thence, with and along said West 19th Street right-of-way North 65 degrees 50 minutes 00 seconds West, 301.23 feet to a point;

Thence, in a curve to the left, having a radius of 440.46 fee, a length of 39.96 feet, and being subtended by a chord of North 04 degrees 27 minutes 40 seconds West, 39.94 feet to a point on the western lone of said Tract 7, ABB Combustions Engineering Subdivision;

Thence, with and along said Tract 7 North 24 degrees 32 minutes 15 seconds East, 13.19 feet to the POINT OF BEGINNING.

Said easement herein contains 35,944.346 Sq Ft or 0.825 Acres.

Sch. XIII-7

Legal Description of Closed Main Street Easement Area

A 60.00 foot wide Ingress/Egress & Utility Easement located on a portion of the property known as the West End Property II, LLC tract situated in the City of Chattanooga, Hamilton County, Tennessee and being recorded in Deed Book 11360, Page 381 in the Register's Office of Hamilton County, Tennessee, said easement being more particularly described as follows:

Beginning at a point at the northeast corner of Lot 1, The Bend Big Blue Subdivision, recorded in Plat Book 121, Page 33, in the Register's Office of Hamilton County, Tennessee, at a common corner with the said West End Property II, LLC tract, said point having Tennessee State Plane Grid Coordinates (NAD83) of North=258,599.224 and East=2,171,255.279; said point being hereafter referred to as the POINT OF BEGINNING;

Thence, leaving said point, with and along the northern line of said Lot 1, The Bend Big Blue Subdivision North 65 degrees 09 minutes 31 seconds West, 567.82 feet to a point on the eastern line of Lot 1, West End Opportunity Zone Subdivision, recorded in Plat Book 116, Page 170 in the Register's Office of Hamilton County, Tennessee;

Thence, with and along the eastern line of said West End Opportunity Zone Subdivision North 24 degrees 19 minutes 18 seconds East, 14.53 feet to a point at the northeast corner of said Lot 1, West End Opportunity Zone Subdivision;

Thence, North 24 degrees 19 minutes 18 seconds East, 45.48 feet to a point;

Thence, South 65 degrees 09 minutes 31 seconds East, 582.78 feet to a point on the western line of the Aerisyn Opportunity Zone Business Tract, recorded in Deed Book 11683, Page 82 in the Register's Office of Hamilton County, Tennessee;

Thence, with and along the western line of said Aerisyn Opportunity Zone Business Tract South 24 degrees 25 minutes 01 seconds West, 60.00 feet to a point;

Thence, leaving said western line of said Aerisyn Opportunity Zone Business Tract North 65 degrees 09 minutes 31 seconds West, 14.86 feet to the POINT OF BEGINNING. Said easement herein contains 34,963.653 Sq Ft or 0.803 Acres.

Legal Description of Sanitary Sewer Easement Area

A 10 foot wide Sanitary Sewer Service Line Easement located on a portion of the property known as the West End Property II, LLC tract situated in the City of Chattanooga, Hamilton County, Tennessee and being recorded in Deed Book 11360, Page 381 in the Register’s Office of Hamilton County, Tennessee and being more particularly described as follows:

Commencing at a point at the northeast corner of the Lot 1, West End Opportunity Zone Subdivision recorded in Plat Book 116, Page 170 in the Register’s Office of Hamilton County, Tennessee and also being a common corner with the said West End Property II, LLC tract, said point having Tennessee State Plane Grid Coordinates (NAD83) of North=258,851.008 and East=2,170,745.982;

Thence, leaving said point South 84 degrees 55 minutes 24 seconds East, 186.38 feet to a point on the centerline of the said 10 foot wide Private Sanitary Sewer Service Line Easement and on the western side of a 20 foot wide Public Sanitary Sewer Easement recorded in Plat Book 115, Page 132 in the Register’s Office of Hamilton County, Tennessee, said point having Tennessee State Plane Grid Coordinates (NAD83) of North=258,834.516 and East=2,170,931.628, said point being hereafter referred to as the POINT OF BEGINNING;

Sch. XIII-8

Thence, with and along the centerline of said easement, herein described, the extents of which being 5.00 feet on either side of the described centerline the following calls, North 66 degrees 10 minutes 45 seconds West, 175.43 feet to a point;

Thence, North 66 degrees 22 minutes 04 seconds West, 51.45 feet to a point;

Thence, South 72 degrees 57 minutes 43 seconds West, 106.74 feet to a point;

Thence, South 27 degrees 03 minutes 04 seconds West, 96.35 feet to a point;

Thence, South 28 degrees 45 minutes 50 seconds West, 75.43 feet to a point;

Thence, South 17 degrees 56 minutes 22 seconds West, 74.58 feet to a point;

Thence, South 23 degrees 40 minutes 29 seconds West, 79.58 feet to a point;

Thence, South 73 degrees 01 minutes 46 seconds East, 10.39 feet to a point on the common line between said West End Property II, LLC tract and Lot 1, The Bend Big Blue Subdivision recorded in Plat Book 121, Page 33, in the Register’s Office of Hamilton County, Tennessee, said point being the termination point of the easement herein described.

Said easement herein contains 6,699.484 Sq Ft or 0.154 Acres.

Sch. XIII-9

Reciprocal Access and Utility Easement Agreement (Alley) dated July 28, 2021 between West End Property II, LLC and Aerisyn Opportunity Zone Business, LLC recorded in Book _____, Page _____ in the ROHCT.

Description of Easement Area

An Ingress/Egress & Utility Easement located on a portion of the property known as the West End Property II, LLC tract situated in the City of Chattanooga, Hamilton County, Tennessee and being recorded in Deed Book 11360, Page 381 in the Register’s Office of Hamilton County, Tennessee and a portion of Lot 1, The Bend Big Blue Subdivision recorded in Plat Book 121, Page 33, in the Register’s Office of Hamilton County, Tennessee, said easement being more particularly described as follows:

Beginning at a point at the northeast corner of said Lot 1, The Bend Big Blue Subdivision at a common corner with the said West End Property II, LLC tract, said point having Tennessee State Plane Grid Coordinates (NAD83) of North=258,599.224 and East=2,171,255.279; said point being hereafter referred to as the POINT OF BEGINNING;

Thence, leaving said point, South 65 degrees 09 minutes 31 seconds East, 14.86 feet to a point on the western line of the Aerisyn Opportunity Zone Business tract recorded in Deed Book 11683, Page 82 in the Register’s Office of Hamilton County, Tennessee;

Thence, with and along the common line between the said Aerisyn Opportunity Zone Business tract and the said West End Property II, LLC tract South 24 degrees 25 minutes 01 seconds West, 614.46 feet to a point;

Thence, leaving said common line South 16 degrees 16 minutes 12 seconds West, 204.39 feet to a point back on the common line between the said Aerisyn Opportunity Zone Business tract and the said West End Property II, LLC tract;

Thence, with and along the common line between the said Aerisyn Opportunity Zone Business tract and the said West End Property II, LLC tract South 23 degrees 11 minutes 39 seconds West, 4.58 feet to a point;

Thence, South 64 degrees 05 minutes 18 seconds East, 1.09 feet to a point;

Thence, South 24 degrees 22 minutes 34 seconds West, 226.03 feet to a point;

Thence, leaving said common line South 04 degrees 47 minutes 24 seconds West, 79.75 feet to a point;

Thence, South 24 degrees 16 minutes 43 seconds West, 42.50 feet to a point on the norther right-of-way of CSX Railway having a right-of-way width that varies;

Sch. XIII-10

Thence, with and along said right-of-way in a curve to the right having a radius of 408.51 feet, a length of 60.02 feet, and being subtended by a chord of North 70 degrees 05 minutes 20 seconds West, 59.96 feet to a point;

Thence, continuing along said right-of-way North 66 degrees 06 minutes 20 seconds West, 12.80 feet to a point at the southeast corner of said Lot 1, The Bend Big Blue Subdivision;

Thence, continuing along said right-of-way with the common line of said Lot 1, The Bend Big Blue Subdivision North 66 degrees 06 minutes 20 seconds West, 15.00 feet to a point;

Thence, leaving said right-of-way North 24 degrees 26 minutes 33 seconds East, 1170.22 feet to a point on the northern line of said Lot 1, The Bend Big Blue Subdivision;

Thence, with and along the northern line of said Lot 1, The Bend Big Blue Subdivision, South 65 degrees 09 minutes 31 seconds East, 15.00 feet to the POINT OF BEGINNING.

Said easement herein contains 51,020.331 Sq Ft or 1.171 Acres.

Sch. XIII-11

Access and Utilities Easement Agreement (Closed Main Street) dated July 28, 2021 between Aerisyn Opportunity Zone Business, LLC and West End Property II, LLC recorded in Book _____, Page _____ in the ROHCT.

Legal Description of Easement Area

A 60.00 foot wide Ingress/Egress & Utility Easement located on a portion of the property known as the Aerisyn Opportunity Zone Business Tract situated in the City of Chattanooga, Hamilton County, Tennessee and being recorded in Deed Book 11683, Page 82 in the Register’s Office of Hamilton County, Tennessee, said easement being more particularly described as follows:

Commencing at a point on the western right-of-way of Riverfront Parkway, having a right-of-way width of 80.00 feet at the southeast corner of Lot 1, ABB Combustion Engineering, Inc. Subdivision, recorded in Plat Book 90, Page 135 in the Register’s Office of Hamilton County, Tennessee, said point having Tennessee State Plane Grid Coordinates (NAD83) of North=258,301.187 and East=2,172,086.142 and being hereafter referred to as the POINT OF COMMENCEMENT;

Thence, leaving said point, with and along the said right-of-way of Riverfront Parkway South 24 degrees 07 minutes 40 seconds West, 18.59 feet to a point at the northeast corner of the easement herein described, said point having Tennessee State Plane Grid Coordinates (NAD83) of North=258,284.217 and East=2,172,078.541 and being hereafter referred to as the POINT OF BEGINNING;

Thence, leaving said point, with and along the said right-of-way of Riverfront Parkway South 24 degrees 07 minutes 40 seconds West, 60.00 feet to a point;

Thence, North 65 degrees 09 minutes 31 seconds West, 865.31 feet to a point on the western line of the said Aerisyn Opportunity Zone Business Tract;

Thence, with and along the said wester line of the said Aerisyn Opportunity Zone Business Tract North 24 degrees 25 minutes 01 seconds East, 60.00 feet to a point;

Thence, leaving said wester line South 65 degrees 09 minutes 31 seconds East, 865.01 feet to the POINT OF BEGINNING.

Said easement herein contains 51,909.778 Sq Ft or 1.192 Acres.

Sch. XIII-12

Declaration of Temporary Access Easement and Use (Soil Relocation) dated July 28, 2021 by West End Property II, LLC recorded in Book _____, Page _____ in the ROHCT.

No legal except in site plan

Ex. A-1

EXHIBIT B

Secondary Market Transaction Information

(A)	Any proposed program for the renovation, improvement or development of the Property, or any part thereof, including the estimated cost thereof and the method of financing to be used.

(B)	The general competitive conditions to which the Property is or may be subject.

(C)	Management of the Property.

(D)	Occupancy rate expressed as a percentage for each of the last five years.

(E)	Principal business, occupations and professions carried on, in, or from the Property.

(F)	Number of Tenants occupying 10% or more of the total rentable square footage of the Property and principal nature of business of such Tenant, and the principal provisions of the leases with those Tenants including, but not limited to: rental per annum, expiration date, and renewal options.

(G)	The average effective annual rental per square foot or unit for each of the last three years prior to the date of filing.

(H)	Schedule of the lease expirations for each of the ten years starting with the year in which the registration statement is filed (or the year in which the prospectus supplement is dated, as applicable), stating:

(1)	The number of Tenants whose leases will expire.

(2)	The total area in square feet covered by such leases.

(3)	The annual rental represented by such leases.

(4)	The percentage of gross annual rental represented by such leases.

Ex. B-1

EXHIBIT C

FORM OF ADDITIONAL ACCESS EASEMENT AGREEMENT

(Attached)

Ex. C-1

Drawn by and Return to:

Miller & Martin PLLC (RLD)

Suite 1200 Volunteer Building

832 Georgia Avenue

Chattanooga, TN 37402

New Owner Name and Address:	Send Tax Bills To:	Map Parcel No.:
________________________	_______________________	Part of ____________
353 Corporate Place	353 Corporate Place
Chattanooga, TN 37419	Chattanooga, TN 37419

DECLARATION OF

ACCESS AND UTILITIES EASEMENT

THIS DECLARATION OF ACCESS AND UTILITIES EASEMENT (this “Declaration”) is made as of the ______ day of _______________, 20___ (“Effective Date”), by _____________________________________, a __________________________ (“Declarant”).

WITNESSETH THAT:

WHEREAS, Declarant owns the parcel of land more particularly described on Exhibit A attached hereto and made a part hereof, being defined as the “Burdened Parcel”; and

WHEREAS, Declarant’s affiliate, Novonix 1029, LLC, owns or leases the parcel of land adjacent to the Burdened Parcel, as more particularly described on Exhibit B attached hereto and made a part hereof, being defined as the “Benefitted Parcel”; and

WHEREAS, Declarant desires to establish for the benefit of the Benefitted Parcel, permanent easements for pedestrian and vehicular ingress and egress and utilities over and under the Burdened Parcel; and

WHEREAS, Declarant desires to document the creation of such easements and the respective responsibilities as to the installation, use, repair, maintenance and replacement of the improvements now, or hereafter, contained therein; and

WHEREAS, as used herein, the terms “Parcel” and “Parcels” shall refer to the Burdened Parcel and the Benefitted Parcel, as well as any future parcel created from a subdivision of any of such Parcel as appropriate in the context, and the term “Owner” shall mean the record owner, whether one or more persons or entities, of fee simple title to any Parcel, and any tenant thereof, but excluding any party having such interest merely as security for the performance of any obligation.

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NOW, THEREFORE, in consideration of the premises herein contained, and of other good and valuable consideration, the receipt and legal sufficiency of all of which hereby are acknowledged, and for the purposes set forth above, Declarant hereby declares for itself, and its successors and assigns with respect to the Burdened Parcel, as follows:

1.             Grant of Easement. Declarant hereby establishes, grants and conveys to and for the benefit of the Owner of the Benefitted Parcel, its successors and assigns, and for the benefit of the Benefitted Parcel and all portions thereof, a non-exclusive, perpetual easement over and under and including the right to the use of all portions of the Burdened Parcel, for their intended purposes of ingress, egress, passage and delivery by vehicles and pedestrians, as well as for the installation, use, maintenance, repair and replacement of utilities serving the Benefitted Parcel and connecting to public utilities, to and from the Benefitted Parcel, in accordance with the terms hereof to and from the public right of way of West 19th Street. The foregoing easements within the Burdened Parcel are hereinafter collectively referred to as “Easements”. The Easements granted herein shall be for the benefit of, but not restricted solely to the Owner of the Benefitted Parcel and its tenants, subtenants, customers, employees, agents, business invitees, successors and assigns; provided, however, the Easements are not intended nor shall they be construed as creating any rights in or for the benefit of the general public.

2.             No Relocation of Easement Areas. The Easements shall not be relocated or closed by Declarant, its successors, assigns or any other party without the prior written approval (given in the reasonable discretion of the benefitted party) of the Owner of the Benefitted Parcel and/or its respective successors-in-title and any mortgagee having a lien on the fee simple interest to the Benefitted Parcel, or any portion thereof.

3.             No Obstructions. Declarant declares and agrees neither it, nor its successors or assigns will erect, or allow the erection of obstructions on the Burdened Parcel that interfere with the intended use of the Easements; provided that Declarant shall have the right to temporarily close portions of the Easements from time to time, as may be reasonably required for the purpose of repairing or replacing the pavement, utilities, or other improvements located thereon and to prevent the accrual of rights by the public in any portion of the Burdened Parcel. Except in emergency situations, such action shall be taken only after at least five (5) business days’ written notice to the Owner of the Benefitted Parcel. Any such repair or replacement shall be completed as soon as reasonably practicable under the circumstances in order to minimize disruption of the use of the Easements as provided hereunder.

4.             Maintenance and Repair. In consideration of the grant of the Easements herein, the Owner of the Benefitted Parcel, its successors and assigns, shall be responsible, at its sole expense, for the repair, maintenance in good condition and replacement of the improvements on the Burdened Parcel in compliance with all laws, codes and ordinances to at least the existing standards as of the Effective Date; provided that the Owner of the Burdened Parcel, its successors and assigns, shall be responsible for the repair of any damage to any of the improvements on the Burdened Parcel and the cost thereof caused by its negligence or its unreasonable use thereof.

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(b)          Declarant, as owner of the Burdened Parcel, and the current or any future Owner of the Benefitted Parcel, each at its own expense, unless there is a written agreement to the contrary, reserves the right from time to time to relocate utilities located on the Burdened Parcel to, or install new utilities at, other locations on the Burdened Parcel to accommodate development on their respective properties, provided utility service and access shall be maintained in an uninterrupted and adequate condition as required by this Declaration during any such relocation, the Owner performing the work shall restore the surface to a condition substantially the same as its condition prior to such work, and further provided the Owner performing the work shall review with the other Owner the plans for such relocation.

5.             Indemnity. In consideration of the Easements granted herein, the Owner of the Benefitted Parcel and the Owner of the Burdened Parcel each shall indemnify, defend and hold the other Owner harmless against any and all claims, demands, liabilities, damages and losses and any incidental expenses (including, without limitation, reasonable attorneys’ fees) resulting from injury to or death of persons or damage to property arising out of the use of the Burdened Property by the indemnifying party, its employees and agents; provided, however, that this indemnification shall not extend to any claims caused in whole or in part by any act or omission of the indemnified party, its tenants, or their respective employees, agents and contractors. Each Owner shall maintain commercial general liability insurance, covering its activities, including activities of its employees, agents and invitees on thee Burdened Parcel in an amount of not less than $2,000,000, which insurance shall include the other party as an additional insured, and shall provide evidence of such upon request by any other party hereto.

6.             No Dedication. Nothing contained herein shall be deemed to be a gift or dedication of any land to the general public or for any public use or purpose whatsoever. Except as specifically set forth herein, no right, privilege or immunity of any party shall inure to the benefit of any third party nor shall any third party be deemed to be a beneficiary of this Declaration. It is specifically agreed that the only parties who may enforce this Declaration are the parties hereto and their respective successors and assigns.

7.             Notices. All notices, elections or other communications authorized, required or permitted under this Declaration will be made in writing and will be deemed given when received (or the date when delivery is refused) by the party to whom such notice is sent. Notice may be given by: (i) overnight courier service (e.g., FedEx), postage prepaid; or (ii) U.S. certified mail, return receipt requested, postage prepaid; or (iii) email correspondence with verification of receipt, as follows:

To Declarant (as Owner of the Burdened Parcel):

_________________________

_________________________

_________________________

Attn.: ____________________

With copy to:       ___________________________

___________________________

___________________________

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To Owner of the Benefitted Parcel):

_________________________

_________________________

_________________________

Attn.: ____________________

With copy to:       ___________________________

___________________________

___________________________

8.             Covenants Running With Land. The obligations, easements and conditions contained in this Declaration are covenants running with the land; and they are made for the benefit of Declarant, each future Owner of any Parcel, and the grantees, successors, assigns, lessees, agents, employees and invitees of each of the foregoing. The Owner of each Parcel shall have no liability under this Declaration except with respect to matters occurring during the period of its ownership of its parcel. All terms, covenants and easements in this Declaration shall be binding upon and inure to the benefit of Declarant and Grantee and their respective successors and assigns.

9.             Estoppels. Within fifteen (15) days of a party’s request to the other party, the requested party shall execute and deliver to the requesting party an estoppel certificate in a form reasonably acceptable to such certifying party as to the terms and status of this Declaration.

10.           Amendments. This Declaration may be amended only by a written agreement executed by the Owner of the Burdened Parcel and the Benefitted Parcel. Any such amendment shall be properly recorded in the Office of the Register for Hamilton County, Tennessee.

11.           Miscellaneous. This Declaration has been entered into, and shall be construed in accordance with, the laws of the State of Tennessee, excluding its principles of conflicts of laws. This Declaration sets forth the entire agreement of the parties with respect to the matters set forth herein, and supersedes any prior written or oral understandings between the parties with respect to those matters.

12.           Recitals. The Recitals set forth in this Declaration are a part of this Declaration for all purposes.

[signatures begin on following page]

4

IN WITNESS WHEREOF, Declarant has executed and delivered this Declaration as of the day and year first written above.

DECLARANT:

,
a

By:
Name:
Title:

ACKNOWLEDGMENT

STATE OF TENNESSEE

COUNTY OF HAMILTON

BEFORE ME, the undersigned authority, on this day personally appeared ________________________________, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he/she, in his/her capacity as the ____________________________ of _______________________________________, a ______________________________________, and as the duly authorized act of said entity, executed the same for the purposes and consideration therein expressed.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this ___ day of ____________, 20___.

Notary Public for the State of Tennessee
My commission expires: ___________

[Notary Seal]

STATE OF TENNESSEE	)
COUNTY OF HAMILTON	)

I hereby swear or affirm that the actual consideration for this transfer or value of the property transferred, whichever is greater, is $1.00, which amount is equal to or greater than the amount which the property transferred would command at a fair and voluntary sale.

AFFIANT

Subscribed and sworn to before me on

this ______________ day of _______________________, 2021.

Notary Public

My Commission Expires:

[Affix Notarial Seal]

EXHIBIT A

Legal Description of Burdened Parcel

EXHIBIT B

Legal Description of Benefitted Parcel

Tract 1:

In the City of Chattanooga, Hamilton County, Tennessee, Lot One (1), as designated on the Final Plat of Lot 1, The Bend Big Blue Subdivision, recorded in Plat Book 121, Page 33 in the Register's Office of Hamilton County, Tennessee.

Being part of the property conveyed to West End Property II, LLC by Deed recorded in Book 11360, Page 381 in the Register’s Office of Hamilton County, Tennessee.

Tract 2:

A tract of land situated in the City of Chattanooga, Hamilton County, Tennessee and being a portion of Tract C conveyed by The Alabama Great Southern Railway Company to West End Property II, LLC recorded in Book 12574, Page 857 in the Register’s Office of Hamilton County Tennessee. Said portion of Tract C being more particularly described as follows:

Beginning at a point in the southeast corner of Lot 1, The Bend Big Blue Subdivision, recorded in Plat Book 121, Page 33 in the Register’s Office of Hamilton County, Tennessee on the west right-of-way of property now or formerly owned by CSX Railway, said point having Tennessee State Plane Grid Coordinates of North 257,537.803 and East 2,170,745.613, said point being hereafter referred to as the POINT OF BEGINNING;

Thence, leaving said point, with and along the said CSX property South 24 degrees 10 minutes 02 seconds West, 1.44 feet to point;

Thence, with and along the new division line between The Alabama Great Southern Railway Company and West End Property II, LLC the following calls and distances, North 65 degrees 25 minutes 35 seconds West, 56.95 feet to point;

Thence, in a curve to the right having a radius of 463.53 feet a length of 453.71 feet and being subtended by a chord of North 37 degrees 23 minutes 08 seconds West, 435.81 feet to point;

Thence, leaving the new said division line in a curve to the right having a radius of 200.00 feet a length of 107.28 feet and being subtended by a chord of North 06 degrees 01 minutes 21 seconds East, 106.00 feet to point on the existing property line of said Lot 1, The Bend Big Blue Subdivision;

Thence, with and along the existing line of said Lot 1, The Bend Big Blue Subdivision the following call and distances,

In a curve to the left having a radius of 455.56 feet a length of 99.13 feet and being subtended by a chord of South 04 degrees 31 minutes 39 seconds East, 98.94 feet to point;

Thence, in a curve to the left, having a radius of 478.18 feet a length of 225.39 feet and being subtended by a chord of South 24 degrees 15 minutes 54 seconds East, 223.31 feet to point;

Thence, South 37 degrees 46 minutes 06 seconds East, 28.34 feet to point;

Thence, in a curve to the left, having a radius of 395.44 feet a length of 152.34 feet and being subtended by a chord of South 47 degrees 31 minutes 43 seconds East, 151.40 feet to point;

Thence, South 58 degrees 33 minutes 54 seconds East, 90.56 feet the POINT OF BEGINNING.

Said Portion of Tract C herein contains 10,053.207 Sq.Ft. or 0.231 Acres.